UNITED STATES BANKRUPTCY COURT

SOUTHERN DISTRICT OF NEW YORK

—x

:
In re	: :	Chapter 11 Case Nos.
LORAL SPACE & COMMUNICATIONS LTD., et al.,	: :	LEAD CASE 03-41710 (RDD) 03-41709 (RDD) through

Debtors.	: : :	03-41728 (RDD) (Jointly Administered)

—x

DEBTORS’ THIRD AMENDED JOINT PLAN OF

REORGANIZATION UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

WEIL, GOTSHAL & MANGES LLP 767 Fifth Avenue New York, New York 10153 (212) 310-8000 Attorneys for Debtors as Debtors and Debtors in Possession

Dated: March 22, 2005

SECTION 1. DEFINITIONS AND INTERPRETATION 1
A. Definitions	1
1.1. Administrative Expense Claim	1
1.2. Agent	1
1.3. Allowed	2
1.4. Backstop Commitment Agreement	2
1.5. Backstop Fee	2
1.6. Backstop Purchasers	2
1.7. Ballots	2
1.8. Bankruptcy Code	2
1.9. Bankruptcy Court	2
1.10. Bankruptcy Rules	2
1.11. Bermuda Account	2
1.12. Bermuda Contingency Fund	3
1.13. Bermuda Liquidation Fund	3
1.14. Bermudian Debtors	3
1.15. Business Day	3
1.16. Cash	3
1.17. Charging Lien	3
1.18. Claim	3
1.19. Class	3
1.20. Collateral	3
1.21. Commencement Date	3
1.22. Confirmation Date	3
1.23. Confirmation Hearing	3
1.24. Confirmation Order	3
1.25. Contingent Claim	3
1.26. Creditors’ Committee	3
1.27. Debtor Intercompany Claim	4
1.28. Debtors	4
1.29. Debtors in Possession	4
1.30. Disallowed Claim	4
1.31. Disbursing Agent	4
1.32. Discharge Date	4
1.33. Disclosure Statement	4
1.34. Disputed Claim	4
1.35. Disputed Claim Amount	4
1.36. Disputed Claims Reserve	4
1.37. Disputed Rights Offering List	4
1.38. Distribution Date	4
1.39. Distribution Record Date	5
1.40. Effective Date	5
1.41. Equity Interests	5
1.42. Estimated Amount	5
1.43. Fee Protocol	5
1.44. Final Distribution Date	5
1.45. Final Order	5
1.46. HSBC Bank	5
1.47. Indenture(s)	5
1.48. Indenture Trustee(s)	5
1.49. Indenture Trustee Fees	6
1.50. Independent Fee Assessor	6
1.51. Independent Fee Assessor Fee and Expense Claims	6
1.52. Initial Distribution Date	6
1.53. J.P. Morgan	6
1.54. JPLs	6
1.55. JPL Fee and Expense Claims	6
1.56. JPL Fee and Expense Claim Reserve	6
1.57. Licensing Ltd.	6
1.58. Lien	6
1.59. Loral Corp.	6
1.60. Ltd.	6
1.61. Ltd. Class 4 Pro Rata Share	6
1.62. Ltd. Debtors	7
1.63. Ltd. Disputed Claims Reserve	7
1.64. Ltd. Equity Interests	7
1.65. Ltd. General Unsecured Claim	7
1.66. Ltd. Guaranty Claims	7
1.67. Ltd. Note Claims	7
1.68. Ltd. Notes	7
1.69. Ltd. Preferred Stock Interest	7
1.70. New Loral	7
1.71. New Loral Board	7
1.72. New Loral Bylaws	7
1.73. New Loral Certificate of Incorporation	7
1.74. New Loral Common Stock	7
1.75. New Loral Common Stock Balance	8
1.76. New Loral Employment Contracts	8
1.77. New Management Stock Plan	8
1.78. New Network Services	8
1.79. New Skynet	8
1.80. New Skynet Board	8
1.81. New Skynet Bylaws	8
1.82. New Skynet Certificate of Incorporation	8
1.83. New Skynet Notes	8
1.84. New Skynet Notes Indenture	8
1.85. New Skynet Notes Pro Rata Share	8
1.86. New Skynet Preferred Stock	8
1.87. New SS/L	9
1.88. New SS/L Board	9
1.89. New SS/L Bylaws	9
1.90. New SS/L Certificate of Incorporation	9
1.91. Non-Debtor	9
1.92. Non-Debtor Intercompany Claim	9
1.93. Note Claims	9
1.94. Options	9
1.95. Orion	9
1.96. Orion Debtors	9
1.97. Orion Disputed Claims Reserve	9
1.98. Orion Equity Interests	9
1.99. Orion General Unsecured Claim	9
1.100. Orion Note Claims	9
1.101. Orion Pro Rata Share	10
1.102. Orion Stub Notes	10
1.103. Orion Stub Notes Claims	10
1.104. Orion 10% Notes Claims	10
1.105. Orion 10% Notes	10
1.106. Other Priority Claim	10
1.107. Other Secured Claim	10
1.108. Plan Documents	10
1.109. Plan of Reorganization	10
1.110. Plan Supplement	10
1.111. Priority Tax Claim	10
1.112. Registration Rights Agreement	11
1.113. Registration Rights Holder	11
1.114. Reorganization Cases	11
1.115. Reorganized Debtors	11
1.116. Reorganized Subsidiary Debtors’ Boards	11
1.117. Reorganized Subsidiary Debtors’ Bylaws	11
1.118. Reorganized Subsidiary Debtors’ Certificates of Incorporation	11
1.119. Restructuring Transactions	11
1.120. Rights Offering	11
1.121. Rights Participation Claim Amount	11
1.122. Schedules	12
1.123. Secured Claim	12
1.124. Secured Tax Claim	12
1.125. Securities Litigation Claim	12
1.126. SERP Amendment	12
1.127. SpaceCom	12
1.128. SpaceCom Debtors	12
1.129. SpaceCom Equity Interests	12
1.130. SpaceCom General Unsecured Claim	13
1.131. SS/L	13
1.132. SS/L Debtors	13
1.133. SS/L Equity Interests	13
1.134. SS/L General Unsecured Claim	13
1.135. Subscription Commencement Date	13
1.136. Subscription Expiration Date	13
1.137. Subscription Form	13
1.138. Subscription Purchase Price	13
1.139. Subscription Rights	13
1.140. Tax Code	13
1.141. Transfer or Transferable	13
1.142. Unliquidated Claim	14
1.143. Voting Record Date	14
B. Interpretation; Application of Definitions and Rules of Construction	14
SECTION 2. ADMINISTRATIVE EXPENSE CLAIMS AND PRIORITY TAX CLAIMS	14
2.1. Administrative Expense Claims	14
2.2. Compensation and Reimbursement Claims	15
2.3. Indenture Trustee Fees	16
2.4. Priority Tax Claims	16
SECTION 3. CLASSIFICATION OF CLAIMS AND EQUITY INTERESTS	17
3.1. Classes	18
SECTION 4. TREATMENT OF CLAIMS AND EQUITY INTERESTS	18
4.1. Ltd. Class 1 (Other Priority Claims against the Ltd. Debtors)	18
4.2. Ltd. Class 2 (Secured Tax Claims against the Ltd. Debtors)	18
4.3. Ltd. Class 3 (Secured Claims against the Ltd. Debtors)	19
4.4. Ltd. Class 4 (Ltd. General Unsecured Claims)	19
4.5. Ltd. Class 5 (Ltd. Preferred Stock Interests)	19
4.6. Ltd. Class 6 (Ltd. Equity Interests)	19
4.7. Ltd. Class 7 (Securities Litigation Claims)	19
4.8. Orion Class 1 (Other Priority Claims against the Orion Debtors)	20
4.9. Orion Class 2 (Secured Tax Claims against the Orion Debtors)	20
4.10. Orion Class 3 (Secured Claims against the Orion Debtors)	20
4.11. Orion Class 4 (Orion General Unsecured Claims)	20
4.12. Orion Class 5 (Orion Equity Interests)	21
4.13. SpaceCom Class 1 (Other Priority Claims against the SpaceCom Debtors)	21
4.14. SpaceCom Class 2 (Secured Tax Claims against the SpaceCom Debtors)	21
4.15. SpaceCom Class 3 (Secured Claims against the SpaceCom Debtors)	21
4.16. SpaceCom Class 4 (SpaceCom General Unsecured Claims)	22
4.17. SpaceCom Class 5 (SpaceCom Equity Interests)	22
4.18. SS/L Class 1 (Other Priority Claims against the SS/L Debtors)	22
4.19. SS/L Class 2 (Secured Tax Claims against the SS/L Debtors)	22
4.20. SS/L Class 3 (Secured Claims against the SS/L Debtors)	23
4.21. SS/L Class 4 (SS/L General Unsecured Claims)	23
4.22. SS/L Class 5 (SS/L Equity Interests)	23
SECTION 5. MEANS FOR IMPLEMENTATION	23
5.1. Substantive Consolidation	23
5.2. Restructuring Transactions	24
5.3. Cancellation and Surrender of Existing Securities and Agreements	25
5.4. Section 1145 Exemption.	26
5.5. Hart-Scott-Rodino Compliance.	26
5.6. Debtor Intercompany Claims	26
5.7. Non-Debtor Intercompany Claims	27
SECTION 6. VOTING AND DISTRIBUTIONS	27
6.1. Voting of Claims	27
6.2. Nonconsensual Confirmation	27
6.3. Distribution Record Date	27
6.4. Date of Distributions	27
6.5. Disbursing Agent	28
6.6. Delivery of Distributions	28
6.7. Unclaimed Distributions	29
6.8. Manner of Payment Under Plan of Reorganization	30
6.9. Fractional Shares	30
6.10. Fractional Notes	30
6.11. Registration Rights	31
6.12. Setoffs	31
6.13. Allocation of Plan Distributions Between Principal and Interest	31
SECTION 7. PROCEDURES FOR DISPUTED CLAIMS	31
7.1. Objections to Claims	31
7.2. Payments and Distributions with Respect to Disputed Claims	31
7.3. Distributions After Resolution of Disputed Claims	32
7.4. Tax Treatment of Disputed Claims Reserves	32
7.5. Treatment and Distributions After Allowance	32
7.6. Resolution of Administrative Expense Claims and Claims	33
7.7. Estimation of Claims	33
7.8. Interest	33
SECTION 8. EXECUTORY CONTRACTS AND UNEXPIRED LEASES	33
8.1. Assumption or Rejection of Executory Contracts and Unexpired Leases	33
8.2. Approval of Assumption or Rejection of Executory Contracts and Unexpired Leases	34
8.3. Inclusiveness	34
8.4. Cure of Defaults	34
8.5. Assignment	35
8.6. Rejection Claims	35
8.7. Survival of the Debtors’ Corporate Indemnities	35
8.8. Insurance Policies	36
8.9. Compensation and Benefit Programs	36
8.10. Retiree Benefits	36
SECTION 9. THE RIGHTS OFFERING	36
9.1. Issuance of Subscription Rights	36
9.2. Subscription Period	37
9.3. Subscription Purchase Price	37
9.4. Exercise of Subscription Rights	37
9.5. Transfer Restriction; Revocation	38
9.6. Rights Backstop Purchaser	38
9.7. Recalculation as of the Subscription Expiration Date	38
9.8. Distribution of the New Skynet Notes	39
9.9. Disputed Claims	39
9.10. Subsequent Adjustments	39
9.11. No Interest	39
9.12. Validity of Exercise of Subscription Rights	39
SECTION 10. PROVISIONS REGARDING CORPORATE GOVERNANCE OF THE REORGANIZED DEBTORS	40
10.1. General	40
10.2. Directors and Officers of the Reorganized Debtors.	40
10.3. Certificates of Incorporation and Bylaws	41
10.4. Authorization and Issuance of New Securities.	41
10.5. New Skynet Preferred Stock.	42
10.6. New Skynet Notes	42
10.7. Registration and Listing of New Loral Common Stock	42
10.8. New Management Stock Plan.	42
SECTION 11. EFFECT OF CONFIRMATION	42
11.1. Vesting of Assets	42
11.2. Claims Extinguished	43
11.3. Discharge of Claims and Termination of Equity Interests	43
11.4. Discharge of Debtors	43
11.5. Injunction	43
11.6. Term of Injunctions or Stays	44
11.7. Injunction Against Interference With Plan of Reorganization	44
11.8. Exculpation	44
11.9. Releases of Representatives	44
11.10. Avoidance Actions	45
11.11. Retention of Causes of Action/Reservation of Rights	45
SECTION 12. CONDITIONS PRECEDENT	45
12.1. Conditions Precedent to the Effective Date	45
12.2. Effect of Failure of Conditions to Effective Date	46
SECTION 13. RETENTION OF JURISDICTION	47
SECTION 14. MISCELLANEOUS PROVISIONS	48
14.1. Effectuating Documents and Further Transactions	48
14.2. Corporate Action	48
14.3. Compliance with Tax Requirements	49
14.4. Exemption from Transfer Taxes	49
14.5. Expedited Tax Determination.	49
14.6. Payment of Statutory Fees	49
14.7. Dissolution of Statutory Committee of Unsecured Creditors.	49
14.8. Indenture Trustee as Claim Holder	50
14.9. Plan Supplement	50
14.10. Substantial Consummation	50
14.11. Amendments	50
14.12. Sections 1125 and 1126 of the Bankruptcy Code.	50
14.13. Revocation or Withdrawal of the Plan of Reorganization	51
14.14. Severability.	51
14.15. Governing Law	51
14.16. Binding Effect	51
14.17. Exhibits/Schedules	51
14.18. Notices	52
14.19. Time	52
14.20. Section Headings	52

UNITED STATES BANKRUPTCY COURT

SOUTHERN DISTRICT OF NEW YORK

—x

:
In re	: :	Chapter 11 Case Nos.
LORAL SPACE & COMMUNICATIONS LTD., et al.,	: :	LEAD CASE 03-41710 (RDD) 03-41709 (RDD) through

Debtors.	: : :	03-41728 (RDD) (Jointly Administered)

—x

DEBTORS’ THIRD AMENDED JOINT PLAN OF

REORGANIZATION UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

Loral Space & Communications Ltd., Loral Space & Communications Corporation, Loral SpaceCom Corporation, Loral Satellite, Inc., Space Systems/Loral, Inc., Loral Communications Services, Inc., Loral Ground Services, L.L.C., Loral Orion, Inc., Loral CyberStar Global Services, Inc., Loral Cyberstar GmbH, Loral CyberStar Japan, Inc., Loral CyberStar Services, Inc., Loral CyberStar Holdings, L.L.C., Loral CyberStar International, Inc., Loral Asia Pacific Satellite (HK) Limited, SS/L Export Corporation, CyberStar, L.P., CyberStar, L.L.C., Loral Skynet Network Services, Inc., and Loral Licensing Ltd. propose the following Chapter 11 Plan of Reorganization, pursuant to section 1121(a) of title 11 of the United States Code:

SECTION 1. DEFINITIONS AND INTERPRETATION

A. Definitions.

The following terms used herein shall have the respective meanings defined below (such meanings to be equally applicable to both the singular and plural):

1.1. Administrative Expense Claim means any Claim constituting a cost or expense of administration of the Reorganization Cases allowed under sections 503(b), 507(a)(1), and 1114(e) of the Bankruptcy Code, including, without limitation, any actual and necessary costs and expenses of preserving the Debtors’ estates, any actual and necessary costs and expenses of operating the Debtors’ business, any indebtedness or obligations incurred or assumed by the Debtors, as Debtors in Possession, during the Reorganization Cases, including, without limitation, for the acquisition or lease of property or an interest in property or the rendition of services, any allowances of compensation and reimbursement of expenses to the extent allowed by Final Order under section 330 or 503 of the Bankruptcy Code, the Indenture Trustee Fees and any fees or charges assessed against the Debtors’ estates under section 1930 of chapter 123 of title 28 of the United States Code.

1.2. Agent means Bank of America, N.A., in its capacity as administrative agent for the Debtors’ prepetition secured lenders under (i) that certain Amended and Restated Credit Agreement dated as of December 21, 2001, as amended, supplemented or otherwise modified and (ii) that certain Credit Agreement dated as of November 17, 2000, as heretofore amended, supplemented or otherwise modified.

1.3. Allowed means, with reference to any Claim, (i) any Claim which has been listed by the Debtors in the Schedules, as such Schedules may be amended by the Debtors from time to time in accordance with Bankruptcy Rule 1009, as liquidated in amount and not disputed or contingent and for which no contrary proof of claim has been filed, (ii) any timely filed Claim as to which no objection has been interposed in accordance with Section 7.1 of the Plan of Reorganization or such other applicable period of limitation fixed by the Bankruptcy Code, the Bankruptcy Rules, or the Bankruptcy Court, or as to which any objection has been determined by a Final Order to the extent such objection is determined in favor of the respective holder of such Claim, (iii) any Claim expressly allowed by a Final Order or under the Plan of Reorganization, or (iv) any Claim that is compromised, settled, or otherwise resolved pursuant to the authority granted to the Reorganized Debtors pursuant to a Final Order of the Bankruptcy Court or under Sections 7.1, 7.6, or 7.7 of the Plan of Reorganization; provided, however, that Claims allowed solely for the purpose of voting to accept or reject the Plan of Reorganization pursuant to an order of the Bankruptcy Court shall not be considered “Allowed Claims” under the Plan of Reorganization. Unless otherwise specified under the Plan of Reorganization or by order of the Bankruptcy Court, “Allowed Administrative Expense Claim” or “Allowed Claim” shall not, for any purpose under the Plan of Reorganization, include interest on such Administrative Expense Claim or Claim from and after the Commencement Date.

1.4. Backstop Commitment Agreement means that certain commitment agreement substantially in the form attached hereto as Exhibit D, executed by and among the Debtors and the Backstop Purchasers in connection with the Rights Offering.

1.5. Backstop Fee means $6,000,000 in additional principal amount of New Skynet Notes.

1.6. Backstop Purchasers means MHR Fund Management LLC and/or one or more of its affiliates, which will be entitled to 95% of the Backstop Fee, and P. Schoenfeld Asset Management, LLC and/or one of its affiliates, which will be entitled to 5% of the Backstop Fee, as set forth in Section 9.6 of the Plan of Reorganization and the Backstop Commitment Agreement.

1.7. Ballots means the forms distributed to each holder of an impaired Claim entitled to vote, on which is to be indicated acceptance or rejection of the Plan of Reorganization.

1.8. Bankruptcy Code means title 11 of the United States Code, as amended from time to time, as applicable to the Reorganization Cases.

1.9. Bankruptcy Court means the United States Bankruptcy Court for the Southern District of New York having jurisdiction over the Reorganization Cases and, to the extent of any reference made under section 157 of title 28 of the United States Code, the unit of such District Court having jurisdiction over the Reorganization Cases under section 151 of title 28 of the United States Code.

1.10. Bankruptcy Rules means the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under section 2075 of title 28 of the United States Code, as amended from time to time, applicable to the Reorganization Cases, and any Local Rules of the Bankruptcy Court.

1.11. Bermuda Account means the funds not to exceed an amount to be agreed upon among the Debtors, the Creditors’ Committee and the JPLs (plus any accrued interest thereon) from Ltd.’s bank account to be maintained in Bermuda.

1.12. Bermuda Contingency Fund has the meaning ascribed to such term in Section 6.6(f) of the Plan of Reorganization.

1.13. Bermuda Liquidation Fund has the meaning ascribed to such term in Section 6.6(e) of the Plan of Reorganization.

1.14. Bermudian Debtors means Ltd. and Loral Licensing Ltd.

1.15. Business Day means any day other than a Saturday, a Sunday, or any other day on which banking institutions in New York, New York are required or authorized to close by law or executive order.

1.16. Cash means legal tender of the United States of America.

1.17. Charging Lien means any Lien or other priority in payment arising prior to the Effective Date to which the applicable Indenture Trustee is entitled, pursuant to each of the Indentures, against distributions to be made to holders of Claims with respect to the Ltd. Notes, Orion 10% Notes and the Orion Stub Notes for payment of any Indenture Trustee Fees.

1.18. Claim has the meaning set forth in section 101 of the Bankruptcy Code.

1.19. Class means any group of Claims or Equity Interests classified by the Plan of Reorganization as set forth in Section 3 of the Plan of Reorganization.

1.20. Collateral means any property or interest in property of the Debtors’ estates subject to a Lien, charge, or other encumbrance to secure the payment or performance of a Claim, which Lien, charge, or other encumbrance is not subject to avoidance under the Bankruptcy Code.

1.21. Commencement Date means July 15, 2003, the date on which the Debtors commenced the Reorganization Cases.

1.22. Confirmation Date means the date on which the Clerk of the Bankruptcy Court enters the Confirmation Order.

1.23. Confirmation Hearing means the hearing to be held by the Bankruptcy Court regarding confirmation of the Plan of Reorganization, as such hearing may be adjourned or continued from time to time.

1.24. Confirmation Order means the order of the Bankruptcy Court confirming the Plan of Reorganization pursuant to section 1129 of the Bankruptcy Code.

1.25. Contingent Claim means any Claim, the liability for which attaches or is dependent upon the occurrence or happening of, or is triggered by, an event, which event has not yet occurred, happened, or been triggered, as of the date on which such Claim is sought to be estimated or an objection to such Claim is filed, whether or not such event is within the actual or presumed contemplation of the holder of such Claim and whether or not a relationship between the holder of such Claim and the applicable Debtor now or hereafter exists or previously existed.

1.26. Creditors’ Committee means the statutory committee of unsecured creditors appointed pursuant to section 1102 of the Bankruptcy Code in the Reorganization Cases.

1.27. Debtor Intercompany Claim means any Claim against any Debtor held by any of the other Debtors.

1.28. Debtors means each of the entities listed on Schedule A to the Plan of Reorganization.

1.29. Debtors in Possession means the Debtors in their capacity as debtors in possession in the Reorganization Cases pursuant to sections 1101, 1107(a), and 1108 of the Bankruptcy Code.

1.30. Disallowed Claim means a Claim or a portion of a Claim that is disallowed in its entirety by an order of the Bankruptcy Court or such other court of competent jurisdiction.

1.31. Disbursing Agent means New Loral (or such other entity designated by New Loral, with the consent of the Creditors’ Committee), in its capacity as Disbursing Agent pursuant to Section 6.5 of the Plan of Reorganization.

1.32. Discharge Date means the latest of the dates on which the JPLs are discharged by orders of the Supreme Court of Bermuda as joint provisional liquidators in the provisional liquidations of each of the Bermudian Debtors.

1.33. Disclosure Statement means the disclosure statement related to the Plan of Reorganization filed with and approved by the Bankruptcy Court, as such disclosure statement may be amended, modified or supplemented.

1.34. Disputed Claim means any Claim (including any Administrative Expense Claim) against any Debtor, proof of which was timely and properly filed, which is disputed under the Plan of Reorganization or as to which the Debtors have interposed a timely objection and/or request for estimation in accordance with section 502(c) of the Bankruptcy Code and Bankruptcy Rule 3018, which objection and/or request for estimation has not been withdrawn or determined by a Final Order, and any Claim proof of which was required to be filed by order of the Bankruptcy Court but as to which a proof of claim was not timely or properly filed. A Claim that is disputed by the Debtors as to its amount only, shall be deemed Allowed in the amount the Debtors admit owing, if any, and disputed as to the excess.

1.35. Disputed Claim Amount means the Estimated Amount of a Disputed Claim, or, if no Estimated Amount exists, the amount set forth in the proof of claim relating to such Disputed Claim as the liquidated amount of such Disputed Claim.

1.36. Disputed Claims Reserve has the meaning ascribed to it in Section 7.2(c) of the Plan of Reorganization.

1.37. Disputed Rights Offering List means the Orion General Unsecured Claims, other than Orion Note Claims, identified by the Debtors on Schedule 9.1 of the Plan of Reorganization with respect to their Rights Participation Claim Amount for purposes of Section 9 of the Plan of Reorganization, which schedule shall be filed thirty-five (35) days before the Voting Deadline.

1.38. Distribution Date means (i) the Initial Distribution Date, (ii) the first Business Day after the end of the months of March, June, September and December, commencing with the first such date to occur after the Effective Date and (iii) the Final Distribution Date.

1.39. Distribution Record Date means, with respect to holders of all Claims except Note Claims, the Effective Date.

1.40. Effective Date means a Business Day on or after the Confirmation Date specified by the Debtors and the Creditors’ Committee, on which (i) no stay of the Confirmation Order is in effect and (ii) the conditions to the effectiveness of the Plan of Reorganization specified in Section 12 of the Plan of Reorganization have been satisfied or waived.

1.41. Equity Interests means the interests of any holder of an equity security of any of the Debtors represented by any issued and outstanding shares of common stock or preferred stock or other instrument evidencing a present ownership interest in any of the Debtors, including the Ltd. Preferred Stock Interests, whether or not transferable, or any option, warrant, or right, contractual or otherwise, to acquire any such interest.

1.42. Estimated Amount means the estimated dollar value of an Unliquidated Claim, Disputed Claim, or Contingent Claim pursuant to section 502(c) of the Bankruptcy Code or as otherwise agreed to between the holder of such Claim and the applicable Debtor or Reorganized Debtor, or as otherwise determined by the Bankruptcy Court.

1.43. Fee Protocol means the order of the Supreme Court of Bermuda, dated March 18, 2004, establishing procedures for payment of the JPLs fees and expenses.

1.44. Final Distribution Date means, with respect to each of Ltd. Class 4 and Orion Class 4, a date on or after the Initial Distribution Date and after all Disputed Claims in Ltd. Class 4 and Orion Class 4, as applicable, have become either Allowed Claims or Disallowed Claims that is selected by New Loral, in its discretion but, in any event, is no later than thirty (30) days thereafter, or such later date as the Bankruptcy Court may establish, upon request by New Loral for cause shown.

1.45. Final Order means an order or judgment of the Bankruptcy Court entered by the Clerk of the Bankruptcy Court on the docket in the Reorganization Cases, which has not been reversed, vacated, or stayed, and as to which (i) the time to appeal, petition for certiorari, or move for a new trial, reargument, or rehearing has expired, and as to which no appeal, petition for certiorari, or other proceedings for a new trial, reargument, or rehearing shall then be pending, or (ii) if an appeal, writ of certiorari, new trial, reargument, or rehearing thereof has been sought, such order or judgment of the Bankruptcy Court shall have been affirmed by the highest court to which such order was appealed, or certiorari shall have been denied, or a new trial, reargument, or rehearing shall have been denied or resulted in no modification of such order, and the time to take any further appeal, petition for certiorari or move for a new trial, reargument, or rehearing shall have expired; provided, however, that the possibility that a motion under Rule 59 or Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, may be filed relating to such order shall not cause such order to not be a Final Order.

1.46. HSBC Bank means HSBC Bank USA, National Association, formerly known as HSBC Bank USA, successor Indenture Trustee for the Ltd. Notes.

1.47. Indenture(s) means, individually and collectively, the indentures under which the Ltd. Notes, Orion 10% Notes and Orion Stub Notes were issued, as such indentures are or have been amended, modified or supplemented from time to time.

1.48. Indenture Trustee(s) means, individually and collectively, the respective indenture trustee, including, without limitation, HSBC Bank, and/or its successor, in either case in its capacity as the indenture trustee for the Ltd. Notes, and J.P. Morgan, or its successor, in either case in its capacity as the indenture trustee for the Orion 10% Notes and the Orion Stub Notes.

1.49. Indenture Trustee Fees means the reasonable fees and expenses, including, without limitation, reasonable attorneys’ fees and disbursements, incurred by the Indenture Trustee, whether prior to or after the Effective Date.

1.50. Independent Fee Assessor means Christopher Hughes of Talbot Hughes McKillop in his capacity as assessor of the fees and expenses of the JPLs and their retained professionals, having been so appointed by the Supreme Court of Bermuda on March 18, 2004.

1.51. Independent Fee Assessor Fee and Expense Claims means the fees and expenses of the Independent Fee Assessor.

1.52. Initial Distribution Date means a date on or after the Effective Date that is selected by New Loral in its discretion but, in any event, is not earlier than fifteen (15) days and no more than thirty (30) days after the Effective Date, or such later date as the Bankruptcy Court may establish upon request by New Loral for cause shown.

1.53. J.P. Morgan means J. P. Morgan Trust Company, National Association, successor Indenture Trustee for the Orion 10% Notes and the Orion Stub Notes, and, where applicable, includes its predecessor Bank One Corporate Trust, N.A.

1.54. JPLs means the persons from time to time serving as joint provisional liquidators in the provisional liquidation of the Bermudian Debtors, who are currently Michael Morrison of KPMG in Bermuda and Phil Wallace and Chris Laverty, both of KPMG LLP in England.

1.55. JPL Fee and Expense Claims means the fees and expenses of the JPLs and their retained professionals as reviewed by the Independent Fee Assessor and approved by order of the Supreme Court of Bermuda.

1.56. JPL Fee and Expense Claim Reserve means that certain escrow account established under Bermuda law and subject to the exclusive jurisdiction of the Supreme Court of Bermuda pursuant to Section 6.6 of the Plan of Reorganization to hold the funds reserved to satisfy the fees and expenses of the JPLs and their retained professionals in accordance with Section 6.6 of the Plan of Reorganization and pursuant to the Fee Protocol.

1.57. Licensing Ltd. means Loral Licensing Ltd., a Bermuda corporation, as Debtor and Debtor in Possession.

1.58. Lien has the meaning set forth in section 101 of the Bankruptcy Code.

1.59. Loral Corp. means Loral Space & Communications Corporation, a Delaware corporation, as Debtor and Debtor in Possession, or its successor.

1.60. Ltd. means Loral Space & Communications Ltd., a Bermuda corporation, as Debtor and Debtor in Possession.

1.61. Ltd. Class 4 Pro Rata Share means the ratio (expressed as a percentage) of the amount of an Allowed Ltd. General Unsecured Claim to the sum of (a) the aggregate amount of Allowed Ltd. General Unsecured Claims and (b) the aggregate of the Disputed Claim Amounts of all Disputed Claims in Ltd. Class 4.

1.62. Ltd. Debtors means all of the Debtors other than the Orion Debtors, the SpaceCom Debtors and the SS/L Debtors, as Debtors and Debtors in Possession.

1.63. Ltd. Disputed Claims Reserve has the meaning ascribed to it in Section 7.2(b) of the Plan of Reorganization.

1.64. Ltd. Equity Interests means all common stock, warrants, options, rights to receive options and other equity issued by any of the Ltd. Debtors, other than the Ltd. Preferred Stock Interests.

1.65. Ltd. General Unsecured Claim means any Claim against any of the Ltd. Debtors that is not an Administrative Expense Claim, Priority Tax Claim, Other Priority Claim, Secured Tax Claim, Secured Claim, Debtor Intercompany Claim, Non-Debtor Intercompany Claim, or Securities Litigation Claim. The term Ltd. General Unsecured Claim includes all Ltd. Guaranty Claims and all Ltd. Note Claims.

1.66. Ltd. Guaranty Claims means all Claims against Ltd. arising under that certain Guaranty, dated as of December 21, 2001, between Ltd. and Bankers Trust Company, pursuant to which Ltd. guaranteed payment of the Orion 10% Notes.

1.67. Ltd. Note Claims means all Claims arising under the Ltd. Notes.

1.68. Ltd. Notes means the 91/2% Senior Notes due 2006 in the aggregate principal amount of $350,000,000 issued by Ltd. under the Indenture, dated January 15, 1999.

1.69. Ltd. Preferred Stock Interest means any interest in the (i) $745,000,000 6% Series C Convertible Redeemable Preferred Stock due 2006 of Ltd. or (ii) $400,000,000 6% Series D Convertible Redeemable Preferred Stock due 2007 of Ltd.

1.70. New Loral means (i) Loral Corp. on and after the Effective Date after giving effect to the Restructuring Transactions contemplated in Section 5.2 of the Plan of Reorganization or (ii) at the option of the Debtors with the consent of the Creditors’ Committee, Loral Space & Communications, Inc., a newly-formed Delaware corporation.

1.71. New Loral Board means the Board of Directors of New Loral, as more fully described in Section 10.2(a) of the Plan of Reorganization.

1.72. New Loral Bylaws means the Bylaws of New Loral, which shall be substantially in the form set forth in the Plan Supplement.

1.73. New Loral Certificate of Incorporation means the Certificate of Incorporation of New Loral and which shall be substantially in the form set forth in the Plan Supplement.

1.74. New Loral Common Stock means the shares of common stock, $0.01 par value per share, of New Loral (i) authorized and issued hereunder to be delivered to holders of certain Claims under the Plan of Reorganization and (ii) authorized for the purposes specified herein in connection with the New Management Stock Plan.

1.75. New Loral Common Stock Balance means 11,025,515 shares of New Loral Common Stock.

1.76. New Loral Employment Contracts means the fifteen (15) employment contracts between the applicable Reorganized Debtor and (i) the Chief Executive Officer and (ii) certain other executives identified on Exhibit E to the Plan of Reorganization, substantially in the form set forth in the Plan Supplement.

1.77. New Management Stock Plan means the Management Stock Plan to be adopted by New Loral on the Effective Date, as more fully described in Section 10.8 of the Plan of Reorganization, which shall be substantially in the form set forth in the Plan Supplement.

1.78. New Network Services means a direct or indirect wholly-owned subsidiary of New Skynet on and after the Effective Date after giving effect to the Restructuring Transactions contemplated in Section 5.2 of the Plan of Reorganization, the assets of which shall consist of the assets identified in Exhibit C to the Plan of Reorganization.

1.79. New Skynet means a direct or indirect wholly-owned subsidiary of New Loral on and after the Effective Date after giving effect to the Restructuring Transactions contemplated in Section 5.2 of the Plan of Reorganization, the assets of which consist of (i) the assets identified on Exhibit C to the Plan of Reorganization and (ii) the equity interests in New Network Services.

1.80. New Skynet Board means the Board of Directors of New Skynet, as more fully described in Section 10.2(b) of the Plan of Reorganization.

1.81. New Skynet Bylaws means the Bylaws of New Skynet, which shall be substantially in the form set forth in the Plan Supplement.

1.82. New Skynet Certificate of Incorporation means the Certificate of Incorporation of New Skynet, which shall be substantially in the form set forth in the Plan Supplement.

1.83. New Skynet Notes means the senior secured notes issued by New Skynet in connection with the Rights Offering in the aggregate principal amount of $120,000,000 plus the Backstop Fee with a ten-year term, bearing interest at the rate of 14% per annum payable semi-annually in arrears and having the other principal terms as set forth on Exhibit B hereto. The principal amount of New Skynet Notes shall be increased to include the Backstop Fee as provided in Section 9.6 of the Plan of Reorganization.

1.84. New Skynet Notes Indenture means the senior secured notes indenture dated as of the Effective Date between New Skynet and an indenture trustee to be selected by New Skynet, governing the New Skynet Notes, which shall be substantially in the form set forth in the Plan Supplement.

1.85. New Skynet Notes Pro Rata Share means with respect to the Subscription Right of each holder of an Orion General Unsecured Claim the ratio (expressed as a percentage) of such holder’s Rights Participation Claim Amount to the aggregate amount of all Rights Participation Claim Amounts, determined as of the Subscription Expiration Date.

1.86. New Skynet Preferred Stock means non-convertible preferred stock of New Skynet, $0.01 par value per share, 2,000,000 shares of which shall be authorized for issuance, of which 1,000,000 shares shall be issued as of the Effective Date, which issued shares shall have an aggregate liquidation preference of $200,000,000 plus accrued and unpaid dividends and shall have the other principal terms as set forth on Exhibit A hereto and shall be distributed to holders of Allowed Claims in Orion Class 4 under the Plan of Reorganization.

1.87. New SS/L means a direct or indirect wholly-owned subsidiary of New Loral on and after the Effective Date after giving effect to the Restructuring Transactions contemplated in Section 5.2 of the Plan of Reorganization, the assets of which consist of substantially all of the assets of SS/L less any assets purchased by New Skynet or a subsidiary thereof pursuant to Section 5.2(d) of the Plan of Reorganization.

1.88. New SS/L Board means the Board of Directors of New SS/L, as more fully described in Section 10.2(c) of the Plan of Reorganization.

1.89. New SS/L Bylaws means the Bylaws of New SS/L, which shall be substantially in the form set forth in the Plan Supplement.

1.90. New SS/L Certificate of Incorporation means the Certificate of Incorporation of New SS/L, which shall be substantially in the form set forth in the Plan Supplement.

1.91. Non-Debtor means any direct or indirect subsidiary or affiliate of Ltd., other than Satélites Mexicanos, S.A. de C.V., that is not one of the Debtors.

1.92. Non-Debtor Intercompany Claim means any Claim against any Debtor held by any Non-Debtor.

1.93. Note Claims means all Claims arising under the Ltd. Notes, the Orion 10% Notes and the Orion Stub Notes.

1.94. Options means the options to be issued under the New Management Stock Plan.

1.95. Orion means Loral Orion, Inc., a Delaware corporation, as Debtor and Debtor in Possession.

1.96. Orion Debtors means Orion and its Debtor subsidiaries, as Debtors and Debtors in Possession.

1.97. Orion Disputed Claims Reserve has the meaning ascribed to it in Section 7.2(c) of the Plan of Reorganization.

1.98. Orion Equity Interests means all common stock, warrants, options, rights to receive options and other equity issued by the Orion Debtors.

1.99. Orion General Unsecured Claim means any Claim against any of the Orion Debtors that is not an Administrative Expense Claim, Priority Tax Claim, Other Priority Claim, Secured Tax Claim, Secured Claim, Debtor Intercompany Claim, Non-Debtor Intercompany Claim, or Securities Litigation Claim. The term Orion General Unsecured Claim includes all Orion Note Claims.

1.100. Orion Note Claims means, collectively, the Orion 10% Notes Claims and the Orion Stub Notes Claims.

1.101. Orion Pro Rata Share means the ratio (expressed as a percentage) of the amount of an Allowed Orion General Unsecured Claim to the sum of (a) the aggregate amount of all Allowed Orion General Unsecured Claims and (b) the aggregate of the Disputed Claim Amounts of all Disputed Claims in Orion Class 4.

1.102. Orion Stub Notes means (i) the 111/4% Senior Notes due 2007 in the aggregate principal amount of $36,627,000 and (ii) the 121/2% Senior Discount Notes due 2007 in the aggregate principal amount of $49,071,000, issued by Orion, which are guaranteed by various Orion subsidiaries, including Loral Asia Pacific Satellite (HK) Limited.

1.103. Orion Stub Notes Claims means all Claims arising under the Orion Stub Notes.

1.104. Orion 10% Notes Claims means all Claims arising under the Orion 10% Notes other than the Ltd. Guaranty Claims.

1.105. Orion 10% Notes means the 10% Senior Notes due 2006 in the aggregate principal amount of $612,704,000 issued by Orion, which are guaranteed by Ltd. and Loral Asia Pacific Satellite (HK) Limited, a subsidiary of Orion.

1.106. Other Priority Claim means any Claim other than an Administrative Expense Claim or a Priority Tax Claim that is entitled to priority in payment as specified in section 507(a)(3), (4), (5), (6), (7), or (9) of the Bankruptcy Code.

1.107. Other Secured Claim means any Secured Claim, other than a Secured Tax Claim.

1.108. Plan Documents means the documents to be executed, delivered, assumed, and/or performed in conjunction with the consummation of the Plan of Reorganization on the Effective Date, including but not limited to (i) the New Loral Bylaws, (ii) the New Loral Certificate of Incorporation, (iii) the Reorganized Subsidiary Debtors’ Bylaws, (iv) the Reorganized Subsidiary Debtors’ Certificates of Incorporation, (v) the New Skynet Bylaws, (vi) the New Skynet Certificate of Incorporation, including the Certificate of Designation of the New Skynet Preferred Stock, (vii) the New SS/L Bylaws, (viii) the New SS/L Certificate of Incorporation, (ix) the New Management Stock Plan, (x) the New Skynet Notes Indenture, (xi) the New Skynet Notes, (xii) the Subscription Form, (xiii) New Loral Employment Contracts, (xiv) the Registration Rights Agreement, (xv) the SERP Amendment, (xvi) the list of executory contracts and unexpired leases listed on Schedule 8.1 and (xvii) the Backstop Commitment Agreement. Each of the Plan Documents to be entered into as of the Effective Date will be filed in draft form in the Plan Supplement.

1.109. Plan of Reorganization means this Third Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code, including the Plan Documents, the Plan Supplement, the exhibits and schedules hereto, as the same may be amended or modified from time to time in accordance with the provisions of the Bankruptcy Code and the terms of the Plan of Reorganization.

1.110. Plan Supplement means the forms of documents specified in Section 14.9 of the Plan of Reorganization.

1.111. Priority Tax Claim means any Claim of a governmental unit of the kind entitled to priority in payment as specified in sections 502(i) and 507(a)(8) of the Bankruptcy Code.

1.112. Registration Rights Agreement means the registration rights agreement to be entered into pursuant to Section 6.11 of the Plan of Reorganization.

1.113. Registration Rights Holder means each direct or indirect holder or affiliate or group of affiliates of a holder of an Allowed Claim (i) receiving distribution pursuant to the Plan of Reorganization of ten percent (10%) or greater of any of the New Loral Common Stock, the New Skynet Preferred Stock, or the New Skynet Notes, (ii) that the Debtors, in consultation with the Creditors’ Committee, reasonably determine may be an underwriter pursuant to section 1145 of the Bankruptcy Code with respect to the New Loral Common Stock, the New Skynet Preferred Stock, or the New Skynet Notes that such holder received pursuant to the Plan of Reorganization, (iii) that the Debtors, in consultation with the Creditors’ Committee, reasonably determine may be subject to resale restrictions on any New Loral Common Stock, New Skynet Preferred Stock, or New Skynet Notes that such holder received pursuant to the Plan of Reorganization by operation of Rule 144 of the Securities Act of 1933, or (iv) that the Debtors and the Creditors’ Committee agree shall be a Registration Rights Holder.

1.114. Reorganization Cases means the cases under chapter 11 of the Bankruptcy Code commenced by the Debtors on July 15, 2003 in the United States Bankruptcy Court for the Southern District of New York and styled In re Loral Space & Communications Ltd., Chapter 11 Case Nos. LEAD CASE 03-41710 (RDD); 03-41709 (RDD) through 03-41728 (RDD).

1.115. Reorganized Debtors means New Loral and each of the Debtors, as reorganized as of the Effective Date in accordance with the Plan of Reorganization, and their successors.

1.116. Reorganized Subsidiary Debtors’ Boards means, collectively, the Boards of Directors of the Reorganized Debtors, other than New Loral, New Skynet and New SS/L, as more fully described in Section 10.2(d) of the Plan of Reorganization.

1.117. Reorganized Subsidiary Debtors’ Bylaws means, collectively, the Bylaws of the Reorganized Debtors, other than New Loral, New Skynet and New SS/L, which shall be substantially in the forms set forth in the Plan Supplement.

1.118. Reorganized Subsidiary Debtors’ Certificates of Incorporation means, collectively, the Certificates of Incorporation of the Reorganized Debtors, other than New Loral, New Skynet and New SS/L, and which shall be substantially in the forms set forth in the Plan Supplement.

1.119. Restructuring Transactions means those transactions described in Section 5.2 of the Plan of Reorganization.

1.120. Rights Offering means the offering of the Subscription Rights to the holders of Orion General Unsecured Claims, as described in Section 9 of the Plan of Reorganization.

1.121. Rights Participation Claim Amount means:

(a) in the case of an Orion Note Claim, the amount of such Orion Note Claim; and

(b) in the case of any Orion General Unsecured Claim other than an Orion Note Claim,

(i) if no proof of claim has been timely filed with respect to such Claim and such Claim has been listed in the Schedules as liquidated in amount and not disputed or contingent, the amount set forth in the Schedules;

(ii) if a timely proof of claim has been filed with respect to such Claim in a fixed and liquidated amount and the Claim is not listed on the Disputed Rights Offering List, the amount set forth in the proof of claim;

(iii) if such Claim is on the Disputed Rights Offering List, the amount, if any, of such Claim set forth thereon in the column entitled “Amount”, unless the holder of such Claim has obtained an order of the Bankruptcy Court at least five (5) days prior to the Subscription Expiration Date, otherwise determining the amount of the Claim for purposes of the Rights Offering; and

(iv) other than in the circumstances described in (i), (ii) and (iii) above, the Rights Participation Claim Amount shall be zero.

Notwithstanding anything contained herein to the contrary, under no circumstances shall any holder of an Orion General Unsecured Claim that was not timely filed or deemed timely filed have any Rights Participation Claim Amount.

1.122. Schedules means the schedules of assets and liabilities and the statements of financial affairs filed by the Debtors pursuant to section 521 of the Bankruptcy Code, Bankruptcy Rule 1007, and the Official Bankruptcy Forms of the Bankruptcy Rules, as such schedules and statements have been or may be supplemented or amended through the Confirmation Date.

1.123. Secured Claim means any Claim to the extent reflected in the Schedules or a proof of claim as a Secured Claim, which is secured by a Lien on Collateral to the extent of the value of such Collateral, as determined in accordance with section 506(a) of the Bankruptcy Code, or, in the event that such Claim is subject to a permissible setoff under section 553 of the Bankruptcy Code, to the extent of such permissible setoff.

1.124. Secured Tax Claim means any Secured Claim that, absent its secured status, would be entitled to priority in right of payment under section 507(a)(8) of the Bankruptcy Code (determined irrespective of any time limitations therein), and including any related Secured Claim for penalties.

1.125. Securities Litigation Claim means any Claim against any Debtor, whether or not the subject of an existing lawsuit, arising from rescission of a purchase or sale of stock or notes of any of the Debtors and any affiliate of such Debtor, for damages arising from the purchase or sale of any such security, or for reimbursement or contribution allowed under section 502 of the Bankruptcy Code on account of any such Claim.

1.126. SERP Amendment means the amendment to the Supplemental Executive Retirement Plan, substantially in the form contained in the Plan Documents.

1.127. SpaceCom means Loral SpaceCom Corporation, a Delaware corporation, as Debtor and Debtor in Possession.

1.128. SpaceCom Debtors means SpaceCom and its Debtor subsidiaries, other than SS/L and its Debtor subsidiary, as Debtors and Debtors in Possession.

1.129. SpaceCom Equity Interests means all common stock, warrants, options, rights to receive options and other equity issued by the SpaceCom Debtors.

1.130. SpaceCom General Unsecured Claim means any Claim against any of the SpaceCom Debtors that is not an Administrative Expense Claim, Priority Tax Claim, Other Priority Claim, Secured Tax Claim, Secured Claim, Debtor Intercompany Claim, Non-Debtor Intercompany Claim, or Securities Litigation Claim.

1.131. SS/L means Space Systems/Loral, Inc., a Delaware corporation, as Debtor and Debtor in Possession.

1.132. SS/L Debtors means SS/L and its Debtor subsidiary, as Debtors and Debtors in Possession.

1.133. SS/L Equity Interests means all common stock, warrants, options, rights to receive options and other equity issued by the SS/L Debtors.

1.134. SS/L General Unsecured Claim means any Claim against either of the SS/L Debtors that is not an Administrative Expense Claim, Priority Tax Claim, Other Priority Claim, Secured Tax Claim, Secured Claim, Debtor Intercompany Claim, Non-Debtor Intercompany Claim, or Securities Litigation Claim.

1.135. Subscription Commencement Date means the date Subscription Forms are mailed to holders of Orion General Unsecured Claims.

1.136. Subscription Expiration Date means the deadline for voting on the Plan of Reorganization as specified in the Subscription Form, subject to the Debtors’ right to extend such date upon the consent of the Creditors’ Committee, and which shall be the final date by which a holder of an Orion General Unsecured Claim may elect to subscribe to the Rights Offering.

1.137. Subscription Form means the form to be used by a valid holder of Subscription Rights to exercise such Subscription Rights.

1.138. Subscription Purchase Price means, for each holder of Subscription Rights, such holder’s New Skynet Notes Pro Rata Share multiplied by $120,000,000, with the amount of New Skynet Notes such holder is entitled to subscribe for being subject to rounding as provided in Section 6.10 of the Plan of Reorganization.

1.139. Subscription Rights means the non-transferable, non-certificated rights offered to holders of Orion General Unsecured Claims to subscribe for the New Skynet Notes in the aggregate principal amount of $120,000,000 on the terms and subject to the conditions set forth in Section 9 of the Plan of Reorganization. Each Subscription Right will have an exercise price as set forth in Section 9 of the Plan of Reorganization, and upon exercise and payment, a holder of each such right will receive New Skynet Notes in a principal amount to which such holder is entitled under the Rights Offering.

1.140. Tax Code means the Internal Revenue Code of 1986, as amended.

1.141. Transfer or Transferable means, with respect to any security or the right to receive a security or to participate in any offering of any security including the Rights Offering (each a “Security”), the sale, transfer, pledge, hypothecation, encumbrance, assignment, constructive sale, participation in or other disposition of such Security or the Beneficial Ownership (as defined below) thereof, the offer to make such a sale, transfer, constructive sale or other disposition, and each option, agreement, arrangement or understanding, whether or not in writing and whether or not directly or indirectly, to effect any of the foregoing. The term “constructive sale” for purposes of this definition means a short sale with respect to such Security, entering into or acquiring an offsetting derivative contract with respect to such Security, entering into or acquiring a futures or forward contract to deliver such security or entering into any transaction that has substantially the same effect as any of the foregoing. The term “Beneficially Owned” or “Beneficial Ownership” as used in this definition shall include, with respect to any Security, the beneficial ownership of such Security by a person and by any direct or indirect subsidiary of such person.

1.142. Unliquidated Claim means any Claim, the amount of liability for which has not been fixed, whether pursuant to agreement, applicable law, or otherwise, as of the date on which such Claim is sought to be estimated.

1.143. Voting Record Date means the record date for voting on the Plan of Reorganization, which shall be the date that is three (3) business days after the Bankruptcy Court enters an order approving the Disclosure Statement.

B. Interpretation; Application of Definitions and Rules of Construction.

Unless otherwise specified, all section or exhibit references in the Plan of Reorganization are to the respective section in, or exhibit to, the Plan of Reorganization, as the same may be amended, waived, or modified from time to time. The words “herein,” “hereof,” “hereto,” “hereunder,” and other words of similar import refer to the Plan of Reorganization as a whole and not to any particular section, subsection, or clause contained therein. A term used herein that is not defined herein shall have the meaning ascribed to that term in the Bankruptcy Code. The rules of construction contained in section 102 of the Bankruptcy Code shall apply to the Plan of Reorganization. In the event that a particular term of the Plan of Reorganization (including any exhibits or schedules hereto) conflicts with a particular term of the definitive documentation required to be implemented pursuant to the terms of the Plan of Reorganization or any settlement or other agreement contemplated hereunder, the definitive documentation shall control and shall be binding on the parties thereto.

SECTION 2. ADMINISTRATIVE EXPENSE CLAIMS AND PRIORITY TAX CLAIMS

2.1. Administrative Expense Claims.

(a) Ltd. Debtors. Except to the extent that a holder of an Allowed Administrative Expense Claim against any of the Ltd. Debtors agrees to a different treatment, each holder of an Allowed Administrative Expense Claim against any of the Ltd. Debtors shall receive Cash in an amount equal to such Allowed Claim on the Effective Date, or as soon thereafter as is reasonably practicable; provided, however, that Allowed Administrative Expense Claims against any of the Ltd. Debtors representing liabilities incurred in the ordinary course of business by any of the Ltd. Debtors, as Debtors in Possession, or liabilities arising under loans or advances to or other obligations incurred by any of the Ltd. Debtors, as Debtors in Possession, whether or not incurred in the ordinary course of business, shall be paid by the Ltd. Debtors or New Loral in the ordinary course of business, consistent with past practice and in accordance with the terms and subject to the conditions of any agreements governing, instruments evidencing, or other documents relating to such transactions.

(b) Orion Debtors. Except to the extent that a holder of an Allowed Administrative Expense Claim against any of the Orion Debtors agrees to a different treatment, each holder of an Allowed Administrative Expense Claim against any of the Orion Debtors shall receive Cash in an amount equal to such Allowed Claim on the Effective Date, or as soon thereafter as is reasonably practicable; provided, however, that Allowed Administrative Expense Claims against any of the Orion Debtors representing liabilities incurred in the ordinary course of business by any of the Orion Debtors, as Debtors in Possession, or liabilities arising under loans or advances to or other obligations incurred by any of the Orion Debtors, as Debtors in Possession, whether or not incurred in the ordinary course of business, shall be paid by the Orion Debtors, New Skynet or its subsidiaries in the ordinary course of business, consistent with past practice and in accordance with the terms and subject to the conditions of any agreements governing, instruments evidencing, or other documents relating to such transactions.

(c) SpaceCom Debtors. Except to the extent that a holder of an Allowed Administrative Expense Claim against any of the SpaceCom Debtors agrees to a different treatment, each holder of an Allowed Administrative Expense Claim against any of the SpaceCom Debtors shall receive Cash in an amount equal to such Allowed Claim on the Effective Date, or as soon thereafter as is reasonably practicable; provided, however, that Allowed Administrative Expense Claims against any of the SpaceCom Debtors representing liabilities incurred in the ordinary course of business by any of the SpaceCom Debtors, as Debtors in Possession, or liabilities arising under loans or advances to or other obligations incurred by any of the SpaceCom Debtors, as Debtors in Possession, whether or not incurred in the ordinary course of business, shall be paid by the SpaceCom Debtors, New Loral or its subsidiaries in the ordinary course of business, consistent with past practice and in accordance with the terms and subject to the conditions of any agreements governing, instruments evidencing, or other documents relating to such transactions.

(d) SS/L Debtors. Except to the extent that a holder of an Allowed Administrative Expense Claim against either of the SS/L Debtors agrees to a different treatment, each holder of an Allowed Administrative Expense Claim against either of the SS/L Debtors shall receive Cash in an amount equal to such Allowed Claim on the Effective Date, or as soon thereafter as is reasonably practicable; provided, however, that Allowed Administrative Expense Claims against either of the SS/L Debtors representing liabilities incurred in the ordinary course of business by either of the SS/L Debtors, as Debtors in Possession, or liabilities arising under loans or advances to or other obligations incurred by either of the SS/L Debtors, as Debtors in Possession, whether or not incurred in the ordinary course of business, shall be paid by the SS/L Debtors or New SS/L in the ordinary course of business, consistent with past practice and in accordance with the terms and subject to the conditions of any agreements governing, instruments evidencing, or other documents relating to such transactions. Notwithstanding anything contained in the Plan of Reorganization, the (i) Letter of Credit Reimbursement Agreement, dated as of April 2, 2004, between SS/L, as borrower, and J.P. Morgan Chase Bank and (ii) Cash Collateral Agreement, dated as of April 2, 2004, between SS/L, as pledgor, and J.P. Morgan Chase Bank, shall continue in accordance with their terms following the Effective Date.

2.2. Compensation and Reimbursement Claims.

All entities seeking an award by the Bankruptcy Court of compensation for services rendered or reimbursement of expenses incurred through and including the Confirmation Date under section 503(b)(2), 503(b)(3), 503(b)(4), or 503(b)(5) of the Bankruptcy Code (i) shall file their respective final applications for allowance of compensation for services rendered and reimbursement of expenses incurred by the date that is ninety (90) days after the Effective Date and (ii) shall be paid in full in such amounts as are allowed by the Bankruptcy Court (A) five Business Days after the date upon which the order relating to any such Administrative Expense Claim is entered or (B) upon such other terms as may be mutually agreed upon between the holder of such an Administrative Expense Claim and the Debtors, or, if on or after the Effective Date, the Reorganized Debtors. The Debtors and the Reorganized Debtors, as applicable, are authorized to pay compensation for services rendered or reimbursement of expenses incurred after the Confirmation Date and until the Effective Date in the ordinary course of business and without the need for Bankruptcy Court approval. The applications for reimbursement of reasonable fees and expenses (x) pursuant to section 503(b) of the Bankruptcy Code of attorneys for MHR Fund Management LLC and its affiliates, Contrarian Capital Trade Claims, LP and Angelo, Gordon & Co., L.P. and (y) for MHR Fund Management LLC and its affiliates, incurred in connection with the preparation and filing, including filing fees, of submissions under the Hart-Scott-Rodino Antitrust Improvement Act of 1976 or fees and expenses associated with other regulatory filings, will be supported by the Debtors and not objected to by the Creditors’ Committee.

2.3. Indenture Trustee Fees.

Notwithstanding any provision contained in this Plan of Reorganization to the contrary, all Indenture Trustee Fees shall be paid in Cash on the Effective Date by the Reorganized Debtors as Administrative Expense Claims, without the need for application to, or approval of, any court. Each Indenture Trustee’s Charging Lien will be discharged solely upon payment in full of the Indenture Trustee Fees. Nothing herein shall be deemed to impair, waive or discharge the Charging Lien for any fees and expenses not paid by the Reorganized Debtors.

To the extent that any Indenture Trustee provides services related to distributions pursuant to the Plan of Reorganization (including, but not limited to, the services referenced in Section 6.6(a)), such Indenture Trustee will receive from the Reorganized Debtors, without further court approval, reasonable compensation for such services and reimbursement of reasonable expenses, including, but not limited to, reasonable attorneys’ fees and expenses, incurred in connection with such services. These payments will be made on terms agreed to among the Indenture Trustee and the Reorganized Debtors.

2.4. Priority Tax Claims.

(a) Ltd. Debtors. Except to the extent that a holder of an Allowed Priority Tax Claim against any of the Ltd. Debtors agrees to a different treatment, each holder of an Allowed Priority Tax Claim against any of the Ltd. Debtors shall receive, at the option of the Ltd. Debtors, after consultation with the Creditors’ Committee, (i) Cash in an amount equal to such Allowed Priority Tax Claim on the Effective Date, or as soon thereafter as is reasonably practicable, or (ii) equal annual Cash payments commencing on the first (1st) anniversary of the Effective Date in an aggregate amount equal to such Allowed Priority Tax Claim, together with interest at a fixed annual rate equal to four percent (4%), over a period through the sixth (6th) anniversary of the date of assessment of such Allowed Priority Tax Claim, subject to the Ltd. Debtors’ rights at the Ltd. Debtors’ sole option to prepay the entire amount of the Allowed Priority Tax Claim. All Allowed Priority Tax Claims against any of the Ltd. Debtors that are not due and payable on or before the Effective Date shall be paid in the ordinary course of business as such obligations become due.

(b) Orion Debtors. Except to the extent that a holder of an Allowed Priority Tax Claim against any of the Orion Debtors agrees to a different treatment, each holder of an Allowed Priority Tax Claim against any of the Orion Debtors shall receive, at the option of the Orion Debtors, after consultation with the Creditors’ Committee, (i) Cash in an amount equal to such Allowed Priority Tax Claim on the Effective Date, or as soon thereafter as is reasonably practicable, or (ii) equal annual Cash payments commencing on the first (1st) anniversary of the Effective Date in an aggregate amount equal to such Allowed Priority Tax Claim, together with interest at a fixed annual rate equal to four percent (4%), over a period through the sixth (6th) anniversary of the date of assessment of such Allowed Priority Tax Claim, subject to the Orion Debtors’ rights at the Orion Debtors’ sole option to prepay the entire amount of the Allowed Priority Tax Claim. All Allowed Priority Tax Claims against any of the Orion Debtors that are not due and payable on or before the Effective Date shall be paid in the ordinary course of business as such obligations become due.

(c) SpaceCom Debtors. Except to the extent that a holder of an Allowed Priority Tax Claim against any of the SpaceCom Debtors agrees to a different treatment, each holder of an Allowed Priority Tax Claim against any of the SpaceCom Debtors shall receive, at the option of the SpaceCom Debtors, after consultation with the Creditors’ Committee, (i) Cash in an amount equal to such Allowed Priority Tax Claim on the Effective Date, or as soon thereafter as is reasonably practicable, or (ii) equal annual Cash payments commencing on the first (1st) anniversary of the Effective Date in an aggregate amount equal to such Allowed Priority Tax Claim, together with interest at a fixed annual rate equal to four percent (4%), over a period through the sixth (6th) anniversary of the date of assessment of such Allowed Priority Tax Claim, subject to the SpaceCom Debtors’ rights at the SpaceCom Debtors’ sole option to prepay the entire amount of the Allowed Priority Tax Claim. All Allowed Priority Tax Claims against any of the SpaceCom Debtors that are not due and payable on or before the Effective Date shall be paid in the ordinary course of business as such obligations become due.

(d) SS/L Debtors. Except to the extent that a holder of an Allowed Priority Tax Claim against either of the SS/L Debtors agrees to a different treatment, each holder of an Allowed Priority Tax Claim against either of the SS/L Debtors shall receive, at the option of the SS/L Debtors, after consultation with the Creditors’ Committee, (i) Cash in an amount equal to such Allowed Priority Tax Claim on the Effective Date, or as soon thereafter as is reasonably practicable, or (ii) equal annual Cash payments commencing on the first (1st) anniversary of the Effective Date in an aggregate amount equal to such Allowed Priority Tax Claim, together with interest at a fixed annual rate equal to four percent (4%), over a period through the sixth (6th) anniversary of the date of assessment of such Allowed Priority Tax Claim, subject to the SS/L Debtors’ rights at the SS/L Debtors’ sole option to prepay the entire amount of the Allowed Priority Tax Claim. All Allowed Priority Tax Claims against either of the SS/L Debtors that are not due and payable on or before the Effective Date shall be paid in the ordinary course of business as such obligations become due.

SECTION 3. CLASSIFICATION OF CLAIMS AND EQUITY INTERESTS

The following table designates the Classes of Claims against and Equity Interests in the Debtors and specifies which of those Classes are (i) impaired or unimpaired by the Plan of Reorganization and (ii) entitled to vote to accept or reject the Plan of Reorganization in accordance with section 1126 of the Bankruptcy Code or deemed to reject the Plan of Reorganization.

3.1. Classes.

Class	Designation	Impairment	Entitled to Vote

Ltd. Class 1	Other Priority Claims against the Ltd. Debtors	Unimpaired	No

Ltd. Class 2	Secured Tax Claims against the Ltd. Debtors	Impaired	Yes

Ltd. Class 3	Secured Claims against the Ltd. Debtors	Unimpaired	No

Ltd. Class 4	Ltd. General Unsecured Claims	Impaired	Yes

Ltd. Class 5	Ltd. Preferred Stock Interests	Impaired	No (deemed to reject)

Ltd. Class 6	Ltd. Equity Interests	Impaired	No (deemed to reject)

Ltd. Class 7	Securities Litigation Claims	Impaired	No (deemed to reject)

Orion Class 1	Other Priority Claims against the Orion Debtors	Unimpaired	No

Orion Class 2	Secured Tax Claims against the Orion Debtors	Impaired	Yes

Orion Class 3	Secured Claims against the Orion Debtors	Unimpaired	No

Orion Class 4	Orion General Unsecured Claims	Impaired	Yes

Orion Class 5	Orion Equity Interests	Unimpaired	No

SpaceCom Class 1	Other Priority Claims against the SpaceCom Debtors	Unimpaired	No

SpaceCom Class 2	Secured Tax Claims against the SpaceCom Debtors	Impaired	Yes

SpaceCom Class 3	Secured Claims against the SpaceCom Debtors	Unimpaired	No

SpaceCom Class 4	SpaceCom General Unsecured Claims	Unimpaired	No

SpaceCom Class 5	SpaceCom Equity Interests	Unimpaired	No

SS/L Class 1	Other Priority Claims against the SS/L Debtors	Unimpaired	No

SS/L Class 2	Secured Tax Claims against the SS/L Debtors	Impaired	Yes

SS/L Class 3	Secured Claims against the SS/L Debtors	Unimpaired	No

SS/L Class 4	SS/L General Unsecured Claims	Unimpaired	No

SS/L Class 5	SS/L Equity Interests	Unimpaired	No

SECTION 4.	TREATMENT OF CLAIMS AND EQUITY INTERESTS
4.1.	Ltd. Class 1 (Other Priority Claims against the Ltd. Debtors).

Except to the extent that a holder of an Allowed Other Priority Claim against the Ltd. Debtors has agreed to a different treatment of such Claim, each such holder shall receive, in full satisfaction of such Claim, Cash in an amount equal to such Claim, on or as soon as reasonably practicable after the later of (i) the Effective Date, (ii) the date such Claim becomes Allowed and (iii) the date for payment provided by any agreement or understanding between the applicable Ltd. Debtor or Ltd. Debtors and the holder of such Claim.

4.2. Ltd. Class 2 (Secured Tax Claims against the Ltd. Debtors).

Except to the extent that a holder of an Allowed Secured Tax Claim against any of the Ltd. Debtors agrees to a different treatment, each holder of an Allowed Secured Tax Claim against any of the Ltd. Debtors shall receive, at the option of the Ltd. Debtors, in consultation with the Creditors’ Committee, (i) Cash in an amount equal to such Allowed Secured Tax Claim, including any interest on such Allowed Secured Tax Claim required to be paid in pursuant to section 506(b) of the Bankruptcy Code, on the later of the Effective Date and the date such Allowed Secured Tax Claim becomes an Allowed Secured Tax Claim, or as soon thereafter as is practicable or (ii) equal annual Cash payments commencing on the first (1st) anniversary of the Effective Date in an aggregate amount equal to such Allowed Secured Tax Claim, together with interest at a fixed annual rate equal to four percent (4.0%), over a period through the sixth (6th) anniversary of the Effective Date, subject to the Ltd. Debtors’ sole option to prepay the entire amount of the Allowed Secured Tax Claim, or (iii) upon such other terms determined by the Bankruptcy Court to provide the holder of such Allowed Secured Tax Claim deferred Cash payments having a value, as of the Effective Date, equal to such Allowed Secured Tax Claim. In the event the Ltd. Debtors treat a Claim under clause (i) of this Section, the Liens securing such Secured Tax Claim shall be deemed released.

4.3. Ltd. Class 3 (Secured Claims against the Ltd. Debtors).

Except to the extent that a holder of an Allowed Secured Claim against any of the Ltd. Debtors agrees to a different treatment, each holder of an Allowed Secured Claim against any of the Ltd. Debtors shall receive, in full satisfaction of such Allowed Secured Claim, at the sole option of the Ltd. Debtors, either (i) Cash in an amount equal to one hundred percent (100%) of the amount of such Allowed Secured Claim, (ii) the proceeds of the sale or disposition of the Collateral securing such Allowed Secured Claim to the extent of the value of the holder’s secured interest in such Collateral, (iii) the Collateral securing such Allowed Secured Claim, or (iv) such other distribution as necessary to satisfy the requirements of section 1124 of the Bankruptcy Code. In the event the Ltd. Debtors treat a Claim under clause (i) or (ii) of this Section, the Liens securing such Secured Claim shall be deemed released.

4.4. Ltd. Class 4 (Ltd. General Unsecured Claims).

The Ltd. Note Claims shall be deemed Allowed Claims solely for the purposes of this Plan of Reorganization in the aggregate amount of $366,625,000, representing $350,000,000 in principal amount outstanding and $16,625,000 in accrued but unpaid interest as of the Commencement Date.

Each holder of an Allowed Ltd. General Unsecured Claim shall receive from New Loral on each Distribution Date, in full satisfaction of such Claim, its Ltd. Class 4 Pro Rata Share of the New Loral Common Stock Balance. In any distribution made to the holder of an Allowed Ltd. General Unsecured Claim, there shall be deducted therefrom the amount of all shares of New Loral Common Stock previously distributed to such holder on account of such Allowed Ltd. General Unsecured Claim in any distribution made prior thereto.

4.5. Ltd. Class 5 (Ltd. Preferred Stock Interests).

Each holder of a Ltd. Preferred Stock Interest shall not receive or retain any interest or property under the Plan of Reorganization and all Ltd. Preferred Stock Interests shall be cancelled and extinguished.

4.6. Ltd. Class 6 (Ltd. Equity Interests).

Each holder of a Ltd. Equity Interest shall not receive or retain any interest or property under the Plan of Reorganization and all Ltd. Equity Interests shall be cancelled and extinguished (other than any Ltd. Equity Interests held by another Debtor or Non-Debtor and subject to Section 5.2).

4.7. Ltd. Class 7 (Securities Litigation Claims).

Each holder of an Allowed Securities Litigation Claim shall not receive or retain any interest or property under the Plan of Reorganization on account of such Securities Litigation Claim. The treatment of Securities Litigation Claims under the Plan of Reorganization is in accordance with and gives effect to the provisions of section 510(b) of the Bankruptcy Code.

4.8. Orion Class 1 (Other Priority Claims against the Orion Debtors).

Except to the extent that a holder of an Allowed Other Priority Claim against any of the Orion Debtors has agreed to a different treatment of such Claim, each such holder shall receive, in full satisfaction of such Claim, Cash in an amount equal to such Claim, on or as soon as reasonably practicable after the later of (i) the Effective Date, (ii) the date such Claim becomes Allowed and (iii) the date for payment provided by any agreement or understanding between the applicable Orion Debtor or Orion Debtors and the holder of such Claim.

4.9. Orion Class 2 (Secured Tax Claims against the Orion Debtors).

Except to the extent that a holder of an Allowed Secured Tax Claim against any of the Orion Debtors agrees to a different treatment, each holder of an Allowed Secured Tax Claim against any of the Orion Debtors shall receive, at the option of the Orion Debtors, in consultation with the Creditors’ Committee, (i) Cash in an amount equal to such Allowed Secured Tax Claim, including any interest on such Allowed Secured Tax Claim required to be paid in pursuant to section 506(b) of the Bankruptcy Code, on the later of the Effective Date and the date such Allowed Secured Tax Claim becomes an Allowed Secured Tax Claim, or as soon thereafter as is practicable or (ii) equal annual Cash payments commencing on the first (1st) anniversary of the Effective Date in an aggregate amount equal to such Allowed Secured Tax Claim, together with interest at a fixed annual rate equal to four percent (4.0%), over a period through the sixth (6th) anniversary of the Effective Date, subject to the Orion Debtors’ sole option to prepay the entire amount of the Allowed Secured Tax Claim, or (iii) upon such other terms determined by the Bankruptcy Court to provide the holder of such Allowed Secured Tax Claim deferred Cash payments having a value, as of the Effective Date, equal to such Allowed Secured Tax Claim. In the event the Orion Debtors treat a Claim under clause (i) of this Section, the Liens securing such Secured Tax Claim shall be deemed released.

4.10. Orion Class 3 (Secured Claims against the Orion Debtors).

Except to the extent that a holder of an Allowed Secured Claim against any of the Orion Debtors agrees to a different treatment, each holder of an Allowed Secured Claim against any of the Orion Debtors shall receive, in full satisfaction of such Allowed Secured Claim, at the sole option of the Orion Debtors, either (i) Cash in an amount equal to one hundred percent (100%) of the amount of such Allowed Secured Claim, (ii) the proceeds of the sale or disposition of the Collateral securing such Allowed Secured Claim to the extent of the value of the holder’s secured interest in such Collateral, (iii) the Collateral securing such Allowed Secured Claim, or (iv) such other distribution as necessary to satisfy the requirements of section 1124 of the Bankruptcy Code. In the event the Orion Debtors treat a Claim under clause (i) or (ii) of this Section, the Liens securing such Secured Claim shall be deemed released.

4.11. Orion Class 4 (Orion General Unsecured Claims).

The Orion 10% Notes Claims shall be deemed Allowed Claims solely for the purposes of this Plan of Reorganization in the aggregate amount of $643,509,396, representing $612,704,000 in principal amount outstanding and $30,805,396 in accrued but unpaid interest as of the Commencement Date. The Orion Stub Notes Claims shall be deemed Allowed Claims solely for the purposes of this Plan of Reorganization in the aggregate amount of $90,853,691, representing (i) $36,627,000 in principal amount outstanding and $2,071,715 in accrued but unpaid interest as of the Commencement Date under the 11 1/4% Senior Notes due 2006, and (ii) $49,071,000 in principal amount outstanding and $3,083,976 in accrued but unpaid interest as of the Commencement Date under the 12 1/2% Senior Discount Notes due 2007.

Each holder of an Allowed Orion General Unsecured Claim shall, in full satisfaction of such Claim, (A) receive on each Distribution Date its Orion Pro Rata Share of (i) 8,974,485 shares of New Loral Common Stock and (ii) the New Skynet Preferred Stock and (B) have the right to participate in the Rights Offering to the extent of such holder’s Rights Participation Claim Amount, on the terms and subject to the conditions of Section 9 of the Plan of Reorganization. In any distribution made to the holder of an Allowed Orion General Unsecured Claim, there shall be deducted therefrom the amount of all shares of New Loral Common Stock and New Skynet Preferred Stock previously distributed to such holder on account of such Allowed Orion General Unsecured Claim in any distribution made prior thereto.

4.12. Orion Class 5 (Orion Equity Interests).

As a consequence of the transactions contemplated by Section 6.8(a) of the Plan of Reorganization, the Orion Equity Interests shall be unimpaired.

4.13. SpaceCom Class 1 (Other Priority Claims against the SpaceCom Debtors).

Except to the extent that a holder of an Allowed Other Priority Claim against any of the SpaceCom Debtors has agreed to a different treatment of such Claim, each such holder shall receive, in full satisfaction of such Claim, Cash in an amount equal to such Claim, on or as soon as reasonably practicable after the later of (i) the Effective Date, (ii) the date such Claim becomes Allowed and (iii) the date for payment provided by any agreement or understanding between the applicable SpaceCom Debtor or SpaceCom Debtors and the holder of such Claim.

4.14. SpaceCom Class 2 (Secured Tax Claims against the SpaceCom Debtors).

Except to the extent that a holder of an Allowed Secured Tax Claim against any of the SpaceCom Debtors agrees to a different treatment, each holder of an Allowed Secured Tax Claim against any of the SpaceCom Debtors shall receive, at the option of the SpaceCom Debtors, in consultation with the Creditors’ Committee, (i) Cash in an amount equal to such Allowed Secured Tax Claim, including any interest on such Allowed Secured Tax Claim required to be paid in pursuant to section 506(b) of the Bankruptcy Code, on the later of the Effective Date and the date such Allowed Secured Tax Claim becomes an Allowed Secured Tax Claim, or as soon thereafter as is practicable or (ii) equal annual Cash payments commencing on the first (1st) anniversary of the Effective Date in an aggregate amount equal to such Allowed Secured Tax Claim, together with interest at a fixed annual rate equal to four percent (4.0%), over a period through the sixth (6th) anniversary of the Effective Date, subject to the SpaceCom Debtors’ sole option to prepay the entire amount of the Allowed Secured Tax Claim, or (iii) upon such other terms determined by the Bankruptcy Court to provide the holder of such Allowed Secured Tax Claim deferred Cash payments having a value, as of the Effective Date, equal to such Allowed Secured Tax Claim. In the event the SpaceCom Debtors treat a Claim under clause (i) of this Section, the Liens securing such Secured Tax Claim shall be deemed released.

4.15. SpaceCom Class 3 (Secured Claims against the SpaceCom Debtors).

Except to the extent that a holder of an Allowed Secured Claim against any of the SpaceCom Debtors agrees to a different treatment, each holder of an Allowed Secured Claim against any of the SpaceCom Debtors shall receive, in full satisfaction of such Allowed Secured Claim, at the sole option of the SpaceCom Debtors, either (i) Cash in an amount equal to one hundred percent (100%) of the amount of such Allowed Secured Claim, (ii) the proceeds of the sale or disposition of the Collateral securing such Allowed Secured Claim to the extent of the value of the holder’s secured interest in such Collateral, (iii) the Collateral securing such Allowed Secured Claim, or (iv) such other distribution as necessary to satisfy the requirements of section 1124 of the Bankruptcy Code. In the event the SpaceCom Debtors treat a Claim under clause (i) or (ii) of this Section, the Liens securing such Secured Claim shall be deemed released.

4.16. SpaceCom Class 4 (SpaceCom General Unsecured Claims).

Each holder of an Allowed SpaceCom General Unsecured Claim shall receive in full satisfaction thereof Cash in an amount equal to such Allowed Claim plus interest thereon (without any compounding) at the rate of 6% per annum for the period from the Commencement Date through the Effective Date, on or as soon as reasonably practicable after the later of (i) the Effective Date, (ii) the date such Claim becomes Allowed and (iii) the date for payment provided by any agreement or understanding between the applicable SpaceCom Debtor or SpaceCom Debtors and the holder of such Allowed Claim.

4.17. SpaceCom Class 5 (SpaceCom Equity Interests).

The SpaceCom Equity Interests will be unaltered and each holder of a SpaceCom Equity Interest shall retain its rights in such SpaceCom Equity Interest.

4.18. SS/L Class 1 (Other Priority Claims against the SS/L Debtors).

Except to the extent that a holder of an Allowed Other Priority Claim against either of the SS/L Debtors has agreed to a different treatment of such Claim, each such holder shall receive, in full satisfaction of such Claim, Cash in an amount equal to such Claim, on or as soon as reasonably practicable after the later of (i) the Effective Date, (ii) the date such Claim becomes Allowed and (iii) the date for payment provided by any agreement or understanding between the applicable SS/L Debtor or SS/L Debtors and the holder of such Claim.

4.19. SS/L Class 2 (Secured Tax Claims against the SS/L Debtors).

Except to the extent that a holder of an Allowed Secured Tax Claim against either of the SS/L Debtors agrees to a different treatment, each holder of an Allowed Secured Tax Claim against either of the SS/L Debtors shall receive, at the option of the SS/L Debtors, in consultation with the Creditors’ Committee, (i) Cash in an amount equal to such Allowed Secured Tax Claim, including any interest on such Allowed Secured Tax Claim required to be paid in pursuant to section 506(b) of the Bankruptcy Code, on the later of the Effective Date and the date such Allowed Secured Tax Claim becomes an Allowed Secured Tax Claim, or as soon thereafter as is practicable or (ii) equal annual Cash payments commencing on the first (1st) anniversary of the Effective Date in an aggregate amount equal to such Allowed Secured Tax Claim, together with interest at a fixed annual rate equal to four percent (4.0%), over a period through the sixth (6th) anniversary of the Effective Date, subject to the SS/L Debtors’ sole option to prepay the entire amount of the Allowed Secured Tax Claim, or (iii) upon such other terms determined by the Bankruptcy Court to provide the holder of such Allowed Secured Tax Claim deferred Cash payments having a value, as of the Effective Date, equal to such Allowed Secured Tax Claim. In the event the SS/L Debtors treat a Claim under clause (i) of this Section, the Liens securing such Secured Tax Claim shall be deemed released.

4.20. SS/L Class 3 (Secured Claims against the SS/L Debtors).

Except to the extent that a holder of an Allowed Secured Claim against either of the SS/L Debtors agrees to a different treatment, each holder of an Allowed Secured Claim against either of the SS/L Debtors shall receive, in full satisfaction of such Allowed Secured Claim, at the sole option of the SS/L Debtors, either (i) Cash in an amount equal to one hundred percent (100%) of the amount of such Allowed Secured Claim, (ii) the proceeds of the sale or disposition of the Collateral securing such Allowed Secured Claim to the extent of the value of the holder’s secured interest in such Collateral, (iii) the Collateral securing such Allowed Secured Claim, or (iv) such other distribution as necessary to satisfy the requirements of section 1124 of the Bankruptcy Code. In the event the SS/L Debtors treat a Claim under clause (i) or (ii) of this Section, the Liens securing such Secured Claim shall be deemed released.

4.21. SS/L Class 4 (SS/L General Unsecured Claims).

Each holder of an Allowed SS/L General Unsecured Claim shall receive in full satisfaction thereof Cash in an amount equal to such Allowed Claim plus interest thereon (without any compounding) at the rate of 6% per annum for the period from the Commencement Date through the Effective Date, on or as soon as reasonably practicable after the later of (i) the Effective Date, (ii) the date such Claim becomes Allowed and (iii) the date for payment provided by any agreement or understanding between the applicable SS/L Debtor or SS/L Debtors and the holder of such Allowed Claim.

4.22. SS/L Class 5 (SS/L Equity Interests).

The SS/L Equity Interests will be unaltered and each holder of an SS/L Equity Interest shall retain its rights in such SS/L Equity Interest.

SECTION 5.	MEANS FOR IMPLEMENTATION
5.1.	Substantive Consolidation.

(a) Ltd. Debtors. Entry of the Confirmation Order shall constitute the approval, pursuant to section 105(a) of the Bankruptcy Code, effective as of the Effective Date, of the substantive consolidation of the Ltd. Debtors for all purposes related to the Plan of Reorganization, including, without limitation, for purposes of voting, confirmation, and distribution. On and after the Effective Date, (i) all assets and liabilities of the Ltd. Debtors shall be treated, for purposes of the Plan of Reorganization, including, without limitation, for purposes of voting, confirmation, and distribution, as though they were merged, (ii) no distributions shall be made under the Plan of Reorganization on account of any Equity Interest held by the Ltd. Debtors in any of the Ltd. Debtors, (iii) all guarantees of any of the Ltd. Debtors of any of the Ltd. Debtors shall be eliminated so that any Claim against the Ltd. Debtors and any guarantee thereof executed by any of the Ltd. Debtors and any joint or several liability of any of the Ltd. Debtors shall be one obligation of the Ltd. Debtors and (iv) each and every Claim filed or to be filed in the Reorganization Cases of any of the Ltd. Debtors shall be deemed filed against the Ltd. Debtors and shall be one Claim against and obligation of the Ltd. Debtors.

(b) Orion Debtors. Entry of the Confirmation Order shall constitute the approval, pursuant to section 105(a) of the Bankruptcy Code, effective as of the Effective Date, of the substantive consolidation of the Orion Debtors for all purposes related to the Plan of Reorganization, including, without limitation, for purposes of voting, confirmation, and distribution. On and after the Effective Date, (i) all assets and liabilities of the Orion Debtors shall be treated, for purposes of the Plan of Reorganization, including, without limitation, for purposes of voting, confirmation, and distribution, as though they were merged, (ii) no distributions shall be made under the Plan of Reorganization on account of any Equity Interest held by the Orion Debtors in any of the Orion Debtors, (iii) all guarantees of any of the Orion Debtors of any of the Orion Debtors shall be eliminated so that any Claim against the Orion Debtors and any guarantee thereof executed by any of the Orion Debtors and any joint or several liability of any of the Orion Debtors shall be one obligation of the Orion Debtors and (iv) each and every Claim filed or to be filed in the Reorganization Cases of any of the Orion Debtors shall be deemed filed against the Orion Debtors and shall be one Claim against and obligation of the Orion Debtors.

(c) SpaceCom Debtors. Entry of the Confirmation Order shall constitute the approval, pursuant to section 105(a) of the Bankruptcy Code, effective as of the Effective Date, of the substantive consolidation of the SpaceCom Debtors for all purposes related to the Plan of Reorganization, including, without limitation, for purposes of voting, confirmation, and distribution. On and after the Effective Date, (i) all assets and liabilities of the SpaceCom Debtors shall be treated, for purposes of the Plan of Reorganization, including, without limitation, for purposes of voting, confirmation, and distribution, as though they were merged, (ii) no distributions shall be made under the Plan of Reorganization on account of any Equity Interest held by the SpaceCom Debtors in any of the SpaceCom Debtors, (iii) all guarantees of any of the SpaceCom Debtors of any of the SpaceCom Debtors shall be eliminated so that any Claim against the SpaceCom Debtors and any guarantee thereof executed by any of the SpaceCom Debtors and any joint or several liability of any of the SpaceCom Debtors shall be one obligation of the SpaceCom Debtors and (iv) each and every Claim filed or to be filed in the Reorganization Cases of any of the SpaceCom Debtors shall be deemed filed against the SpaceCom Debtors and shall be one Claim against and obligation of the SpaceCom Debtors.

(d) SS/L Debtors. Entry of the Confirmation Order shall constitute the approval, pursuant to section 105(a) of the Bankruptcy Code, effective as of the Effective Date, of the substantive consolidation of the SS/L Debtors for all purposes related to the Plan of Reorganization, including, without limitation, for purposes of voting, confirmation, and distribution. On and after the Effective Date, (i) all assets and liabilities of the SS/L Debtors shall be treated, for purposes of the Plan of Reorganization, including, without limitation, for purposes of voting, confirmation, and distribution, as though they were merged, (ii) no distributions shall be made under the Plan of Reorganization on account of any Equity Interest held by the SS/L Debtors in either of the SS/L Debtors, (iii) all guarantees of either of the SS/L Debtors of any of the SS/L Debtors shall be eliminated so that any Claim against the SS/L Debtors and any guarantee thereof executed by either of the SS/L Debtors and any joint or several liability of either of the SS/L Debtors shall be one obligation of the SS/L Debtors and (iv) each and every Claim filed or to be filed in the Reorganization Cases of either of the SS/L Debtors shall be deemed filed against the SS/L Debtors and shall be one Claim against and obligation of the SS/L Debtors.

The substantive consolidation effected pursuant to Subsections 5.1(a), 5.1(b), 5.1(c) and 5.1(d), as applicable, shall not (other than for purposes related to funding distributions under the Plan of Reorganization and as set forth above in such Sections) affect: (i) the legal and organizational structure of the Debtors; (ii) pre and post-Commencement Date guarantees, Liens, and security interests that are required to be maintained (A) in connection with executory contracts or unexpired leases that were entered into during the Reorganization Cases or that have been or will be assumed or (B) pursuant to the Plan of Reorganization; or (iii) distributions out of any insurance policies or proceeds of such policies.

5.2. Restructuring Transactions.

(a) On the Effective Date, and in accordance with the terms of an order of the Supreme Court of Bermuda, the assets of Ltd. and Licensing Ltd. (including, without limitation, the Debtor Intercompany Claim against Loral Corp., subject to possible reduction in amount in accordance with Section 5.6 of the Plan of Reorganization) shall be transferred to New Loral or a wholly-owned first-tier subsidiary of New Loral in exchange for the New Loral Common Stock to be distributed to holders of Allowed Claims against Ltd. and Licensing Ltd. pursuant to the Plan of Reorganization.

(b) It is contemplated that, on the Effective Date, there shall be a new holding company (New Loral), which shall own all of the outstanding common stock of two subsidiaries: New Skynet and New SS/L. New Skynet (either directly or through wholly-owned subsidiaries) shall be an operating company and shall own one or more operating subsidiaries including New Network Services. New Skynet and New Network Services will hold the assets identified in Exhibit C to the Plan of Reorganization. New SS/L will be an operating company and shall own substantially all of the assets of SS/L less any assets purchased by New Skynet or a subsidiary thereof pursuant to Section 5.2(d) of the Plan of Reorganization.

(c) On or as of the Effective Date, or as soon thereafter as practicable, within the discretion of the Debtors, but subject to the consent of the Creditors’ Committee, and without further motion to or order of the Bankruptcy Court, the Debtors may, notwithstanding any other transactions described in this Section 5.2, merge, dissolve, transfer assets, or otherwise consolidate any of the Debtors in furtherance of the Plan of Reorganization (including, without limitation, into one or more newly formed, wholly owned, direct or indirect subsidiaries of New Loral). It is the current intention of the Debtors to utilize this provision to merge, dissolve, or otherwise consolidate certain of their affiliates and transfer certain executory contracts, unexpired leases, and other assets to the surviving affiliates. Any such transaction may be effected, with the prior consent of the Creditors’ Committee, on or subsequent to the Effective Date without any further action by the stockholders or directors of any of the Debtors, the Debtors in Possession, or the Reorganized Debtors. A list of the subsidiaries that will be merged or dissolved and the assets to be transferred, will be included in the Plan Supplement, and may include: (i) the merger, dissolution or consolidation into New Skynet of certain of the subsidiaries of Loral Corp. other than SS/L and its respective subsidiaries; and (ii) the merger, dissolution or consolidation into New SS/L of certain of the subsidiaries of SS/L.

(d) On the Effective Date, or as soon thereafter as practicable, New Skynet or a subsidiary thereof shall purchase from Ltd. or its subsidiaries (including SS/L) (i) all of the equity interest in XTAR, L.L.C.; (ii) all licenses or rights to orbital slots; (iii) all of the Telstar 18 satellite transponders and equity (if any) that is not currently owned by Orion; (iv) the Telstar 14/Estrela do Sul-1 satellite (“EdS”); (v) Loral Skynet do Brasil Ltda. (including all of its assets and the orbital slot license for EdS); (vi) all owned transponders on the Satmex 5 satellite owned by Satelites Mexicanos, S.A. de C.V. (“Satmex”); (vii) the joint venture rights and interests in Mabuhay Space Holdings Limited; (viii) all interests in Globalstar, L.L.C.; (ix) trademark rights relating to the satellite services business; (x) all equity interests in Satmex; and (xi) other assets used to operate the satellites.

5.3. Cancellation and Surrender of Existing Securities and Agreements.

(a) Except (i) as otherwise expressly provided in the Plan of Reorganization, (ii) with respect to executory contracts or unexpired leases that have been assumed by the Debtors, (iii) for purposes of evidencing a right to distributions under the Plan of Reorganization, or (iv) with respect to any Claim that is reinstated and rendered unimpaired under the Plan of Reorganization, on the Effective Date, the promissory notes, share certificates, Ltd. Notes, Orion 10% Notes, Orion Stub Notes, the Indentures and other instruments evidencing any Claims or Equity Interests shall be deemed automatically cancelled without further act or action under any applicable agreement, law, regulation, order or rule and the obligations of the Debtors under the agreements, indentures, and certificates of designations governing such Claims and Equity Interests, as the case may be, shall be discharged; provided, however, that the Ltd. Notes, Orion 10% Notes, Orion Stub Notes and the Indentures shall continue in effect solely for the purposes of (i) allowing the noteholders to receive their distributions under the Plan of Reorganization, (ii) allowing the Indenture Trustee to make the distributions, if any, to be made on account of the Ltd. Notes, Orion 10% Notes and Orion Stub Notes and (iii) permitting each Indenture Trustee to assert its Charging Lien against such distributions for payment of the Indenture Trustee Fees.

(b) Each holder of the Ltd. Notes, Orion 10% Notes or Orion Stub Notes shall surrender such note(s) to the pertinent Indenture Trustee, or in the event such note(s) are held in the name of, or by a nominee of, the Depository Trust Company, the Debtors shall seek the cooperation of the Depository Trust Company to provide appropriate instructions to the pertinent Indenture Trustee. No distributions hereunder shall be made for or on behalf of any such holder unless and until such note is received by the Indenture Trustee or appropriate instructions from the Depository Trust Company shall be received by the respective Indenture Trustee, or the loss, theft or destruction of such note is established to the reasonable satisfaction of the Indenture Trustee, which satisfaction may require such holder to (i) submit a lost instrument affidavit and an indemnity bond and (ii) hold the Debtors and the Indenture Trustees harmless in respect of such note and any distributions made in respect thereof. Upon compliance with this Section by a holder of any note, such holder shall, for all purposes under this Plan of Reorganization, be deemed to have surrendered such note. Any holder of Ltd. Notes, Orion 10% Notes, or Orion Stub Notes that fails to surrender such note or satisfactorily explain its non-availability to the applicable Indenture Trustee within one (1) year of the Effective Date shall be deemed to have no further Claim against the Debtors, or their property or the applicable Indenture Trustee in respect of such Claim and shall not participate in any distribution hereunder, and the distribution that would have otherwise been made to such holder shall be distributed by the applicable Indenture Trustee to all holders who have surrendered their notes or satisfactorily explained their non-availability to the applicable Indenture Trustee within one (1) year after the Effective Date.

5.4. Section 1145 Exemption.

To the maximum extent provided by section 1145 of the Bankruptcy Code and applicable nonbankruptcy law, the issuance under the Plan of Reorganization of the New Loral Common Stock, the New Skynet Preferred Stock, the New Skynet Notes and the Subscription Rights will be exempt from registration under the Securities Act of 1933, as amended, and all rules and regulations promulgated thereunder.

5.5. Hart-Scott-Rodino Compliance.

Any shares of New Loral Common Stock to be distributed under the Plan of Reorganization to any entity required to file a Premerger Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, shall not be distributed until the notification and waiting periods applicable under such Act to such entity shall have expired or been terminated.

5.6. Debtor Intercompany Claims.

All Debtor Intercompany Claims shall be reviewed by the Reorganized Debtors, in consultation with the Creditors’ Committee, and adjusted, continued, or discharged by the Reorganized Debtors, with the consent of the Creditors’ Committee, in their sole discretion. Any such transaction may be effected on or subsequent to the Effective Date without any further action by the stockholders or directors of any of the Debtors, the Debtors in Possession, or the Reorganized Debtors.

5.7. Non-Debtor Intercompany Claims.

All Non-Debtor Intercompany Claims shall be reviewed by the Debtors, in consultation with the Creditors’ Committee, and the Reorganized Debtors and adjusted, continued, or discharged by the Debtors, with the consent of the Creditors’ Committee, or the Reorganized Debtors, in their sole discretion. Any such transaction may be effected on or subsequent to the Effective Date without any further action by the stockholders or directors of any of the Debtors, the Debtors in Possession, or the Reorganized Debtors.

SECTION 6.	VOTING AND DISTRIBUTIONS
6.1.	Voting of Claims.

Each holder of an Allowed Claim in an impaired Class of Claims as of the Voting Record Date that is entitled to vote on the Plan of Reorganization pursuant to Section 3 of the Plan of Reorganization shall be entitled to vote separately to accept or reject the Plan of Reorganization, as provided in such order as is entered by the Bankruptcy Court establishing procedures with respect to the solicitation and tabulation of votes to accept or reject the Plan of Reorganization, or any other order or orders of the Bankruptcy Court.

6.2. Nonconsensual Confirmation.

If any impaired class of Claims entitled to vote shall not accept the Plan of Reorganization by the requisite statutory majority provided in section 1126(c) of the Bankruptcy Code, the Debtors reserve the right to undertake to have the Bankruptcy Court confirm the Plan of Reorganization under section 1129(b) of the Bankruptcy Code. The Debtors intend to undertake to have the Bankruptcy Court confirm the Plan of Reorganization under section 1129(b) of the Bankruptcy Code with respect to Ltd. Class 5, Ltd. Class 6, and Ltd. Class 7.

6.3. Distribution Record Date.

The Distribution Record Date with respect to any Claims other than Note Claims shall be the Effective Date. On the Distribution Record Date the claims register shall be closed and any transfer of any Claim therein shall be prohibited. New Loral and any party responsible for making distributions pursuant to Section 6.6 of the Plan of Reorganization shall instead be authorized and entitled to recognize and deal for all purposes under the Plan of Reorganization with only those record holders stated on the claims register as of the close of business on the Distribution Record Date. With respect to any Note Claims, distributions under the Plan shall be made pursuant to a letter of transmittal, as outlined in Section 5.3 of the Plan of Reorganization, as soon as practicable after the Effective Date.

6.4. Date of Distributions.

Unless otherwise provided herein, any distributions and deliveries to be made hereunder shall occur on the Effective Date or as soon thereafter as is practicable. In the event that any payment or act under the Plan of Reorganization is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on or as soon as reasonably practicable after the next succeeding Business Day, but shall be deemed to have been completed as of the required date.

6.5. Disbursing Agent.

All distributions under the Plan of Reorganization shall be made by New Loral (or such other entity designated by New Loral), as Disbursing Agent, on or after the Effective Date or under Section 6.6 of the Plan of Reorganization. Each Indenture Trustee, or such other entity designated by the Indenture Trustee, shall be the disbursing agent for its respective Note Claims. A Disbursing Agent, or any disbursing agent designated by the Indenture Trustee for its respective Note Claims, shall not be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court, and, in the event that a Disbursing Agent, or any disbursing agent designated by the Indenture Trustee for its respective Note Claims, is so ordered, all costs and expenses of procuring any such bond or surety shall be borne by New Loral.

6.6. Delivery of Distributions.

(a) General. Subject to Bankruptcy Rule 9010, all distributions to holders of Allowed Claims shall be made at the address of the holder thereof as set forth on the Schedules filed with the Bankruptcy Court or on the books and records of the Debtors or their agents or in a letter of transmittal unless the Debtors have been notified in writing of a change of address, including, without limitation, by the filing of a proof of claim by such holder that contains an address for such holder different from the address reflected on such Schedules for such holder.

New Loral shall deliver all distributions, including the Subscription Rights, in respect of Allowed Ltd. Note Claims, Allowed Orion 10% Note Claims and Allowed Orion Stub Note Claims, as applicable, to the respective Indenture Trustee for the Ltd. Notes, the Orion 10% Notes and the Orion Stub Notes or such other entity designated by the Indenture Trustee as the disbursing agent under the Ltd. Notes, Orion 10% Notes and the Orion Stub Notes, respectively. Upon delivery of the foregoing distributions to the Indenture Trustee or such designee, New Loral shall be released of all liability with respect to the delivery of such distributions. The distributions to be made under the Plan of Reorganization to holders of Allowed Note Claims shall be made to the respective Indenture Trustee or its designee, which, subject to the right of such Indenture Trustee to assert its Charging Lien against such distributions, shall transmit the distributions to the holders of such Allowed Note Claims. New Loral shall provide whatever reasonable assistance may be required by the Indenture Trustees or their designees with respect to such distributions.

With respect to holders of all Claims except Note Claims, on the Distribution Record Date, the claims register shall be closed and any transfer of any Claim therein shall be prohibited. The Debtors and New Loral shall have no obligation to recognize any transfer of any Claims occurring after the close of business after such date.

(b) Withholding and Reporting Requirements. In connection with the Plan of Reorganization and all instruments issued in connection therewith and distributed thereon, any party issuing any instrument or making any distribution under the Plan of Reorganization, including any party described in Section 6.5 above, shall comply with all applicable withholding and reporting requirements imposed by any federal, state or local taxing authority, and all distributions under the Plan of Reorganization shall be subject to any such withholding or reporting requirements. Notwithstanding the above, each holder of an Allowed Claim that is to receive a distribution under the Plan of Reorganization shall have the sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any governmental unit, including income, withholding and other tax obligations, on account of such distribution. Any party issuing any instrument or making any distribution under the Plan of Reorganization has the right, but not the obligation, to not make a distribution until such holder has made arrangements satisfactory to such issuing or disbursing party for payment of any such tax obligations

(c) JPL Fee and Expense Claim Reserve. On the Effective Date, the JPL Fee and Expense Claim Reserve will be funded by New Loral in an amount sufficient to fund all of the fees and expenses of the JPLs and their retained professionals incurred and unpaid prior to the Effective Date (excluding those fees and expenses which have been disallowed by the Supreme Court of Bermuda under the terms of the Fee Protocol and which are not subject to any ongoing dispute). On the Effective Date, New Loral will assume all of the obligations of the Bermudian Debtors under the Fee Protocol.

(d) Post-Effective Date Fees and Expenses of the JPLs. On the Effective Date, New Loral shall deposit an amount to be agreed upon by the Debtors, the Creditors’ Committee and the JPLs in a bank account in Bermuda designated by and under the sole control of the JPLs, which account shall be an interest-bearing account subject to the exclusive jurisdiction of the Supreme Court of Bermuda for the payment of the JPLs and their retained professionals’ fees and expenses incurred on or after the Effective Date in the provisional liquidations, in accordance with the Fee Protocol. In the event that such JPL Fee and Expense Claims in the provisional liquidations are determined by the Supreme Court of Bermuda to be less than the agreed upon amount described in the first sentence of this subparagraph, any balance will be returned to New Loral.

(e) Costs of Liquidation. On the Effective Date, New Loral shall deposit an amount to be agreed upon by the Debtors, the Creditors’ Committee and the JPLs in a bank account in Bermuda designated by and under the sole control of the JPLs, which account shall be an interest-bearing account subject to the exclusive jurisdiction of the Supreme Court of Bermuda for the liquidations of the Bermudian Debtors (the “Bermuda Liquidation Fund”). The Bermuda Liquidation Fund will, subject to the provisions of Section 6.6(f) of the Plan of Reorganization, be used to fund the liquidation of the Bermudian Debtors; provided, however, that any provisional liquidators and, subsequently, liquidators of the Bermudian Debtors will be required to carry out only their statutory obligations under Bermuda law. In the event that, following the making of winding up orders in respect of the Bermudian Debtors, the JPLs do not act as provisional liquidators (and, subsequently, liquidators) of the Bermudian Debtors, the JPLs shall, upon the making of the winding up orders, transfer the Bermuda Liquidation Fund to such other person(s) so acting as provisional liquidators (and, subsequently, liquidators). Following the conclusion of the liquidations of the Bermudian Debtors under Bermuda law, any unused fees and expenses in the Bermuda Liquidation Fund and the Bermuda Contingency Fund shall be distributed to New Loral.

(f) Bermuda Contingency Fund. Upon the making of any winding up order in respect of the Bermudian Debtors, the JPLs will transfer from the Bermuda Account, free and clear of liens, claims, and encumbrances, to any provisional liquidators an amount to be agreed upon by the Debtors, the Creditors’ Committee and the JPLs on account of any unanticipated fees and expenses of the liquidations of the Bermudian Debtors (the “Bermuda Contingency Fund”). In the event that any unforeseen circumstances arise which require such provisional liquidators or liquidators to draw on the Bermuda Contingency Fund, they shall give New Loral at least seven (7) days prior notice of the purpose of the draw, the payee, and the amount of such draw, and New Loral shall have the option to fund such amount directly in lieu of a draw being made against the Bermuda Contingency Fund.

6.7. Unclaimed Distributions.

In the event that any distribution to any holder is returned as undeliverable, New Loral shall use reasonable efforts to determine the current address of such holder, but no distribution to such holder shall be made unless and until New Loral, New Skynet, or New SS/L, as applicable, has determined the then current address of such holder, at which time such distribution shall be made to such holder without interest; provided that such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of one year from the Effective Date. After such date, all unclaimed property or interest in property shall revert to New Loral, New Skynet, or New SS/L, as applicable, and the Claim of any other holder to such property or interest in property shall be discharged and forever barred.

6.8. Manner of Payment Under Plan of Reorganization.

(a) All distributions of New Loral Common Stock, New Skynet Preferred Stock and Cash to the creditors of the Debtors under the Plan of Reorganization, as applicable, shall be made by the Disbursing Agent on behalf of the Reorganized Debtors. Where the applicable Reorganized Debtor (determined without regard to Section 5.1 of the Plan of Reorganization) is a subsidiary of New Loral, New Loral shall make a capital contribution, either directly or indirectly, to the applicable Reorganized Debtor of an amount of New Loral Common Stock or Cash to be distributed to the creditors of such Debtor, but only at such time as, and to the extent, the amounts are actually distributed to holders of Allowed Claims. To the extent any Orion Debtor is a subsidiary of New Skynet, then New Skynet shall make a capital contribution, either directly or indirectly, to the applicable Reorganized Debtor of an amount of New Skynet Preferred Stock to be distributed to holders of Allowed Orion General Unsecured Claims, but only at such time as, and to the extent, the amounts are actually distributed to holders of Allowed Orion General Unsecured Claims. Any distributions of New Loral Common Stock or New Skynet Preferred Stock that revert to New Loral or New Skynet, as applicable, or are otherwise canceled (such as to the extent any distributions have not been claimed within one year or are forfeited pursuant to Section 6.7 of the Plan of Reorganization), shall revest solely in New Loral or New Skynet, as applicable and any applicable Reorganized Debtor (other than New Loral or New Skynet) shall not have (nor shall it be considered to ever have had) any ownership interest in the amounts distributed.

(b) At the option of the Debtors, any Cash payment to be made hereunder may be made by a check or wire transfer.

(c) All distributions of New Skynet Notes shall be made by the applicable Indenture Trustee.

6.9. Fractional Shares.

No fractional shares of New Loral Common Stock or New Skynet Preferred Stock shall be distributed under the Plan of Reorganization. When any distribution pursuant to the Plan of Reorganization on account of an Allowed Claim would otherwise result in the issuance of a number of shares of New Loral Common Stock or New Skynet Preferred Stock that is not a whole number, the actual distribution of shares of New Loral Common Stock or New Skynet Preferred Stock shall be rounded as follows: (i) fractions of one-half (1/2) or greater shall be rounded to the next higher whole number and (ii) fractions of less than one-half (1/2) shall be rounded to the next lower whole number with no further payment or other distribution therefor. The total number of authorized shares of New Loral Common Stock or New Skynet Preferred Stock to be distributed to holders of Allowed Claims shall be adjusted as necessary to account for the rounding provided in this Section 6.9.

6.10. Fractional Notes.

The New Skynet Notes shall not be distributed in denominations of less than one thousand dollars ($1,000). When any distribution pursuant to the Plan of Reorganization on account of an Allowed Claim would otherwise result in the issuance of an amount of the New Skynet Notes that is not a multiple of one thousand (1,000), the actual distribution of the New Skynet Notes shall be rounded as follows: (i) denominations of five hundred dollars ($500) or greater than shall be rounded up to one thousand dollars ($1,000); and (ii) denominations less than five hundred dollars ($500) shall be rounded down to zero with no further payment therefor. The total amount of the New Skynet Notes that may be purchased pursuant to the Rights Offering shall be adjusted as necessary to account for the rounding provided in this Section 6.10.

6.11. Registration Rights.

Each Registration Rights Holder that holds New Loral Common Stock, New Skynet Preferred Stock, or New Skynet Notes shall have registration rights with respect to such securities, as applicable, and shall have the right to become a party to the Registration Rights Agreement on the Effective Date. The Registration Rights Agreement shall be acceptable to MHR Fund Management LLC, in its sole discretion, as Registration Rights Holder or on behalf of its affiliates who receive any of such securities.

6.12. Setoffs.

The Debtors may, but shall not be required to, setoff against any Claim (for purposes of determining the Allowed amount of such Claim on which distribution shall be made) any Claims of any nature whatsoever that the Debtors may have against the holder of such Claim, but neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtors of any such Claim the Debtors may have against the holder of such Claim.

6.13. Allocation of Plan Distributions Between Principal and Interest.

To the extent that any Allowed Claim entitled to a distribution under the Plan of Reorganization consists of indebtedness and accrued but unpaid interest thereon, such distribution shall be allocated first to the principal amount of the Claim (as determined for federal income tax purposes) and then, to the extent the consideration exceeds the principal amount of the Claim, to accrued but unpaid interest.

SECTION 7.	PROCEDURES FOR DISPUTED CLAIMS
7.1.	Objections to Claims.

The Reorganized Debtors shall be entitled to object to all Claims. Any objections to Claims shall be served and filed on or before the later of (i) one hundred twenty (120) days after the Effective Date, as such time may be extended by order of the Bankruptcy Court and (ii) such later date as may be fixed by the Bankruptcy Court, whether fixed before or after the date specified in clause (i) above.

7.2. Payments and Distributions with Respect to Disputed Claims.

(a) Notwithstanding any other provision in the Plan of Reorganization, if any portion of a Claim is disputed, then no payment or distribution provided hereunder shall be made on account of the portion of such Claim that is disputed unless and until such Disputed Claim becomes an Allowed Claim.

(b) The Disbursing Agent shall withhold from the New Loral Common Stock to be distributed to holders of Allowed Ltd. General Unsecured Claims an amount that would be distributable in respect of any Disputed Ltd. General Unsecured Claim had such Claim been Allowed on the Effective Date, and shall hold such stock in escrow (the “Ltd. Disputed Claims Reserve”) pending resolution of the Disputed Claims, together with all earnings thereon (net of any expenses relating thereto, including any taxes imposed thereon or otherwise payable by the reserve).

(c) The Disbursing Agent shall withhold from the New Loral Common Stock and the New Skynet Preferred Stock to be distributed to holders of Allowed Orion General Unsecured Claims an amount that would be distributable in respect of any Disputed Orion General Unsecured Claim had such Claim been Allowed on the Effective Date, and shall hold such stock in escrow (the “Orion Disputed Claims Reserve” and, together with the Ltd. Disputed Claims Reserve, the “Disputed Claims Reserves”) pending resolution of the Disputed Claims, together with all earnings thereon (net of any expenses relating thereto, including any taxes imposed thereon or otherwise payable by the reserve).

(d) Any New Loral Common Stock and/or New Skynet Preferred Stock reserved under Sections 7.2(b) and (c) shall be voted by the Disbursing Agent proportionally in the same manner as the other New Loral Common Stock and/or New Skynet Preferred Stock, as applicable, are voted.

7.3. Distributions After Resolution of Disputed Claims.

On the next Distribution Date after a Disputed Claim becomes an Allowed Claim, the Disbursing Agent shall distribute to the holder of such Claim, the property distributable with respect to such Claim in accordance with Sections 4.4, 4.11, 4.16 and 4.21 of the Plan of Reorganization, as applicable, and any net earnings attributable thereto. To the extent that all or a portion of a Disputed Claim is disallowed, the holder of such Claim shall not receive any distribution on account of the portion of such Claim that is disallowed and any property withheld pending the resolution of such Claim shall be reallocated in accordance with Sections 4.4, 4.11, 4.16 and 4.21 of the Plan of Reorganization, as applicable, together with any net earnings attributable thereto.

7.4. Tax Treatment of Disputed Claims Reserves.

(a) Subject to definitive guidance from the IRS or a court of competent jurisdiction to the contrary (including the receipt by the Disbursing Agent of a private letter ruling if the Disbursing Agent so requests one, or the receipt of an adverse determination by the IRS upon audit if not contested by the Disbursing Agent), the Disbursing Agent shall (i) treat each Disputed Claims Reserve as a discrete trust for federal income tax purposes, consisting of separate and independent shares to be established in respect of each Disputed Claim, in accordance with the trust provisions of the Tax Code (section 641 et. seq.), and (ii) to the extent permitted by applicable law, shall report consistent with the foregoing for state and local income tax purposes. All holders of Disputed Claims shall report, for tax purposes, consistent with the foregoing.

(b) The Disbursing Agent may request an expedited determination of taxes of the Disputed Claims Reserves under section 505(b) of the Bankruptcy Code for all tax returns filed for or on behalf of the Disputed Claims Reserves for all taxable periods through the date of dissolution of such trust.

7.5. Treatment and Distributions After Allowance.

After such time as a Disputed Claim becomes, in whole or in part, an Allowed Claim, the holder thereof shall be distributed the distributions, if any, to which such holder is then entitled as provided in the Plan of Reorganization. Such distributions shall be made as soon as practicable after (i) the date that the order or judgment of the Bankruptcy Court allowing such Disputed Claim (or portion thereof) becomes a Final Order, (ii) the date on which any objection to such Disputed Claim has been withdrawn in accordance with Section 7.1 of the Plan of Reorganization, or (iii) the date on which such Disputed Claim has been settled, compromised or otherwise resolved in accordance with Section 7.1 of the Plan of Reorganization, but in no event more than thirty (30) days thereafter.

7.6. Resolution of Administrative Expense Claims and Claims.

On and after the Effective Date, the Reorganized Debtors shall have the authority to compromise, settle, otherwise resolve, or withdraw any objections to Administrative Expense Claims and Claims and to compromise, settle, or otherwise resolve any disputed Administrative Expense Claims and Disputed Claims without approval of the Bankruptcy Court, other than with respect to Administrative Expense Claims relating to compensation of professionals.

7.7. Estimation of Claims.

The Debtors, in consultation with the Creditors’ Committee, and the Reorganized Debtors may at any time request that the Bankruptcy Court estimate any Contingent Claim, Unliquidated Claim, or Disputed Claim pursuant to section 502(c) of the Bankruptcy Code regardless of whether any of the Debtors or the Reorganized Debtors previously objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court will retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including, without limitation, during the pendency of any appeal relating to any such objection. In the event that the Bankruptcy Court estimates any Contingent Claim, Unliquidated Claim, or Disputed Claim, the amount so estimated shall constitute either the Allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on the amount of such Claim, the Debtors, in consultation with the Creditors’ Committee, or the Reorganized Debtors may pursue supplementary proceedings to object to the allowance of such Claim. All of the aforementioned objection, estimation and resolution procedures are intended to be cumulative and not exclusive of one another. Claims may be estimated and subsequently compromised, settled, withdrawn, or resolved by any mechanism approved by the Bankruptcy Court.

7.8. Interest.

To the extent that a Disputed Claim becomes an Allowed Claim after the Effective Date, the holder of such Claim shall not be entitled to any interest thereon.

SECTION 8.	EXECUTORY CONTRACTS AND UNEXPIRED LEASES
8.1.	Assumption or Rejection of Executory Contracts and Unexpired Leases.

Pursuant to sections 365(a) and 1123(b)(2) of the Bankruptcy Code, all executory contracts and unexpired leases that exist between the Debtors and any person or entity shall be deemed rejected by the Debtors as of the Effective Date, except for any executory contract or unexpired lease (i) that has been assumed pursuant to an order of the Bankruptcy Court entered prior to the Effective Date, (ii) as to which a motion for approval of the assumption of such executory contract or unexpired lease has been filed and served prior to the Confirmation Date, or (iii) that is specifically designated as a contract or lease to be assumed on Schedule 8.1, which Schedule shall be contained in the Plan Supplement; provided, however, that the Debtors, subject to the consent of the Creditors’ Committee, reserve the right, on or prior to the Confirmation Date, to amend Schedule 8.1 to delete any executory contract or unexpired lease therefrom or add any executory contract or unexpired lease thereto, in which event such executory contract(s) or unexpired lease(s) shall be deemed to be, respectively, either rejected or assumed as of the Effective Date. The Debtors shall provide notice of any amendments to Schedule 8.1 to the parties to the executory contracts and unexpired leases affected thereby and to the Creditors’ Committee. The listing of a document on Schedule 8.1 shall not constitute an admission by the Debtors that such document is an executory contract or an unexpired lease or that the Debtors have any liability thereunder. The Debtors shall, within twenty (20) days prior to the Confirmation Date, file with the Bankruptcy Court and serve by first class mail on each non-Debtor party to such executory contracts or unexpired leases to be assumed pursuant to Section 8.1 of the Plan, a notice (the “Assumption Notice”) informing them that their executory contract or unexpired lease is scheduled to be assumed. Each such non-Debtor party shall have twenty (20) days from the date of service of the Assumption Notice to file and serve an objection to the proposed assumption by the Debtors. If there are any objections filed, the Bankruptcy Court shall hold a hearing on a date on or prior to the Confirmation Date to be set by the Bankruptcy Court.

A non-Debtor party to an executory contract or unexpired lease that is being rejected hereunder may request that the Debtors assume such contract or lease by sending written notice to New Loral, which notice shall include a waiver of any defaults (including any payment defaults) and any right to any cure payment under such contract or lease. New Loral may, but shall not be obligated to, assume such contract or lease without further action of the Bankruptcy Court.

8.2. Approval of Assumption or Rejection of Executory Contracts and Unexpired Leases.

Entry of the Confirmation Order shall, subject to and upon the occurrence of the Effective Date, constitute (i) the approval, pursuant to sections 365(a) and 1123(b)(2) of the Bankruptcy Code, of the assumption of the executory contracts and unexpired leases assumed pursuant to Section 8.1 of the Plan of Reorganization, (ii) the extension of time, pursuant to section 365(d)(4) of the Bankruptcy Code, within which the Debtors may assume, assume and assign, or reject the executory contracts and unexpired leases specified in Section 8.1 of the Plan of Reorganization through the date of entry of an order approving the assumption, assumption and assignment, or rejection of such executory contracts and unexpired leases and (iii) the approval, pursuant to sections 365(a) and 1123(b)(2) of the Bankruptcy Code, of the rejection of the executory contracts and unexpired leases rejected pursuant to Section 8.1 of the Plan of Reorganization.

8.3. Inclusiveness.

Unless otherwise specified on Schedule 8.1, each executory contract and unexpired lease listed or to be listed on Schedule 8.1 shall include any and all modifications, amendments, supplements, restatements, or other agreements made directly or indirectly by any agreement, instrument, or other document that in any manner affects such executory contract or unexpired lease, without regard to whether such agreement, instrument or other document is listed on Schedule 8.1.

8.4. Cure of Defaults.

Except to the extent that different treatment has been agreed to by the non-debtor party or parties to any executory contract or unexpired lease to be assumed pursuant to Section 8.1 of the Plan of Reorganization, the Debtors shall, pursuant to the provisions of sections 1123(a)(5)(G) and 1123(b)(2) of the Bankruptcy Code and consistent with the requirements of section 365 of the Bankruptcy Code, within twenty (20) days of the Confirmation Date, file with the Bankruptcy Court and serve by first class mail on each non-debtor party to such executory contracts or unexpired leases to be assumed pursuant to Section 8.1 of the Plan of Reorganization, the Assumption Notice, which shall list the cure amount as to each executory contract or unexpired lease to be assumed. The parties to such executory contracts or unexpired leases to be assumed by the Debtors shall have twenty (20) days from the date of service of such pleading to object to the cure amounts listed by the Debtors. If there are any objections filed, the Bankruptcy Court shall hold a hearing. Notwithstanding Section 8.1 of the Plan of Reorganization, the Debtors shall retain their rights to reject any of their executory contracts or unexpired leases that are subject to a dispute concerning amounts necessary to cure any defaults through the Effective Date.

8.5. Assignment.

In furtherance of the Plan of Reorganization and in order to consummate the Restructuring Transactions provided in Section 5.2 of the Plan of Reorganization, on and after the Effective Date, pursuant to sections 105(a), 363 and 365 of the Bankruptcy Code, the Debtors and Reorganized Debtors may transfer and assign any of their executory contracts or unexpired leases that have not been rejected to any of their affiliates without any further act, authority or notice. Any executory contract or unexpired lease so transferred and assigned shall remain in full force and effect for the benefit of the transferee or assignee in accordance with its terms, notwithstanding any provision in such executory contract or unexpired lease (including those of the type described in sections 365(b)(2) of the Bankruptcy Code) that prohibits, restricts, or conditions such transfer or assignment. Any provision that prohibits, restricts or conditions the assignment or transfer of any such executory contract or unexpired lease or that terminates or modifies such executory contract or unexpired lease or allows the counterparty to such executory contract or unexpired lease to terminate, modify, recapture, impose any penalty, condition renewal or extension, or modify any term or condition upon any such transfer and assignment constitutes an unenforceable anti-assignment provision and is void and of no force or effect.

8.6. Rejection Claims.

In the event that the rejection of an executory contract or unexpired lease by the Debtors pursuant to the Plan of Reorganization results in damages to the other party or parties to such contract or lease, a Claim for such damages, if not heretofore evidenced by a filed proof of claim, shall be forever barred and shall not be enforceable against the Debtors or the Reorganized Debtors, or their properties or interests in property as agents, successors, or assigns, unless a proof of claim is filed with the Bankruptcy Court and served upon the attorneys for the Debtors on or before the date that is thirty (30) days after the later of (i) the Confirmation Date, (ii) notice of modification to Schedule 8.1, or (iii) such later rejection date that occurs as a result of a dispute concerning amounts necessary to cure any defaults.

8.7. Survival of the Debtors’ Corporate Indemnities.

Notwithstanding anything contained in the Plan of Reorganization to the contrary but subject to the limitation provided below in this paragraph, unless specifically rejected by order of the Bankruptcy Court, any and all obligations of the Debtors to indemnify and reimburse persons who are or were directors, officers, agents and/or employees of the Debtors on the Commencement Date or any time thereafter against and for any obligations (including, without limitation, fees and expenses incurred by any of the members of the Board of Directors of any of the Debtors in connection with the Reorganization Cases) pursuant to articles of incorporation, memorandum of association, codes of regulations, bylaws, applicable and binding state law or specific agreements, or any combination of the foregoing, shall survive the confirmation of the Plan of Reorganization, shall remain unaffected thereby and in full force and effect as obligations of the Reorganized Debtors, and shall not be discharged in accordance with section 1141 of the Bankruptcy Code or otherwise, irrespective of whether indemnification or reimbursement is owed in connection with an event occurring before, on, or after the Commencement Date but only to the extent that (i) such obligations are covered by and paid from existing D&O insurance and (ii) for such obligations that are not covered and paid from existing D&O insurance, if incurred directly and solely in connection with In re Loral Space ERISA Litigation and In re Loral Space & Communications Ltd. Securities Litigation, up to an aggregate amount of $5,000,000 (with New Loral liable for the initial $2,500,000 of such amount and Bernard Schwartz, in his individual capacity, liable for any amounts in excess of $2,500,000 and up to an aggregate of $5,000,000). New Loral (i) shall have the right (but not the obligation) jointly with any relevant director, officer and/or employee, to defend and contest any and all directors’, officers’ and employees’ liabilities relating to the foregoing obligations and (ii) may, and if more beneficial to New Loral shall, take all reasonable actions to have such payments made by its insurance carriers. Notwithstanding the foregoing, New Loral shall not have the right to agree to any settlement of any such obligations or liabilities without the consent of the relevant director, officer and/or employee, unless such director, officer and/or employee receives a full release of all liabilities and claims that are the subject of such settlement. In furtherance of the foregoing, the Reorganized Debtors shall maintain insurance for the benefit of such directors, officers, agents and/or employees at levels no less favorable than those existing as of the date of entry of the Confirmation Order for a period of no less than three years following the Effective Date.

8.8. Insurance Policies.

Notwithstanding anything contained in the Plan of Reorganization to the contrary, unless specifically rejected by order of the Bankruptcy Court, all of the Debtors’ insurance policies and any agreements, documents or instruments relating thereto, are treated as executory contracts under the Plan of Reorganization and will be assumed pursuant to the Plan of Reorganization, effective as of the Effective Date. Nothing contained in this Section 8.8 shall constitute or be deemed a waiver of any cause of action that the Debtors may hold against any entity, including, without limitation, the insurer, under any of the Debtors’ policies of insurance.

8.9. Compensation and Benefit Programs.

Notwithstanding anything contained in the Plan of Reorganization to the contrary, except as provided in the Disclosure Statement with respect to the Key Employee Retention Plan, unless specifically rejected by order of the Bankruptcy Court, all employment and severance policies and workers’ compensation programs, and all compensation and benefit plans, policies and programs of the Debtors applicable to their present and former employees, officers and directors, including, without express or implied limitation, all savings plans, retirement plans, supplemental retirement plans (including the Supplemental Executive Retirement Plan, as amended pursuant to the SERP Amendment), health care plans, disability plans, and life, accidental death, and dismemberment insurance plans, shall be deemed to be, and shall be treated as though they are, executory contracts that are deemed assumed under the Plan of Reorganization, and the Debtors’ obligations under such plans, policies, and programs shall be deemed assumed pursuant to section 365(a) of the Bankruptcy Code, shall survive confirmation of the Plan of Reorganization, shall remain unaffected thereby, and shall not be discharged in accordance with section 1141 of the Bankruptcy Code. Any defaults existing under any of such plans, policies, and programs shall be cured promptly after they become known by the Reorganized Debtors. All severance benefits shall be treated as set forth in the Plan Supplement. The assumed plans shall be subject to modification in accordance with the terms thereof at the discretion of the New Loral Board.

8.10. Retiree Benefits.

On and after the Effective Date, pursuant to section 1129(a)(13) of the Bankruptcy Code, the Reorganized Debtors shall continue to pay all retiree benefits of the Debtors (within the meaning of and subject to section 1114 of the Bankruptcy Code) for the duration of the period for which the Debtors had obligated themselves to provide such benefits and subject to the right of the Reorganized Debtors to modify or terminate such retiree benefits in accordance with the terms thereof.

SECTION 9.	THE RIGHTS OFFERING
9.1.	Issuance of Subscription Rights.

Each holder of an Orion General Unsecured Claim shall have a Subscription Right entitling such holder to subscribe for up to its New Skynet Notes Pro Rata Share of New Skynet Notes. Holders of Orion General Unsecured Claims have the right, but not the obligation, to participate in the Rights Offering as provided herein. If, after the Voting Record Date but at least five (5) days prior to the Subscription Expiration Date, a holder of an Orion General Unsecured Claim is permitted to participate in the Rights Offering as a result of a Bankruptcy Court order estimating such Claim for the purpose of determining such holder’s Rights Participation Claim Amount, such holder shall be permitted to participate in the Rights Offering to the same extent as a holder of a Rights Participation Claim Amount as of the Voting Record Date.

9.2. Subscription Period.

The Rights Offering shall commence on the Subscription Commencement Date and shall expire on the Subscription Expiration Date. Each holder of an Orion General Unsecured Claim intending to participate in the Rights Offering must affirmatively elect to exercise its Subscription Right(s) on or prior to the Subscription Expiration Date. After the Subscription Expiration Date, unexercised Subscription Rights shall be treated as acquired by the Backstop Purchaser and any exercise of such Subscription Rights by any entity other than the Backstop Purchaser shall be null and void and the Debtors shall not be obligated to honor any such purported exercise received by the Disbursing Agent after the Subscription Expiration Date, regardless of when the documents relating to such exercise were sent.

9.3. Subscription Purchase Price.

Each holder of Subscription Rights shall be required to pay such holder’s Subscription Purchase Price for New Skynet Notes, or a lesser amount of New Skynet Notes, each in the face amount of $1,000, as such holder may determine, subject to rounding as provided in Section 6.10 of the Plan of Reorganization.

9.4. Exercise of Subscription Rights.

In order to exercise the Subscription Rights, each holder of an Orion General Unsecured Claim must: (a) return a duly completed Subscription Form to the Disbursing Agent so that such form is actually received by the Disbursing Agent on or before the Subscription Expiration Date; and (b) pay to the Disbursing Agent (on behalf of Orion) on or before the Subscription Expiration Date such holder’s Subscription Purchase Price in accordance with the wire instructions set forth on the Subscription Form or by bank or cashier’s check delivered to the Disbursing Agent along with the Subscription Form. If, on or prior to the Subscription Expiration Date, the Disbursing Agent for any reason does not receive from a given holder of Subscription Rights both a duly completed Subscription Form and immediately available funds in an amount equal to such holder’s Subscription Purchase Price, such holder shall be deemed to have relinquished and waived its right to participate in the Rights Offering. The payments made in accordance with the Rights Offering shall be deposited and held by the Disbursing Agent in a trust account, or similarly segregated account or accounts which shall be separate and apart from the Disbursing Agent’s general operating funds and any other funds subject to any Lien or any cash collateral arrangements and which segregated account or accounts will be maintained for the purpose of holding the money for administration of the Rights Offering until the Effective Date, or such other later date, at the option of the Reorganized Debtors, but not later than twenty (20) days after the Effective Date. The Disbursing Agent shall not use such funds for any other purpose prior to such date and shall not encumber or permit such funds to be encumbered with any Lien or similar encumbrance. Notwithstanding the foregoing, in order for a holder of an Orion General Unsecured Claim to exercise its Subscription Right, such holder must provide its instruction to its bank, broker, or other nominee or to its agent. The bank, broker, or other nominee or its agent, in turn, must then convey the instruction on a master Subscription Form, and arrange for the proper payment either through the Depository Trust Company (“DTC”) or, if DTC is unable to act as intermediary for subscription instructions and payments, by following the payment instructions outlined above.

Each holder of an Orion General Unsecured Claim may exercise all or any portion of such holder’s Subscription Rights pursuant to the Subscription Form but the exercise of any Subscription Rights shall be irrevocable. In order to facilitate the exercise of the Subscription Rights, on the Subscription Commencement Date, the Debtors will mail the Subscription Form to each holder of an Orion General Unsecured Claim as of the Voting Record Date together with appropriate instructions for the proper completion, due execution and timely delivery of the Subscription Form, as well as instructions for the payment of the applicable Subscription Purchase Price for that portion of the Subscription Rights sought to be acquired by such holder. As promptly as practicable (and, in any event, not later than ten (10) Business Days) following the Subscription Expiration Date, the Debtors will deliver to each holder of an Orion General Unsecured Claim that has sought to exercise its Subscription Rights a written statement specifying the portion of the Subscription Rights that was validly and effectively acquired by such holder giving effect to Section 9.6 hereof. The Debtors, with the consent of the Creditors’ Committee, may adopt such additional detailed procedures consistent with the provisions of this Section 9 to more efficiently administer the exercise of the Subscription Rights.

9.5. Transfer Restriction; Revocation.

The Subscription Rights are not Transferable. Any such Transfer or attempted Transfer will be null and void and the Debtors will not treat any purported transferee as the holder of any Subscription Rights. Once the holder of an Orion General Unsecured Claim has properly exercised its Subscription Right, such exercise will not be permitted to be revoked.

9.6. Rights Backstop Purchaser.

Any amount of New Skynet Notes not subscribed for pursuant to the Rights Offering shall be purchased by the Backstop Purchasers pursuant to the Backstop Commitment Agreement at the same price provided in the Rights Offering. The Backstop Purchasers shall pay to the Disbursing Agent, by wire transfer in immediately available funds on or prior to the Effective Date, Cash in an amount equal to the Subscription Purchase Price attributable to such amount of New Skynet Notes as provided in the Backstop Commitment Agreement. The Disbursing Agent shall deposit such payment into the same trust account into which were deposited the Subscription Purchase Price payments of holders of Orion General Unsecured Claims on the exercise of their Subscription Rights.

In consideration for its agreement to backstop the Rights Offering, each Backstop Purchaser shall, pursuant to the Backstop Commitment Agreement, receive its share of the Backstop Fee, which notes shall be issued as part of the New Skynet Notes Indenture, and shall be reimbursed for all reasonable costs and expenses incurred by the Backstop Purchasers, including the fees and expenses (x) of attorneys for the Backstop Purchasers and (y) incurred in connection with the preparation and filing, including filing fees, of submissions under the Hart-Scott-Rodino Antitrust Improvement Act of 1976.

9.7. Recalculation as of the Subscription Expiration Date.

The New Skynet Notes Pro Rata Share shall be recalculated on the Subscription Expiration Date to account for any subsequent allowances or disallowances, as applicable, of Orion General Unsecured Claims and each properly exercising holder of an Orion General Unsecured Claim under the Rights Offering shall only be entitled to purchase the amount so calculated on such date and any amounts paid by such holders in excess of the amount authorized to be purchased shall be refunded, without interest, as soon as practicable after the Effective Date.

9.8. Distribution of the New Skynet Notes.

On, or as soon as reasonably practicable after, the Effective Date, the Disbursing Agent shall distribute the New Skynet Note(s) purchased by each holder of an Orion General Unsecured Claim that has properly exercised its Subscription Rights to such holder and to the Backstop Purchaser.

9.9. Disputed Claims.

For all purposes of this Section 9, each holder of an Orion General Unsecured Claim is entitled to participate in the Rights Offering solely to the extent of its Rights Participation Claim Amount, if any.

9.10. Subsequent Adjustments.

If as a result of subsequent allowances of Orion General Unsecured Claims for purposes of participating in the Rights Offering more than all of the New Skynet Notes subject to the Rights Offering have been subscribed for as a result of the exercise of the Subscription Rights, each properly exercising holder of an Orion General Unsecured Claim shall be reduced on a pro rata basis based upon the principal amount of New Skynet Notes properly subscribed for by such holder. The difference between the price actually paid by such exercising holder and the amount of New Skynet Notes that such holder is entitled to acquire after giving effect to the cut back, if any, shall be refunded, without interest, as soon as reasonably practicable after the Effective Date.

9.11. No Interest.

In the event all or any portion of the Subscription Purchase Price is repaid to the entity making such payment, no interest shall be paid thereon.

9.12. Validity of Exercise of Subscription Rights.

All questions concerning the timeliness, viability, form and eligibility of any exercise of Subscription Rights shall be determined by the Debtors in consultation with the Creditors’ Committee, whose good faith determinations shall be final and binding. The Debtors, in their discretion reasonably exercised in good faith in consultation with the Creditors’ Committee, may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such times as they may determine, or reject the purported exercise of any Subscription Rights. Subscription Forms shall be deemed not to have been received or accepted until all irregularities have been waived or cured within such time as the Debtors determine in their discretion reasonably exercised in good faith. The Debtors will use commercially reasonable efforts to give notice to any holder of an Orion General Unsecured Claim regarding any defect or irregularity in connection with any purported exercise of Subscription Rights by such holder and, with the consent of the Creditors’ Committee, may permit such defect or irregularity to be cured within such time as they may determine in good faith to be appropriate; provided, however, that neither the Debtors nor the Disbursing Agent shall incur any liability for failure to give such notification.

SECTION 10. PROVISIONS REGARDING CORPORATE GOVERNANCE OF THE REORGANIZED DEBTORS

10.1. General.

On the Effective Date, the management, control, and operation of the Reorganized Debtors shall become the general responsibility of the New Loral Board, the New SS/L Board, the New Skynet Board and the Reorganized Subsidiary Debtors’ Boards, as applicable.

10.2. Directors and Officers of the Reorganized Debtors.

(a) New Loral Board. The members of the initial New Loral Board shall be disclosed not later than ten (10) days prior to the Confirmation Hearing. Each of the members of such initial New Loral Board shall serve in accordance with applicable nonbankruptcy law and the New Loral Certificate of Incorporation and New Loral Bylaws, as the same may be amended from time to time. The New Loral Board shall be divided into three (3) classes, as nearly equal in size as permitted. Each class of directors shall generally serve a term of three (3) years, with one (1) class elected each year. However, after the Effective Date, the initial Class 1 directors shall serve a term expiring at the first (1st) succeeding annual meeting of stockholders, which shall occur not earlier than the first (1st) anniversary of the Effective Date, the initial Class 2 directors shall serve a term expiring at the second (2nd) succeeding annual meeting of stockholders, and the initial Class 3 directors shall serve a term expiring at the third (3rd) succeeding annual meeting of stockholders. The Class 1 directors shall initially consist of the Chief Executive Officer, one (1) director designated by the Chief Executive Officer and one (1) director designated by the Creditors’ Committee; the Class 2 directors shall initially consist of the Vice Chairman, one (1) director designated by the Chief Executive Officer and one (1) director designated by the Creditors’ Committee; and the Class 3 directors shall initially consist of three (3) directors designated by the Creditors’ Committee. The number of directors on the New Loral Board shall be determined by the Creditors’ Committee. A majority of the directors shall be “independent” (within the meaning of the rules of the Securities and Exchange Commission and Nasdaq or other national securities exchange, as applicable). One or more of the Creditors’ Committee’s designees shall be permitted not to become members of the New Loral Board until two (2) days after the Effective Date or such other number of days after the Effective Date determined by the Creditors’ Committee.

(b) New Skynet Board. The members of the initial New Skynet Board shall be the same as the members of the initial New Loral Board. Each of the members of the initial New Skynet Board shall serve in accordance with applicable nonbankruptcy law and the New Skynet Certificate of Incorporation and New Skynet Bylaws, as the same may be amended from time to time. A majority of the directors shall not be employees of New Loral or its affiliates.

(c) New SS/L Board. The members of the initial New SS/L Board shall be the same as the members of the initial New Loral Board. Each of the members of the initial New SS/L Board shall serve in accordance with applicable nonbankruptcy law and the New SS/L Certificate of Incorporation and New SS/L Bylaws, as the same may be amended from time to time. A majority of the directors shall not be employees of New Loral or its affiliates.

(d) Reorganized Subsidiary Debtors’ Boards. The initial Reorganized Subsidiary Debtors’ Boards shall be disclosed not later than ten (10) days prior to the Confirmation Hearing. Each of the members of such initial Reorganized Subsidiary Debtors’ Boards shall serve in accordance with applicable nonbankruptcy law and the Reorganized Subsidiary Debtors’ Certificates of Incorporation and Reorganized Subsidiary Debtors’ Bylaws, as the same may be amended from time to time.

(e) Officers. Effective as of the Effective Date, New Loral, New Skynet and New SS/L, as applicable, shall enter into the New Loral Employment Contracts. The officers of the Reorganized Debtors, including New Loral, shall be disclosed not later than ten (10) days prior to the Confirmation Hearing. Each of the officers shall serve in accordance with applicable nonbankruptcy law, any applicable employment agreement, the New Loral Certificate of Incorporation, the New Skynet Certificate of Incorporation, the New Skynet Certificate of Incorporation, the New SS/L Certificate of Incorporation, or the Reorganized Subsidiary Debtors’ Certificates of Incorporation, as applicable, and the New Loral Bylaws, the New Skynet Bylaws, the New SS/L Bylaws, or Reorganized Subsidiary Debtors’ Bylaws, as applicable, as the same may be amended from time to time.

10.3. Certificates of Incorporation and Bylaws.

(a) The New Loral Certificate of Incorporation, the New Loral Bylaws, the stock certificates of New Loral, the New Skynet Certificate of Incorporation, the New Skynet Bylaws, the stock certificates of New Skynet, the New SS/L Certificate of Incorporation, the New SS/L Bylaws, the stock certificates of New SS/L, the Reorganized Subsidiary Debtors’ Certificates of Incorporation, the Reorganized Subsidiary Debtors’ Bylaws and the stock certificates of the Reorganized Debtors shall contain provisions necessary (i) to prohibit the issuance of nonvoting equity securities as required by section 1123(a)(6) of the Bankruptcy Code, subject to further amendment of such certificates of incorporation and bylaws as permitted by applicable law, and (ii) to effectuate the provisions of the Plan of Reorganization.

(b) The New Loral Certificate of Incorporation, the New Loral Bylaws, the New Skynet Certificate of Incorporation, the New Skynet Bylaws, the New SS/L Certificate of Incorporation and the New SS/L Bylaws, as applicable, shall provide that, for a period of twenty-four (24) months from the Effective Date, (i) no assets of New SS/L shall be used (including, but not limited to, by way of encumbering such assets) nor shall New SS/L provide a guarantee or other credit support in connection with any transaction or other undertaking relating to (A) a redemption of any New Skynet Preferred Stock or (B) a redemption or prepayment of any New Skynet Notes, or (C) the payment of any dividends or any other distributions to the shareholders of any of its affiliates, and (ii) without in any way limiting the foregoing clause (i), no assets of New SS/L shall be used (including, but not limited to, by way of encumbering such assets) nor shall New SS/L provide a guarantee or other credit support in connection with any transaction or otherwise, unless New SS/L receives in exchange therefor either (x) other assets having substantially equivalent value, or (y) an interest (having substantially equivalent value) in other assets, in each instance as determined by the New Loral Board. Notwithstanding anything contained in this Plan of Reorganization, including Exhibit A and Exhibit B hereto, the New SS/L Certificate of Incorporation and the New SS/L Bylaws shall permit New SS/L to transfer funds to New Loral or its direct and indirect subsidiaries in the ordinary course and consistent with the past practices of the Debtors.

(c) The New Loral Bylaws shall provide, among other things, that the New Loral Board shall cause the board of directors of each of New Skynet and New SS/L to be the same as the New Loral Board at all times, and any amendment of such provision of the New Loral Bylaws shall require the vote of not less than 75% of the directors of New Loral.

10.4. Authorization and Issuance of New Securities.

The issuance of the following securities by New Loral and New Skynet, as applicable, are hereby authorized without further act or action under applicable law, regulation, order, or rule:

(a) the New Loral Common Stock,

(b) the New Skynet Preferred Stock,

(c) the New Skynet Notes,

(d) the Subscription Rights, and

(e) the Options.

The New Loral Certificate of Incorporation shall provide that preferred stock of New Loral may be issued from time to time in one or more series. The New Loral Board shall be authorized, within the limitations and restrictions stated in the New Loral Certificate of Incorporation, to, among other things, fix or alter the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption, the redemption price or prices, the liquidation preferences of any preferred stock, and the number of shares constituting any such series and the designation thereof, or any of them.

10.5. New Skynet Preferred Stock.

The principal terms of the New Skynet Preferred Stock are set forth in Exhibit A attached hereto. Transfers of New Skynet Preferred Stock will not be allowed if such Transfers would subject New Skynet to the reporting requirements of Section 12(g) of the Securities Exchange Act of 1934, as amended, as determined by the New Skynet Board.

10.6. New Skynet Notes.

The principal terms of the New Skynet Notes are set forth in Exhibit B attached hereto. The principal amount of New Skynet Notes shall be increased to include the Backstop Fee as provided in Section 9.6 herein.

10.7. Registration and Listing of New Loral Common Stock.

New Loral shall use commercially reasonable efforts to cause the New Loral Common Stock to be registered under Section 12 of the Securities Exchange Act of 1934, as amended, and listed on the national market system of Nasdaq or such other national securities exchange for which it may qualify as soon as practicable after the Effective Date.

10.8. New Management Stock Plan.

The New Management Stock Plan shall be and shall be deemed to be adopted by New Loral and effective as of the Effective Date. The solicitation of votes on the Plan of Reorganization shall include and be deemed to be a solicitation for approval of the New Management Stock Plan by the holders of the New Loral Common Stock. Entry of the Confirmation Order shall constitute such approval.

SECTION 11.	EFFECT OF CONFIRMATION
11.1.	Vesting of Assets.

Upon the Effective Date, pursuant to section 1141(b) and (c) of the Bankruptcy Code, all property of the Debtors shall vest in each of the Reorganized Debtors free and clear of all Claims, Liens, encumbrances, charges, and other interests, except as provided in the Plan of Reorganization. The Reorganized Debtors may operate their businesses and may use, acquire, and dispose of property free of any restrictions of the Bankruptcy Code or the Bankruptcy Rules and in all respects as if there were no pending case under any chapter or provision of the Bankruptcy Code.

11.2. Claims Extinguished.

As of the Effective Date, any and all alter-ego or derivative claims accruing to the Debtors or Debtors in Possession against present or former officers and directors of the Debtors who were officers or directors of the Debtors at any time during the Reorganization Cases shall be extinguished whether or not then pending.

11.3. Discharge of Claims and Termination of Equity Interests.

The rights afforded in the Plan of Reorganization and the payments and distributions to be made hereunder shall discharge all existing debts and Claims, and, except as provided in the Plan of Reorganization with regard to the Ltd. Equity Interests, Orion Equity Interests, SpaceCom Equity Interests and SS/L Equity Interests held by the Debtors or the Non-Debtors, shall terminate all Equity Interests, of any kind, nature, or description whatsoever against or in the Debtors or any of their assets or properties to the fullest extent permitted by section 1141 of the Bankruptcy Code. Except as provided in the Plan of Reorganization, upon the Effective Date, all existing Claims against the Debtors and Equity Interests in the Debtors shall be, and shall be deemed to be, discharged and terminated, and all holders of Claims and Equity Interests shall be precluded and enjoined from asserting against the Reorganized Debtors, their successors or assignees, or any of their assets or properties, any other or further Claim or Equity Interest based upon any act or omission, transaction, or other activity of any kind or nature that occurred prior to the Effective Date, whether or not such holder has filed a proof of Claim or proof of Equity Interest, and whether or not the facts or legal bases therefore were known or existed prior to the Effective Date.

11.4. Discharge of Debtors.

Upon the Effective Date and in consideration of the distributions to be made hereunder, except as otherwise expressly provided herein, each holder (as well as any trustees and agents on behalf of each holder) of a Claim or Equity Interest and any affiliate of such holder shall be deemed to have forever waived, released and discharged the Debtors, to the fullest extent permitted by section 1141 of the Bankruptcy Code, of and from any and all Claims, Equity Interests, rights, and liabilities that arose prior to the Effective Date. Upon the Effective Date, all such persons shall be forever precluded and enjoined, pursuant to section 524 of the Bankruptcy Code, from prosecuting or asserting any such discharged Claim against or terminated Equity Interest in the Debtors.

11.5. Injunction.

Except as otherwise expressly provided in the Plan of Reorganization, all persons or entities who have held, hold or may hold Claims or Equity Interests and all other parties in interest, along with their respective present or former employees, agents, officers, directors, principals and affiliates, are permanently enjoined, from and after the Effective Date, from (i) commencing or continuing in any manner any action or other proceeding of any kind with respect to any such Claim or Equity Interest against the Debtors or Reorganized Debtors, (ii) the enforcement, attachment, collection or recovery by any manner or means of any judgment, award, decree or order against the Debtors or Reorganized Debtors, (iii) creating, perfecting, or enforcing any encumbrance of any kind against the Debtors or Reorganized Debtors or against the property or interests in property of the Debtors or Reorganized Debtors, or (iv) asserting any right of setoff, subrogation or recoupment of any kind against any obligation due from the Debtors or Reorganized Debtors or against the property or interests in property of the Debtors or Reorganized Debtors, with respect to any such Claim or Equity Interest. Such injunction shall extend to any successors of the Debtors and Reorganized Debtors and their respective properties and interest in properties.

11.6. Term of Injunctions or Stays.

Unless otherwise provided, all injunctions or stays arising under or entered during the Reorganization Cases under section 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the later of the Effective Date and the date indicated in the order providing for such injunction or stay.

11.7. Injunction Against Interference With Plan of Reorganization.

Upon the entry of the Confirmation Order, all holders of Claims and Equity Interests and other parties in interest, along with their respective present or former employees, agents, officers, directors, principals and affiliates shall be enjoined from taking any actions to interfere with the implementation or consummation of the Plan of Reorganization.

11.8. Exculpation.

Notwithstanding anything herein to the contrary, as of the Effective Date, none of (i) the Debtors and the Debtors’ officers, directors, and employees, (ii) the Creditors’ Committee and any subcommittee thereof, (iii) the Agent, (iv) the Indenture Trustees, (v) the JPLs, (vi) the accountants, financial advisors, investment bankers, agents and attorneys for the Debtors, (vii) the Backstop Purchasers and their affiliates and (viii) the directors, officers, partners, members, agents, representatives, accountants, financial advisors, investment bankers, or attorneys for any of the persons or entities described in (ii), (iii), (iv) and (v) and (vii) of this Section 11.8 (but solely in their capacities as such) shall have or incur any liability for any claim, cause of action or other assertion of liability for any act taken or omitted to be taken since the Commencement Date in connection with, or arising out of, the Reorganization Cases, the formulation, dissemination, confirmation, consummation, or administration of the Plan of Reorganization, property to be distributed under the Plan of Reorganization, or any other act or omission in connection with the Reorganization Cases, the provisional liquidation of the Bermudian Debtors, the Plan of Reorganization, the Disclosure Statement or any contract, instrument, document or other agreement related thereto; provided, however, that the foregoing shall not affect the liability of any person that otherwise would result from any such act or omission to the extent such act or omission is determined by a Final Order to have constituted willful misconduct or gross negligence.

11.9. Releases of Representatives.

Effective as of the Confirmation Date but subject to the occurrence of the Effective Date, and in consideration of: (a) the services provided by the present and former directors, officers, employees, affiliates, agents, financial advisors, attorneys, and representatives of the Debtors to the Debtors who acted in such capacities after the Commencement Date; (b) the services of the Creditors’ Committee and the Backstop Purchasers and their affiliates; (c) the services of the Agent; (d) the services of each Indenture Trustee, and (e) the services of the JPLs, and their respective professionals in connection with the Reorganization Cases and the provisional liquidations of the Bermudian Debtors, (x) the Debtors and the Reorganized Debtors; (y) each holder of a Claim or Equity Interest that votes to accept the Plan of Reorganization (or is deemed to accept the Plan of Reorganization); and (z) to the fullest extent permissible under applicable law, as such law may be extended or integrated after the Effective Date, each holder of a Claim or Equity Interest that does not vote to accept the Plan of Reorganization, shall release unconditionally and forever each present or former director, officer, employee, agent, financial advisor, attorney and representative (and their respective affiliates) of the Debtors who acted in such capacity after the Commencement Date, the Creditors’ Committee, each member of the Creditors’ Committee, the Backstop Purchasers, the Agent, the Indenture Trustees, the JPLs, and each of their respective members, officers, directors, agents, financial advisors, attorneys, employees, equity holders, parent corporations, subsidiaries, partners, affiliates and representatives from any and all claims or causes of action whatsoever in connection with, related to, or arising out of the Reorganization Cases, the pursuit of confirmation of the Plan of Reorganization, the consummation thereof, the administration thereof, or the property to be distributed thereunder, and the provisional liquidation of the Bermudian Debtors; provided, that the foregoing shall not operate as a waiver of or release from any causes of action arising out of the willful misconduct or gross negligence of any such person or entity.

11.10. Avoidance Actions.

Other than any releases granted herein, by the Confirmation Order and by Final Order of the Bankruptcy Court, as applicable, from and after the Effective Date, the Reorganized Debtors shall have the right to prosecute any avoidance or equitable subordination or recovery actions under sections 105, 502(d), 510, 542 through 551, and 553 of the Bankruptcy Code that belong to the Debtors or Debtors in Possession.

11.11. Retention of Causes of Action/Reservation of Rights.

(a) Except as provided in Section 11.9 hereof, nothing contained in the Plan of Reorganization or the Confirmation Order shall be deemed to be a waiver or the relinquishment of any rights or causes of action that the Debtors or the Reorganized Debtors may have or which the Reorganized Debtors may choose to assert on behalf of their respective estates under any provision of the Bankruptcy Code or any applicable nonbankruptcy law, including, without limitation, (i) any and all Claims against any person or entity, to the extent such person or entity asserts a crossclaim, counterclaim, and/or Claim for setoff which seeks affirmative relief against the Debtors, the Reorganized Debtors, their officers, directors, or representatives and (ii) the turnover of any property of the Debtors’ estates.

(b) Nothing contained in the Plan of Reorganization or the Confirmation Order shall be deemed to be a waiver or relinquishment of any claim, cause of action, right of setoff, or other legal or equitable defense which the Debtors had immediately prior to the Commencement Date, against or with respect to any Claim left unimpaired by the Plan of Reorganization. The Reorganized Debtors shall have, retain, reserve, and be entitled to assert all such claims, causes of action, rights of setoff, and other legal or equitable defenses which the Debtors had immediately prior to the Commencement Date fully as if the Reorganization Cases had not been commenced, and all of the Reorganized Debtors’ legal and equitable rights respecting any Claim left unimpaired by the Plan of Reorganization may be asserted after the Confirmation Date to the same extent as if the Reorganization Cases had not been commenced.

SECTION 12.	CONDITIONS PRECEDENT
12.1.	Conditions Precedent to the Effective Date.

The occurrence of the Effective Date of the Plan of Reorganization is subject to the following conditions precedent:

(a) the Confirmation Order, in form and substance reasonably satisfactory to the Debtors and the Creditors’ Committee, shall have been entered and shall be in full force and effect and there shall not be a stay or injunction in effect with respect thereto;

(b) the Bankruptcy Court shall have entered a Confirmation Order with respect to each plan of reorganization proposed hereunder in form and substance satisfactory to the applicable Debtors and the Creditors’ Committee;

(c) the aggregate amount of Allowed Claims in SpaceCom Class 4 and SS/L Class 4 shall not exceed $125,000,000 (exclusive of postpetition interest);

(d) the Debtors shall have received the insurance proceeds in respect of the Telstar 14/Estrela do Sul-1 satellite in an aggregate amount reasonably satisfactory to the Debtors and the Creditors’ Committee consistent with disclosures made by the Debtors;

(e) all actions, documents, and agreements necessary to implement the Plan of Reorganization, including, without limitation, all actions, documents, and agreements necessary to implement the Restructuring Transactions, shall have been effected or executed;

(f) all conditions to the Backstop Commitment Agreement shall have been satisfied or waived pursuant to the terms thereof;

(g) the Debtors shall have received all authorizations, consents, regulatory approvals, rulings, letters, no-action letters, opinions, or documents that are determined by the Debtors and the Creditors’ Committee to be necessary to implement the Plan of Reorganization and that are required by law, regulation, or order;

(h) the New Loral Certificate of Incorporation and the Reorganized Subsidiary Debtors’ Certificates of Incorporation shall have been filed with the Secretary of State of the State of Delaware;

(i) each of the New Loral Certificate of Incorporation, the New Loral Bylaws, the New Skynet Certificate of Incorporation, the New Skynet Bylaws, the New SS/L Certificate of Incorporation, the New SS/L Bylaws, the Reorganized Subsidiary Debtors’ Certificates of Incorporation, the Reorganized Subsidiary Debtors’ Bylaws, the New Management Stock Plan, the New Loral Employment Contracts, the Registration Rights Agreement and the SERP Amendment, in form and substance acceptable to the Debtors and the Creditors’ Committee, shall be in full force and effect; and

(j) the Subscription Expiration Date shall have occurred.

The conditions precedent specified above may be waived in whole or in part by the Debtors and the Creditors’ Committee in each of their sole discretion, except with respect to Section 12.1(f), which may be waived only by the Backstop Purchasers, in their sole discretion, but subject to the terms of and as provided in the Backstop Commitment Agreement. Any such waiver may be effected at any time, without notice or leave or order of the Bankruptcy Court, and must be in writing.

12.2. Effect of Failure of Conditions to Effective Date.

In the event the conditions precedent specified in Section 12.1 have not been satisfied or waived by 120 days after the Confirmation Date, then (i) the Confirmation Order shall be vacated, (ii) no distributions under the Plan of Reorganization shall be made, (iii) the Debtors and all holders of Claims and Equity Interests shall be restored to the status quo ante as of the day immediately preceding the Confirmation Date as though the Confirmation Date never occurred and (iv) all of the Debtors’ obligations with respect to the Claims and Equity Interests shall remain unchanged and nothing contained herein shall be deemed to constitute a waiver or release of any claims by or against the Debtors or any other entity or to prejudice in any manner the rights of the Debtors, the Backstop Purchasers, the Creditors’ Committee, or any other entity in any further proceedings involving the Debtors.

SECTION 13. RETENTION OF JURISDICTION

On and after the Effective Date, the Bankruptcy Court shall retain jurisdiction over all matters arising in, arising under, and related to the Reorganization Cases for, among other things, the following purposes:

(a) To hear and determine applications for the assumption or rejection of executory contracts or unexpired leases and the allowance of Claims resulting therefrom.

(b) To determine any motion, adversary proceeding, application, contested matter, and other litigated matter pending on or commenced after the Confirmation Date.

(c) To ensure that distributions to holders of Allowed Claims are accomplished as provided herein.

(d) To consider Claims or the allowance, classification, priority, compromise, estimation, or payment of any Claim, Administrative Expense Claim, or Equity Interest.

(e) To enter, implement, or enforce such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, reversed, revoked, modified, or vacated.

(f) To issue injunctions, enter and implement other orders, and take such other actions as may be necessary or appropriate to restrain interference by any person with the consummation, implementation, or enforcement of the Plan of Reorganization, the Confirmation Order, or any other order of the Bankruptcy Court.

(g) To hear and determine any application to modify the Plan of Reorganization in accordance with section 1127 of the Bankruptcy Code, to remedy any defect or omission or reconcile any inconsistency in the Plan of Reorganization, the Disclosure Statement, or any order of the Bankruptcy Court, including the Confirmation Order, in such a manner as may be necessary to carry out the purposes and effects thereof.

(h) To hear and determine all applications under sections 330, 331, and 503(b) of the Bankruptcy Code for awards of compensation for services rendered and reimbursement of expenses incurred prior to the Confirmation Date.

(i) To hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Plan of Reorganization, the Confirmation Order, any transactions or payments contemplated hereby, or any agreement, instrument, or other document governing or relating to any of the foregoing.

(j) To take any action and issue such orders as may be necessary to construe, enforce, implement, execute, and consummate the Plan of Reorganization or to maintain the integrity of the Plan of Reorganization following consummation.

(k) To determine such other matters and for such other purposes as may be provided in the Confirmation Order.

(l) To hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code, (including the expedited determination of tax under section 505(b) of the Bankruptcy Code).

(m) To hear and determine any other matters related to the Plan of Reorganization and not inconsistent with the Bankruptcy Code and title 28 of the United States Code.

(n) To determine any other matters that may arise in connection with or are related to the Plan of Reorganization, the Disclosure Statement, the Confirmation Order any of the Plan Documents, or any other contract, instrument, release or other agreement or document related to the Plan of Reorganization, the Disclosure Statement or the Plan Supplement.

(o) To enter a final decree closing the Reorganization Cases.

(p) To recover all assets of the Debtors and property of the Debtors’ estates, wherever located.

(q) To hear and determine any rights, claims or causes of action held by or accruing to the Debtors pursuant to the Bankruptcy Code or pursuant to any federal or state statute or legal theory.

SECTION 14.	MISCELLANEOUS PROVISIONS
14.1.	Effectuating Documents and Further Transactions.

Each of the officers of New Loral, New Skynet, New SS/L and the other Reorganized Debtors is authorized, in accordance with his or her authority under the resolutions of the applicable Board of Directors, to execute, deliver, file, or record such contracts, instruments, releases, indentures, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan of Reorganization.

14.2. Corporate Action.

On the Effective Date, all matters provided for under the Plan of Reorganization that would otherwise require approval of the stockholders or directors of one or more of the Debtors or Reorganized Debtors, including, without limitation, the authorization to issue or cause to be issued the New Loral Common Stock, the New Skynet Preferred Stock, the New Skynet Notes, or the Subscription Rights, the issuance of the New Loral Common Stock, the New Skynet Preferred Stock, the New Skynet Notes and the Subscription Rights, the New Management Stock Plan, the effectiveness of the New Loral Certificate of Incorporation and the New Loral Bylaws, the effectiveness of the New Skynet Certificate of Incorporation and the New Skynet Bylaws, the effectiveness of the New SS/L Certificate of Incorporation and the New SS/L Bylaws, the effectiveness of the Reorganized Subsidiary Debtors’ Certificates of Incorporation and Reorganized Subsidiary Debtors’ Bylaws, all Restructuring Transactions to be effectuated pursuant to the Plan of Reorganization, the election or appointment, as the case may be, of directors and officers of the Reorganized Debtors, including New Loral, pursuant to the Plan of Reorganization and the authorization and approval of the New Loral Employment Contracts, and the qualification, of each of New Loral, New Skynet and New SS/L as a foreign corporation wherever the conduct of business by such entities requires such qualification shall be deemed to have occurred and shall be in effect from and after the Effective Date pursuant to the applicable general corporation law of the states in which the Debtors or the Reorganized Debtors are incorporated, without any requirement of further action by the stockholders or directors of the Debtors or the Reorganized Debtors. On the Effective Date, or as soon thereafter as is practicable, the Reorganized Debtors, including New Loral, shall, if required, file their amended certificates of incorporation with the Secretary of State of the state in which each such entity is (or will be) organized, in accordance with the applicable general business law of each such jurisdiction.

14.3. Compliance with Tax Requirements.

In connection with the Plan of Reorganization, and in accordance with Section 6.6(b) of the Plan of Reorganization, the Debtors will comply with all withholding and reporting requirements imposed by federal, state, and local taxing authorities, and all distributions hereunder shall be subject to such withholding and reporting requirements.

14.4. Exemption from Transfer Taxes.

Pursuant to section 1146(c) of the Bankruptcy Code, the issuance, transfer, or exchange of notes or equity securities under the Plan of Reorganization, the creation of any mortgage, deed of trust, or other security interest, the making or assignment of any lease or sublease, or the making or delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with the Plan of Reorganization, including, without limitation, any merger agreements or agreements of consolidation, deeds, bills of sale, or assignments executed in connection with any of the transactions contemplated under the Plan of Reorganization, shall not be subject to any stamp, real estate transfer, mortgage recording, or other similar tax. All sale transactions consummated by the Debtors and approved by the Bankruptcy Court on and after the Commencement Date through and including the Effective Date, including, without limitation, the transfers effectuated under the Plan of Reorganization, the sale by the Debtors of owned property pursuant to section 363(b) of the Bankruptcy Code, and the assumption, assignment, and sale by the Debtors of unexpired leases of non-residential real property pursuant to section 365(a) of the Bankruptcy Code, shall be deemed to have been made under, in furtherance of, or in connection with the Plan of Reorganization and, thus, shall not be subject to any stamp, real estate transfer, mortgage recording, or other similar tax.

14.5. Expedited Tax Determination.

The Reorganized Debtors may request an expedited determination of taxes under section 505(b) of the Bankruptcy Code for all returns filed for, or on behalf of, the Debtors for any and all taxable periods ending after the Commencement Date through, and including, the Effective Date.

14.6. Payment of Statutory Fees.

On the Effective Date, and thereafter as may be required, the Debtors shall pay all fees payable pursuant to section 1930 of chapter 123 of title 28 of the United States Code.

14.7. Dissolution of Statutory Committee of Unsecured Creditors.

Effective thirty (30) days after the Effective Date if no appeal of the Confirmation Order is then pending, the Creditors’ Committee shall dissolve with respect to the Debtors and its members shall be released and discharged from all further authority, duties, responsibilities and obligations relating to the Reorganization Cases; provided, however, that the Creditors’ Committee and its professionals shall be retained with respect to (i) applications filed pursuant to sections 330 and 331 of the Bankruptcy Code and (ii) motions seeking the enforcement of the provisions of the Plan of Reorganization and the transactions contemplated hereunder or the Confirmation Order.

14.8. Indenture Trustee as Claim Holder.

Consistent with Bankruptcy Rule 3003(c), the Reorganized Debtors shall recognize proofs of claim timely filed by any Indenture Trustee in respect of any Note Claims. Accordingly, any Claim, proof of which is filed by the registered or beneficial holder of a Claim, may be disallowed as duplicative of the Claim of the applicable Indenture Trustee, without any further action of the Bankruptcy Court.

14.9. Plan Supplement.

A draft form of the Plan Documents to be entered into as of the Effective Date and any other appropriate documents shall be contained in the Plan Supplement and filed with the Clerk of the Bankruptcy Court no later than ten (10) days prior to the last date by which holders of impaired Claims may vote to accept or reject the Plan of Reorganization. Upon its filing with the Bankruptcy Court, the Plan Supplement may be inspected in the office of the Clerk of the Bankruptcy Court during normal court hours. Documents to be included in the Plan Supplement will be posted at www.bsillc.com as they become available, but no later than five (5) days prior to the last date by which votes to accept or reject the Plan of Reorganization must be received.

14.10. Substantial Consummation.

On the Effective Date, the Plan of Reorganization shall be deemed to be substantially consummated under sections 1101 and 1127(b) of the Bankruptcy Code.

14.11. Amendments.

(a) Plan of Reorganization Modifications. The Plan of Reorganization may be amended, modified, or supplemented by the Debtors or the Reorganized Debtors, subject to the consent of the Creditors’ Committee, in the manner provided for by section 1127 of the Bankruptcy Code or as otherwise permitted by law without additional disclosure pursuant to section 1125 of the Bankruptcy Code, except as the Bankruptcy Court may otherwise direct. After the Confirmation Date, so long as such action does not materially adversely affect the treatment of holders of Claims or Equity Interests under the Plan of Reorganization, the Debtors or the Reorganized Debtors, subject to the consent of the Creditors’ Committee, may institute proceedings in the Bankruptcy Court to remedy any defect or omission or reconcile any inconsistencies in the Plan of Reorganization or the Confirmation Order, with respect to such matters as may be necessary to carry out the purposes and effects of the Plan of Reorganization.

(b) Other Amendments. Prior to the Effective Date, the Debtors, subject to the consent of the Creditors’ Committee, may make appropriate technical adjustments and modifications to the Plan of Reorganization without further order or approval of the Bankruptcy Court, provided that such technical adjustments and modifications do not adversely affect in a material way the treatment of holders of Claims or Equity Interests.

14.12. Sections 1125 and 1126 of the Bankruptcy Code.

As of and subject to the occurrence of the Confirmation Date: (i) the Debtors shall be deemed to have solicited acceptances of the Plan of Reorganization in good faith and in compliance with the applicable provisions of the Bankruptcy Code, including without limitation, sections 1125(a) and (e) of the Bankruptcy Code, and any applicable non-bankruptcy law, rule, or regulation governing the adequacy of disclosure in connection with such solicitation and (ii) the Debtors, the members of the Creditors’ Committee, the Backstop Purchasers, and each of their respective affiliates, agents, directors, officers, employees, advisors, and attorneys shall be deemed to have participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code in the offer and issuance of any securities under the Plan of Reorganization, and therefore are not, and on account of such offer, issuance, and solicitation will not be, liable at any time for any violation of any applicable law, rule or regulation governing the solicitation of acceptances or rejections of the Plan of Reorganization or the offer and issuance of any securities under the Plan of Reorganization.

14.13. Revocation or Withdrawal of the Plan of Reorganization.

The Debtors reserve the right to revoke or withdraw the Plan of Reorganization prior to the Effective Date. If the Debtors take such action, the Plan of Reorganization shall be deemed null and void. In such event, nothing contained in the Plan of Reorganization shall constitute or be deemed a waiver or release of any Claims by or against the Debtors or any other person or to prejudice in any manner the rights of the Debtors or any person in any further proceedings involving the Debtors.

14.14. Severability.

If, prior to the entry of the Confirmation Order, any term or provision of the Plan of Reorganization is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court, at the request of the Debtors, subject to the consent of the Creditors’ Committee, shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration, or interpretation, unless agreed otherwise between the Debtors and the Creditors’ Committee, the remainder of the terms and provisions of the Plan of Reorganization will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan of Reorganization, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

14.15. Governing Law.

Except to the extent that the Bankruptcy Code or other federal law is applicable, or to the extent an exhibit hereto or a schedule or document in the Plan Supplement provides otherwise, the rights, duties, and obligations arising under the Plan of Reorganization shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without giving effect to the principles of conflict of laws thereof.

14.16. Binding Effect.

The Plan of Reorganization shall be binding upon and inure to the benefit of the Debtors, the holders of Claims and Equity Interests, and their respective successors and assigns, including, without limitation, the Reorganized Debtors.

14.17. Exhibits/Schedules.

All exhibits and schedules to the Plan of Reorganization, including the Plan Supplement, are incorporated into and are a part of the Plan of Reorganization as if set forth in full herein.

14.18. Notices.

All notices, requests, and demands to or upon the Debtors to be effective shall be in writing (including by facsimile transmission) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

Loral Space & Communications Ltd.
c/o Loral SpaceCom Corporation
600 Third Avenue
New York, New York 10016
Attn: Avi Katz, Esq.
Vice President, General Counsel and Secretary
Telephone: (212) 697-1105
Facsimile: (212) 338-5320

- and -

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
Attn: Stephen Karotkin, Esq.

Lori R. Fife, Esq.
Shai Y. Waisman, Esq.

Telephone: (212) 310-8000
Facsimile: (212) 310-8007

- and -

Akin Gump Strauss Hauer & Feld LLP
590 Madison Avenue, 22nd Floor
New York, New York 10022
Attn: Daniel H. Golden, Esq.

David H. Botter, Esq.

Telephone: (212) 872-1000
Facsimile: (212) 872-1002

14.19. Time.

In computing any period of time prescribed or allowed by the Plan of Reorganization, unless otherwise set forth herein or determined by the Bankruptcy Court, the provisions of Bankruptcy Rule 9006 shall apply.

14.20. Section Headings.

The section headings contained in the Plan of Reorganization are for reference purposes only and shall not affect in any way the meaning or interpretation of the Plan of Reorganization.

Dated: March 2	2, 2005 New York, New York

Respectfully submitted,

Loral Space & Communications Ltd.

		By:	/s/ Richard J. Townsend

Name: Richard J. Townsend Title: Executive Vice President, Chief Financial Officer

Loral SpaceCom Corporation

Loral Space & Communications Corporation
Loral Satellite, Inc.
Space Systems/Loral, Inc.
Loral Communications Services, Inc.
Loral Ground Services, L.L.C.
Loral Orion, Inc.
Loral CyberStar Global Services, Inc.
Loral Cyberstar GmbH
Loral CyberStar Japan, Inc.
Loral CyberStar Services, Inc.
Loral CyberStar Holdings, L.L.C.
Loral CyberStar International, Inc.
Loral Asia Pacific Satellite (HK) Limited
SS/L Export Corporation
CyberStar, L.P.
CyberStar, L.L.C.
Loral Skynet Network Services, Inc.
Loral Licensing Ltd.

By: Loral Space & Communications Ltd., as agent and attorney-in-fact for each of the foregoing entities

By:	/s/ Richard J. Townsend

Name: Richard J. Townsend Title: Executive Vice President, Chief Financial Officer

EXHIBIT A

TERM SHEET FOR NEW SKYNET PREFERRED STOCK

12% SERIES A NON-CONVERTIBLE PREFERRED STOCK

TERM SHEET

Issuer:	New Skynet (the “Company”)

Security:	12% Series A Non-Convertible Preferred
Stock (the “Preferred Stock”). The
dividend, liquidation and redemption
preference of the Preferred Stock will rank
senior to those of all other current and
future equity securities of the Company.

Maturity:	Perpetual

Recipients:	Existing Loral/Orion creditors

Amount:	1,000,000 shares of Preferred Stock, $0.01 par value each, and aggregate liquidation preference of $200,000,000.

Liquidation Preference:	$200,000,000 plus accrued and unpaid
dividends (“Liquidation Preference”). The
Preferred Stockholders will be entitled to
receive this Liquidation Preference prior to
any distribution to the holders of the
Company’s common stock. To the extent the
remaining assets of the Company are
insufficient to pay the Liquidation
Preference in full to all the holders of the
Preferred Stock, then such assets will be
distributed ratably to such holders in
proportion to the Liquidation Preference
each such holder would otherwise be entitled
to receive.

Dividend Rate:	12% per annum of the Liquidation Preference, mandatory, payable semi-annually in cash, in arrears subject to the following:

•	Dividend will be payable in kind (in additional shares of Preferred Stock) to the extent that such dividend payment would exceed (x) 50% of New Skynet’s 12-month EBITDA (as certified by the New Skynet’s Chief Financial Officer) for the 12-month period ending as of the completed quarter which ended at least 50 days prior to the date of the Dividend Determination (as defined below) of any such dividend, minus (y) the amount of interest paid in cash on the Senior Secured Notes for the applicable period.

•	Before the date that the Board of Directors of the Company (the “Board”) would regularly declare a dividend for the relevant period, the Board will make the following determinations: (i) whether any portion or all of such dividend (if otherwise payable in cash in accordance with the above) should be paid in cash or, instead, in additional shares of Preferred Stock (the “Dividend Determination”) and (ii) if the Dividend Determination is to pay any portion or all of such dividend in additional shares of Preferred Stock, whether the dividend, if otherwise payable, should be paid or, instead, not be paid but be accrued (the “Accrual Determination”). If the Dividend Determination is that any portion or all of the dividend be paid and be paid in cash, then such portion or all of the dividend, as the case may be, will be payable only in cash. If the Board makes (x) the Dividend Determination that any portion or all of the dividend be paid in additional shares of Preferred Stock and/or (y) the Accrual Determination to accrue and not to pay, a notice of such Dividend Determination and/or Accrual Determination, as the case may be, will be sent to holders of the Preferred Stock. —

•	If within 10 business days following the date such notice is given to the holders of Preferred Stock, written notice is received by the Company from the holders of at least two-thirds of the outstanding shares of Preferred Stock directing that (i) the dividend be paid and not be accrued and/or (ii) the entire dividend be paid in cash and not in kind (“Shareholders’ Notice”), then, in case of clause (i), the entire dividend will be paid and not accrued and, in the case of clause (ii), the entire dividend will be paid in cash. If the Shareholders’ Notice is not received by the Company by such 10 business days period, then the dividend, or the relevant portion thereof, as the case may be, will accrue and/or be paid in shares of Preferred Stock, as applicable. .

•	The Board will declare and pay the dividend, in the prescribed form, to the full extent, but only to such extent, that there exist lawfully available funds therefor.

•	If the Company fails to perform its dividend payment obligations described above in full for two consecutive semi-annual dividends (by accrual, in cash and/or in kind, as applicable) (“Default”), the holders of the shares of Preferred Stock, by a plurality of the votes cast, voting in person or by proxy on this matter as a separate class will be entitled to elect one member of the Board who will be added to the class of directors being voted upon at the next scheduled annual meeting (the “Vote”). Notwithstanding the foregoing, such right may be exercised only if after the Default but prior to the Vote, the holders of a majority of the outstanding shares of Preferred Stock send written notice to the Company indicating their intent to exercise such right (the “Default Notice”) and the Company fails to cure the Default within 45 days after the Company receives the Default Notice, at the expiration of which time the number of members of the Board will increase by one and the holders of the outstanding shares of Preferred Stock shall be entitled to effect the Vote to fill the newly-created directorship created by such increase. Such voting right will last until the Company performs such dividend payment obligation, at which time this voting right will cease, the term of the director elected will terminate and the authorized number of directors of the Company will automatically decrease by one (unless and until the occurrence of a new Default and the delivery of a new Default Notice, if ever).

•	In addition, the Certificate of Incorporation of the Company shall contain a provision prohibiting the Company from entering into any agreement or instrument that expressly restricts the Company’s ability to comply with the terms of the Preferred Stock, including, without limitation, the payment of any dividend with respect thereto, which provision shall remain in effect only for so long as at least two thirds of the number of shares of the Preferred Stock originally issued remain outstanding. Redemption: At its option, the Company may redeem all or part of the Preferred Stock at any time or from time to time in cash at the Liquidation Preference. Voting Rights: So long as at least two thirds of the number of shares of the Preferred Stock originally issued remain outstanding, the consent of holders of a majority of the outstanding shares of Preferred Stock who are voting together as a class in person or by proxy on the following matters shall be required for any action which results in any of the following: any action that reclassifies any outstanding shares into shares having preferences or parity as to dividends or assets upon liquidation, dissolution or winding up senior to or on a parity with the preferences of the Preferred Stock, whether by merger, consolidation or otherwise; any amendment of the Company’s Certificate of Incorporation that materially adversely affects the rights of the holders of Preferred Stock, whether by merger, consolidation or otherwise; any amendment, waiver or repeal of the powers, preferences, rights, privileges or restrictions of the Preferred Stock, whether by merger, consolidation or otherwise; any merger or consolidation of the Company or sale by the Company of all or substantially all of its assets unless (i) the Company is the surviving entity in such transaction, (ii) the Company is not the surviving entity in such transaction but the survivor assumes all of the Company’s obligations with respect to the Preferred Stock, or (iii) the Preferred Stock is redeemed in its entirety as a result of such transaction; or the payment or declaration of any dividend or distribution on any junior stock of New Skynet (other than a dividend payable solely in shares of common stock), unless all dividends due on the Preferred Stock in such year have been paid in full. Amendment So long as at least two thirds of the number of shares of the Preferred Stock originally issued remain outstanding, any amendment of the Certificate of Incorporation or the Certificate of Designation affecting, directly or indirectly, the payment of dividends on the Preferred Stock shall require the consent of holders of at least two thirds of the outstanding shares of Preferred Stock who are voting together as a class in person or by proxy. Transfers of Preferred Stock will not be allowed if such transfers would subject the Company to the reporting requirements of Section 12(g) of the Securities Exchange Act of 1934, as amended, as determined by the Transfer Restrictions: Board.

EXHIBIT B

TERM SHEET FOR NEW SKYNET NOTES

NEW SENIOR SECURED NOTES

TERM SHEET

Issue:	Senior Secured Cash / PIK Notes (“Senior Secured Notes”)

Issuer:	New Skynet (“New Skynet” or “Issuer”)

Parties:	New Skynet

Guarantors:	All of the domestic, wholly and majority owned, direct and indirect, current and future subsidiaries of New Skynet. In the case of any non-wholly owned subsidiary, in the event the consent of any third party is required to grant any such guaranty, New Skynet shall use its commercially reasonable efforts to obtain such consent.

Security:	All of the assets of New Skynet will be direct collateral and all of the assets of each of the Guarantors will be collateral for the secured guarantees (subject, in both instances, to applicable governmental regulations), provided, however, that any pledge of the voting stock
(as determined for Federal income tax purposes) of a foreign subsidiary owned by New Skynet or the applicable Guarantor shall be limited to 65%
of the total combined voting stock of such subsidiary. In the event that New Skynet or any Guarantor is required to obtain the consent of any third party to pledge collateral, New Skynet or the applicable
Guarantor shall use its commercially reasonable efforts to obtain such consent.

Ranking:	Senior secured debt of the Issuer and each of the Guarantors.

Principal:	$126.0 million, including the Backstop Fee referred to in the Plan Term Sheet.

Interest:	14.0% per annum, payable semi-annually in cash, in arrears, subject to the following:

•	Interest shall be payable in kind to the extent that the amount of any such interest payment would exceed 50.0% of New Skynet’s 12-month EBITDA (as certified by the Chief Financial Officer of New Skynet) for the 12-month period ending as of the completed quarter which ended at least 50 days prior to the date of the Payment Determination (as defined below) of any such interest payment; and

•	Before any Interest payment date, the Board of Directors of the Issuer (the “Board”) may determine, that any portion or all of such Interest that would otherwise be payable in cash will be paid in kind and not in cash (the “Payment Determination”).

•	If the Payment Determination is that the Interest be paid in cash, then the Interest will be payable only in cash. If the Payment Determination is that any portion or all of the Interest be paid in kind, although otherwise such dividend or portion thereof would be payable in cash (in accordance with the above), a notice of such Payment Determination will be sent to holders of the Senior Secured Notes.

•	If within 10 business days following the date such notice is given to the holders of the Senior Secured Notes, written notice is received by the Issuer from the holders of at least two-thirds of the aggregate outstanding principal amount of the Senior Secured Notes (“Noteholders’ Notice”) demanding that all of the Interest be paid in cash and not in kind, then all of the Interest will be paid in cash. If the Noteholders’ Notice is not received by the Issuer by such 10 business days period, then the Interest will be paid in kind. Default Interest: Interest plus 2.0% on overdue amounts 10 years from the issuance date Funds will be used to: (i) purchase substantially all non-Orion FSS assets and (ii) fund the cash portion of the distributions to be made Maturity Date: to the SSL and SpaceCom creditors. Any surplus will be used for Use of Proceeds: general corporate purposes Redemption:

•	During the first 48 months after the effective date of the plan of reorganization, the Senior Secured Notes will not be redeemable by the Issuer. However, during this 48 months period the Board may determine to redeem the Senior Secured Notes, in whole or in part, at a redemption price of 110.0%, plus accrued and unpaid interest, unless the Noteholders’ Notice demanding that redemption not be effected is received.

•	At any time after the first 48 month period, the Senior Secured Notes will be redeemable at the Issuer’s option, in whole or in part, at the following redemption prices, plus accrued and unpaid interest:

•	During year 5 110.0%

•	During year 6 108.0%

•	During year 7 106.0%

•	During year 8 104.0%

•	During year 9 102.0%

•	During year 10 100.0% Mandatory Redemption: Holders of the Senior Secured Notes shall have the right to require the Issuer to repurchase the Senior Secured Notes at the applicable redemption price pursuant to the preceding paragraph following a change of control, and at 100% of net proceeds following asset sales (subject to reinvestment of proceeds) Restrictive Covenants: Limitations imposed on New Skynet and all direct and indirect, current and future subsidiaries shall include, without limitation, to the extent not inconsistent with typical covenants found in high-yield securities and subject to a carve-out for intercompany transfers and allocations in the ordinary course of business and consistent with past practice, the following:

•	Limitation on incurrence of additional indebtedness in excess of $200.0 million

•	Limitation on restricted payments

•	Limitation on asset sales

•	Limitation on dividend and other payment restrictions affecting Restricted Subsidiaries

•	Limitation on ownership of stock of Restricted Subsidiaries

•	Limitation on liens, subject to a Permitted / Superior lien of $200.0 million

•	Merger, consolidation and other business combinations

•	Limitation on transactions with affiliates

•	Limitation on designation of Unrestricted Subsidiaries

•	Anti-layering provisions Events of Default: Standard events of default found in high-yield securities Acceleration: The Senior Secured Notes may be accelerated upon the occurrence of an event of default (subject, in certain cases, to grace periods), and where acceleration is not automatic, by the vote of holders of at least one-third, unless such vote for acceleration is rescinded by the vote of holders of at least fifty percent (50%) of the then outstanding aggregate principal amount of the Senior Secured Notes Information Requirements: New Skynet will furnish to holders of Senior Secured Notes: (i) as soon as available but in any event within 90 days after the end of the fiscal year, (A) audited consolidated financial statements and (B) such other information as is customary for high yield indentures and otherwise, as may be agreed; and (ii) as soon as available but in any event within 50 days after the end of each fiscal quarter, unaudited consolidated financial statements and financial information, and (B) such other information as is customary for high yield indentures and otherwise, as may be agreed.

EXHIBIT C

LIST OF ASSETS OF NEW SKYNET AND NEW NETWORK SERVICES

I. The assets of New Skynet will include all of the assets of Orion plus, directly or indirectly, the following:

•	All of the equity interests in XTAR, L.L.C.

•	All licenses or rights to orbital slots

•	All of the Telstar 18 satellite transponders and equity (if any) that is not currently owned by Orion

•	Telstar 14/Estrela do Sul-1 satellite (“EdS”)

•	Loral Skynet do Brasil Ltda. (including all of its assets and the slot license for EdS)

•	All transponders that are owned on the Satmex 5 satellite owned by Satelites Mexicanos, S.A. de C.V. (“Satmex”)

•	Joint Venture rights and interests in Mabuhay Space Holdings Limited

•	All interests in Globalstar, L.L.C.

•	Trademark rights relating to the satellite services business

•	All equity interests in Satmex

•	Other assets used to operate the satellites

•	All of the equity interests in New Network Services

II. The assets of New Network Services will include all of Loral Skynet’s assets as well as the network services assets, other than those assets transferred to New Skynet (listed
above).EXHIBIT D

BACKSTOP COMMITMENT AGREEMENT

MHR Capital Partners LP            Thracia LLC
MHR Capital Partners (100) LP            c/o P. Schoenfeld Asset Management LLC
MHR Institutional Partners II LP 1330 Avenue of the Americas
MHR Institutional Partners IIA LP            New York, NY 10019
40 West 57th Street, 24th Floor
New York, NY 10019

__ __, 2005

Loral Space & Communications Ltd.
600 Third Avenue
New York, New York 10016
Attention: Bernard Schwartz

Re: Commitment to Purchase New Skynet Notes

Gentlemen:

Loral Space & Communications Ltd. (“Ltd.”), Loral Space & Communications Corporation, Loral SpaceCom Corporation, Loral Satellite, Inc., Space Systems/Loral, Inc., Loral Communications Services, Inc., Loral Ground Services, L.L.C., Loral Orion, Inc., Loral CyberStar Global Services, Inc., Loral Cyberstar GmbH, Loral CyberStar Japan, Inc., Loral CyberStar Services, Inc., Loral CyberStar Holdings, L.L.C., Loral CyberStar International, Inc., Loral Asia Pacific Satellite (HK) Limited, SS/L Export Corporation, CyberStar, L.P., CyberStar L.L.C., Loral Skynet Network Services, Inc., and Loral Licensing Ltd. (collectively, the “Debtors”), intend to engage in a reorganization (the “Reorganization”) pursuant to chapter 11 of title 11, United States Code, 11 U.S.C. Sections 101 et seq. (the “Bankruptcy Code”). The Debtors filed voluntary petitions for relief under chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) on July 15, 2003, and subsequently filed a Third Amended Joint Plan of Reorganization Under Chapter 11 the Bankruptcy Code on March 22, 2005 attached as Exhibit A hereto (as amended and supplemented from time to time in accordance with and subject to the terms of this Agreement, the “Plan”). It is our understanding that in connection with the Reorganization, among other things: each holder of an Allowed Orion General Unsecured Claim on the record date set therefor shall have a Subscription Right entitling such holder to subscribe for up to its New Skynet Notes Pro Rata Share of New Skynet Notes in connection with the Rights Offering. Holders of Allowed Orion General Unsecured Claims have the right, but not the obligation, to participate in the Rights Offering as provided in the Plan.

Terms used in this letter agreement (this “Agreement”) with initial capital letters that are not otherwise defined shall have the meanings ascribed to such terms in the Plan.

1. The Commitment.

(a) Subject to the terms and conditions hereof, (i) MHR Capital Partners LP, MHR Capital Partners (100) LP, MHR Institutional Partners II LP, MHR Institutional Partners IIA LP and/or one or more of their affiliates (collectively, “MHR”) agrees to purchase 95% (ninety five percent) and (ii) Thracia LLC (“Schoenfeld,”) agrees to purchase 5% (five percent) (Schoenfeld together with MHR, the “Backstop Purchasers” and, each individually, a “Backstop Purchaser”) at the same price provided in the Plan any amount of New Skynet Notes not subscribed for or not otherwise purchased pursuant to the Rights Offering, (the “Commitment”)

(b) MHR agrees that it shall purchase all New Skynet Notes that Schoenfeld would have been obligated to purchase pursuant to its Commitment, and MHR’s Commitment shall include Schoenfeld’s Commitment if and to the extent that (i) Schoenfeld is not a party to this Agreement or does not perform its Commitment as required hereunder, or (ii) Schoenfeld asserts any right it may have under this Agreement and it is thereby not, or is asserting that it is not, required to perform its Commitment hereunder and MHR has a similar right hereunder but MHR does not assert such right and elects to perform its Commitment hereunder. The Debtors agree that if MHR performs its Commitment pursuant to Sections 1(b)(i) and 1(b)(ii) above: (x) such performance shall be deemed performance by Schoenfeld in all respects, (y) the Debtors shall be required to perform all their respective obligations hereunder and (z) payments of the Subscription Purchase Price and the Backstop Fee shall be adjusted and paid accordingly.

2. The Closing.

(a) The delivery of and payment for the New Skynet Notes purchased hereunder and the consummation of the Rights Offering shall take place at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153 on the Effective Date (the “Closing”).

(b) Upon Closing:

(i) the Backstop Purchasers, in satisfaction of their Commitment, shall each pay by wire transfer the purchase price payable in consideration of any New Skynet Notes purchased pursuant to Sections 1(a) or 1(b);

(ii) the Debtors shall deliver to each of the Backstop Purchasers (or their designees) New Skynet Notes or, if the New Skynet Notes are in global form, The Depositary Trust Company (“DTC”) shall then credit the account of the participating organizations in DTC’s system designated by such Backstop Purchaser with portions of the principal amount of the global notes representing the New Skynet Notes (which global notes shall be issued to DTC) purchased by such Backstop Purchaser pursuant to its Commitments, as previously allocated by written notice of such Backstop Purchaser Ltd.;

(iii) the Debtors shall deliver all deliveries required to satisfy the conditions set forth in this Agreement;

(iv) the Debtors shall pay all fees, costs and expenses incurred by each of the Backstop Purchasers, including without limitation fees and expenses (x) of counsel(s) to each of the Backstop Purchasers, and (y) incurred in connection with the preparation and filing, including filing fees, of submissions under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) (all of the fees, costs and expenses set forth in this Section 2(b)(iv), collectively “Expenses”); and

(v) the Debtors shall pay the Backstop Fee to each of the Backstop Purchasers in accordance with Section 3.

3. Consideration for the Commitment

In consideration for the Commitment, at the Closing MHR shall receive 95% (ninety five percent) of the Backstop Fee and Schoenfeld shall receive 5% (five percent) of the Backstop Fee; provided, however that if MHR’s Commitment is adjusted pursuant to Section 1(b), Schoenfeld’s portion of the Backstop Fee shall be distributed to MHR at the Closing.

4. Representations and Warranties.

(a) Each of the Debtors hereby jointly and severally represents and warrants as of the date of this Agreement, and, other than those representations and warranties that speak only as of a specified date, as of the Closing, to each of the Backstop Purchasers that:

(i) Such Debtor is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, except where the failure to be in good standing could not, individually and in the aggregate, reasonably be expected to have a Material Adverse Effect (as defined herein), and has all requisite corporate or other power and authority to execute, deliver and perform its obligations hereunder and to consummate the transactions contemplated hereby and to own, lease and operate its properties and assets and to conduct its business as now being conducted. Such Debtor and each of its subsidiaries is duly qualified to transact business in each jurisdiction in which the nature of property owned or leased by it or the conduct of its business requires it to be so qualified, except where the failure to be duly qualified to transact business, could not, individually or in the aggregate, reasonably or be expected to have a Material Adverse Effect;

(ii) Each of such Debtor’s subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, except where the failure to be in good standing could not, individually and in the aggregate, reasonably be expected to have a Material Adverse Effect. All of the outstanding shares of capital stock of each of Ltd.’s subsidiaries is duly authorized, validly issued, fully paid and nonassessable and, with respect to the, direct and indirect, wholly owned subsidiaries of any Debtor, all such shares are owned by Ltd. or another wholly owned subsidiary of Ltd., free and clear of all liens, preemptive rights, rights of first refusal, subscription and similar rights;

(iii) Such Debtor has the requisite power and authority to execute and file with the Bankruptcy Court the Plan and the Disclosure Statement. The formulation, preparation and filing of the Plan has been (A) duly and validly authorized by all necessary corporate or other action on the part of such Debtor and (B) duly and validly executed and delivered by such Debtor. Upon the entry of the Confirmation Order, the Plan shall constitute a valid and binding obligation of such Debtor enforceable against such Debtor in accordance with its terms;

(iv) Subject to entry of the Confirmation Order and the Bermuda Order, and except for the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and any applicable state and foreign securities and communications laws, the Communications Act of 1934, the HSR Act and the Bankruptcy Code, the Confirmation Order, the Bermuda Order and the Plan (collectively, the “Applicable Requirements”), the execution, delivery and performance of this Agreement and each of the Plan Documents by such Debtor, as applicable, and the consummation by such Debtor of the transactions contemplated hereby and thereby in accordance with the terms hereof and thereof do not and shall not (A) violate any provision of the articles of incorporation or by-laws or other organizational documents of such Debtor or (B) conflict with, violate, constitute a breach of or result in the creation of a lien or any other encumbrance against such Debtor or its properties pursuant to any material contract, agreement or instrument by which such Debtor or any of its subsidiaries is bound or any judgment, order, decree, law, statute, rule, regulation or other judicial or governmental restriction to which such Debtor or any of its subsidiaries is subject, other than such violations, conflicts or breaches that have not had nor could, individually or in the aggregate, reasonably by expected to have a Material Adverse Effect;

(v) The New Skynet Notes issuable upon exercise of the Subscription Rights or purchasable pursuant to Section 1, have been or as of the Closing shall be duly authorized and reserved for issuance, and when issued, sold and delivered against payment therefor upon exercise of the Subscription Rights, or pursuant to the provisions of Section 1 or 3, as the case may be, shall be validly issued, fully paid, non-assessable and free of all liens, preemptive rights, rights of first refusal, subscription and similar rights;

(vi) Since the Balance Sheet Date (as defined below), except as set forth in the Plan or as described in the Disclosure Statement, there has not occurred with respect to the Debtors (A) any event, fact or circumstance which has had or could, individually or the aggregate, reasonably be expected to have a Material Adverse Effect or (B) any event, fact or circumstance affecting generally the industry in which the Debtors conduct their business, which could reasonably be expected to materially and adversely affect the ability of the Debtors to operate their businesses consistent with past practices;

(vii) Since the Balance Sheet Date, except as set forth in the Plan or as described in the Disclosure Statement or as approved by the Bankruptcy Court, such Debtor has carried on its business only in the ordinary and usual course consistent with past practice;

(viii) Except with respect rights or licenses for orbital slots, such Debtor has good and marketable title to all of its material real and personal properties, which on the Effective Date shall be free and clear of all liens, except (x) as set forth in the Plan or as described in the Disclosure Statement or (y) as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(ix) Except as set forth in the Plan or as described in the Disclosure Statement, there is no litigation, proceeding or governmental investigation (collectively, “Litigation”) to which such Debtor is a party which is pending, or to the knowledge of such Debtor, threatened, against such Debtor or any properties or rights of such Debtor which could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Such Debtor is not in violation of any term of any judgment, writ, decree, injunction or order entered by any court or governmental authority and outstanding against it or any of its properties or rights, except for such violations which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(x) As of the Effective Date, no Debtor shall be in conflict with, or in default or violation of, any law, order, or agreement applicable to it or by which any property or asset of such Debtor is bound or affected, except for such conflicts, defaults, or violation’s that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and

(xi) In connection with the Subscription Rights and New Skynet Notes being offered to the Backstop Purchasers hereunder and in the Rights Offering:

(x) the Debtors have not offered the Subscription Rights or New Skynet Notes by means of any form of general solicitation or general advertising, including, but not limited to, (i) any advertisement, article notice or other communication published in any newspaper, magazine or website or similar publication or similar medium or broadcast over television or the internet or (ii) any seminar, meeting or webcast whose attendees have been invited by a general solicitation or general advertising; and

(y) the Debtors and the Surviving Entities have no knowledge of any fact or circumstance which would prohibit the issuance, sale and delivery of the Subscription Rights or the New Skynet Notes, as applicable, or affect the ability of New Skynet to issue the New Skynet Notes to either of the Backstop Purchasers without registration under the Securities Act, as contemplated herein and in the Plan.

The representations and warranties set forth in this Section 4(xi)(the “Surviving Representation”) shall survive as if made, and shall be assumed by, New Skynet for a period of twelve (12) months following the date of the Closing.

(b) Each Backstop Purchaser hereby represents and warrants to the Debtors:

(i) It is a limited liability corporation, limited partnership, corporation or other entity, as the case may be, duly organized, validly existing and in good standing under the laws of its state of incorporation and has all requisite power and authority to execute, deliver and perform its obligations hereunder and to consummate the transactions contemplated hereby;

(ii) The execution, delivery and performance of this Agreement by such Backstop Purchaser and the consummation by such Backstop Purchaser of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of such Backstop Purchaser;

(iii) This Agreement has been duly executed and delivered by such Backstop Purchaser and constitutes the legal, valid and binding obligation of such Backstop Purchaser, enforceable against such Backstop Purchaser in accordance with its terms;

(iv) It is an “accredited investor” within the meaning of Regulation D of the Securities Act;

(v) It acknowledges that it has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment contemplated hereby; and

(vi) New Skynet Notes to be received by such Backstop Purchaser hereunder will be acquired for such Backstop Purchaser’s own account, not as nominee or agent, and not with a view to the resale or distribution of any part thereof in violation of the Securities Act, and such Backstop Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same in violation of the Securities Act. Notwithstanding anything in this Section 4(b)(vi) to the contrary, by making the representations herein, such Backstop Purchaser does not agree to hold the New Skynet Notes for any minimum or other specific term and reserves the right to dispose of the New Skynet Notes at any time in accordance with or pursuant to a registration statement or an exemption from the registration requirements under the Securities Act.

5 Certain Conditions.

(a) The obligations of each of the Backstop Purchasers to consummate the transactions contemplated herein shall be subject to the satisfaction (or waiver by such Backstop Purchaser, including pursuant to Section 1(b)) of each of the following conditions:

(i) (x) the order of the Bankruptcy Court confirming the Plan, which order shall provide for, among other things, the approval of this Agreement (the “Confirmation Order”), in a form reasonably satisfactory to each of the Backstop Purchasers, shall have been entered by the Bankruptcy Court, (y) such Confirmation Order shall have become Final Order (as defined in the Plan) prior to [     ], 2005 and (z) none of the Debtors shall have made a public announcement, entered into an agreement or filed any pleading, evidencing its intention to support or otherwise supports any transaction with respect to the reorganization or sale of any of the Debtors or otherwise materially inconsistent with the transactions contemplated by the Plan or this Agreement;

(ii) any plan of reorganization of the Debtors shall be consummated only on terms consistent with the Plan, in all material respects, and all of the conditions precedent to the confirmation and effectiveness of the Plan set forth in Section 12 of the Plan shall have been satisfied, in all material respect, in a manner reasonably satisfactory to each of the Backstop Purchasers;

(iii) the final documentation relating to the Plan and the transactions contemplated by the Plan, including, without limitation, the Plan Supplement and each of the Plan Documents, shall be in form and substance reasonably satisfactory to each of the Backstop Purchasers and shall be consistent with the Plan and the exhibits attached thereto, and any and all amendments or modifications to the Plan on or after the date hereof shall be in form and substance reasonably satisfactory to each of the Backstop Purchasers;

(iv) the Restructuring Transactions shall be consummated in a manner reasonably satisfactory to each of the Backstop Purchasers;

(v) (x) the representations and warranties of each of the Debtors contained in this Agreement that are qualified as to materiality shall be true and correct in all respects on and as of the date hereof and, with respect to the Debtors that are to continue in existence immediately following the Effective Date, or the successors of the Debtors or new entities created pursuant to the Plan (the “Surviving Entities”), as of the Closing, with the same force and effect as though made on and as of such date, except to the extent that any representation or warranty is made as of a specified date, in which case such representation or warranty shall be true and correct as of such specified date, and (y) the representations and warranties that are not so qualified shall be true and correct in all material respects on and as of the date hereof and, with respect to the Surviving Entities, as of the Closing, with the same force and effect as though made on and as of such date, except to the extent that any representation or warranty is made as of a specified date, in which case such representation or warranty shall be true and correct in all material respects as of such specified date, and (z) the Debtors shall have performed or complied with, in all material respects, their covenants required to be performed or complied with under this Agreement on or prior to the date hereof and the Closing, as applicable (and Ltd. shall have delivered to each of the Backstop Purchasers a certificate of its Chief Executive Officer or Chief Financial Officer to the effect that each of the conditions specified in this Section 5(a)(v) is satisfied in all respects);

(vi) the New Skynet Notes to be purchased by each of the Backstop Purchase pursuant to its Commitment shall be issued and distributed in accordance with the Plan and this Agreement pursuant to an exemption from registration under the Securities Act and

(vii) no provision of any applicable law or regulation and no judgment, injunction, decree or other legal restraint shall prohibit the consummation of the Plan, the Rights Offering or the transactions contemplated by this Agreement.

(b) The obligations of each of the Debtors to consummate the transactions contemplated herein shall be subject to the satisfaction (or waiver by the Debtors) of each of the following conditions:

(i) (x) the Confirmation Order shall have been entered by the Bankruptcy Court, (y) such Confirmation Order shall have become a Final Order (as defined in the Plan), and (z) the conditions precedent to the effectiveness of the Plan shall have been satisfied or waived in accordance with the Plan;

(ii) subject to Section 1(b), (x) the representations and warranties of each of the Backstop Purchasers contained in this Agreement that are qualified as to materiality shall be true and correct in all respects, on and as of the date hereof and the Closing, with the same force and effect as though made on and as of such date, except to the extent that any representation or warranty is made as of a specified date, in which case such representation or warranty shall be true and correct as of such specified date, and (y) the representations and warranties that are not so qualified shall be true and correct in all material respects on and as of the date hereof and the Closing, with the same force and effect as though made on and as of such date, except to the extent that any representation or warranty is made as of a specified date, in which case such representation or warranty shall be true and correct in all material respects as of such specified date, and (z) each of the Backstop Purchasers shall have performed or complied with, in all material respects, their covenants required to be performed or complied with under this Agreement on or prior to date hereof and the Closing, as applicable (and each of the Backstop Purchasers shall have delivered to the Debtors a certificate to the effect that each of the conditions specified in this Section 5(b)(iii) is satisfied in all respects); and

(iii) no provision of any applicable law or regulation and no judgment, injunction, decree or other legal restraint shall prohibit the consummation of the Plan or the Rights Offering.

6. Additional Condition.

The Commitment is subject to the further condition that there shall not have occurred between December 31, 2004 (the “Balance Sheet Date”) and the Closing, (i) any circumstance, change in or effect on the Debtors, taken as a whole, that is or could be reasonably likely to be materially adverse to the business, operations, or financial condition of the Debtors, taken as a whole, or (ii) any event, fact or circumstance that could reasonably be expected to materially impair any Debtor’s ability to enter into or consummate the transactions contemplated by the Plan or this Agreement (each of the events described in clauses (i) and (ii) above, a “Material Adverse Effect”).

7. Satisfaction of the Commitment.

(a) Each Backstop Purchaser may, in its sole discretion, satisfy its Commitment directly and/or indirectly through one or more of its affiliates, separate accounts within its control or investment funds under its or its affiliates’ management.

(b) The Backstop Purchasers may enter into any agreement or arrangement with each other relating to the transactions contemplated by this Agreement; provided, however that no such agreement or arrangement has any effect on the Commitment in the aggregate or shall relieve any party of its obligations hereunder.

8. Certain Covenants.

(a) Ltd. shall, and shall cause each of the other Debtors to, promptly provide each of the Backstop Purchasers with drafts of all documents, motions, orders, filings or pleadings that pertain to this Agreement or are otherwise material to the transactions contemplated by the Plan that any Debtor proposes to file with the Bankruptcy Court which relate to the consummation or approval of the Plan, the Disclosure Statement, this Agreement or any provision therein or herein, and shall provide each of the Backstop Purchasers with reasonable opportunity to review such filings to the extent reasonably practicable. Ltd. shall, and shall cause each of the other Debtors to, consult and cooperate with each of the Backstop Purchasers, and consider in good faith the views of the Backstop Purchaser, as contemplated by the Plan, with respect to all such filings and the acceptance or rejection prior to the Closing of any unexpired lease, license or other executory contract.

(b) Each of the Debtors shall use its reasonable best efforts to obtain all approvals, waivers, consents and other authorizations required by the Applicable Requirements, necessary in connection with the performance of the Plan and this Agreement by each of the Backstop Purchasers and the consummation by each of the Backstop Purchasers of the transactions contemplated hereby and under the Plan; provided, however that the parties shall cooperate with respect to obtaining such approvals, waivers, consents and authorizations, but neither party shall be obligated to take any action on behalf of the other party in order to obtain any such approval, waiver, consent or authorization.

(c) Ltd. shall, as requested by each of the Backstop Purchasers, either pay directly to the appropriate governmental entity, on behalf of each of the Backstop Purchasers, or reimburse each of the Backstop Purchasers for, any fees paid by each of the Backstop Purchasers in connection with its compliance with the applicable requirements of the HSR Act.

(d) The Debtors shall use their reasonable best efforts to take, or cause to be taken, promptly all actions and to do, or cause to be done, promptly all things necessary, proper or advisable in order to (i) obtain a Confirmation Order with respect to the Plan and its effectiveness, (ii) include in the Confirmation Order the approval of the payment of the Backstop Fees and Expenses and (iii) consummate the transactions contemplated by the Plan on terms consistent with the terms set forth in the Plan, including, without limitation, obtaining approval for all Applicable Requirements. Each of the Backstop Purchasers and the Debtors shall cooperate fully with each other to the extent reasonable in connection with the foregoing, and neither of the Backstop Purchasers nor any of the Debtors shall take any action for the purpose of delaying, impairing or impeding the receipt of any approval for any Applicable Requirement.

(e) The Debtors shall pay in full all Expenses incurred by each of the Backstop Purchasers in accordance with Sections 2(b)(iv) or 8(c) or, if this Agreement is terminated prior to the Closing, at the time of any such termination.

(f) The Debtors shall deliver to each of the Backstop Purchasers at least ten business days prior to the Closing a written notice, which shall (a) specify the amount payable on the Closing by such Backstop Purchaser in satisfaction of its Commitment, (b) specify the date on which the Closing is to occur and (c) designate the account to which each of the Backstop Purchasers shall deliver the amounts so payable, as set forth in Section 2(b)(i).

9. Other Backstop Purchase Commitments. Except as set forth in Section 1(b) or Section 7(b), neither Backstop Purchaser shall have any liability for the Commitment of the other Backstop Purchaser.

10. Certain Notices; Certain Information.

(a) Each of the Debtors hereby covenants that it shall promptly deliver to each of the Backstop Purchasers, and each of the Backstop Purchasers hereby covenants that it shall promptly deliver to the Debtors, written notice of any matter, event or development that would (i) render any representation or warranty made by it herein or in any of the Plan Documents to which it is a direct party inaccurate or incomplete in any respect or (ii) constitute or result in a breach by it of, or a failure by it to comply with, any covenant herein or in any of the Plan Documents to which it is a direct party and is applicable to it.

(b) Each of the Debtors shall furnish each of the Backstop Purchasers with such information regarding itself as any Backstop Purchaser may reasonably request. All such requests for information shall be made to the Chief Executive Officer of Ltd. or his designee, or, if such person is not available, to the Chief Financial Officer of Ltd.

11. Certain Consent Rights. Each of the Debtors hereby covenants that, without the prior written consent of each of the Backstop Purchasers, it shall not, prior to the Closing, enter into any agreement with respect to its securities (including securities contemplated by the Plan), or amend any existing agreement with respect to such securities in any manner inconsistent with the rights of each of the Backstop Purchasers pursuant to this Agreement.

12. Removal of Legends. In the event that, following the transactions contemplated by the Plan and this Agreement, any certificates, notes or other forms of evidence of securities (“Securities”) of New Loral or New Skynet held by each of the Backstop Purchasers bear a restrictive legend then:

(a) if either Backstop Purchaser delivers to New Loral or New Skynet, as the case may be, (i) a certificate, in a form reasonably satisfactory to such corporation certifying that such Securities have been transferred pursuant to a registration statement that is effective under the Securities Act or (ii) a certificate, in a form reasonably satisfactory to such corporation, certifying that such Securities have been transferred without registration in accordance with the requirements of Rule 144 under the Securities Act, such corporation shall, or shall instruct its transfer agent to, issue upon surrender of such Securities one or more new Securities in respect of those transferred evidenced by Securities so surrendered, which new Securities shall not bear any such legend; and

(b) if either Backstop Purchaser delivers to New Loral or New Skynet, as the case may be, an opinion of outside counsel to such Backstop Purchaser, reasonably acceptable to New Loral or New Skynet, as the case may be, that, in the opinion of such counsel, such legend is not, or is no longer, required to ensure compliance with the Securities Act, New Loral or New Skynet, as the case may be, shall, or shall instruct its transfer agent to, issue upon surrender of such Securities one or more new Securities, which new Securities shall not bear any such legend.

13. Termination by Backstop Purchaser; Survival. Each Backstop Purchaser shall be entitled to terminate its obligations under this Agreement by giving written notice thereof to Ltd. and the other Backstop Purchaser in the event any of the Debtors materially breaches this Agreement (and fails to cure such breach within ten (10) days from the receipt of notice of such breach), fails to satisfy any of the material terms or conditions of this Agreement, in all material respects, the substantial satisfaction, in all material respects, of any such term or condition becomes impossible, any of the conditions set forth in Section 5 is not satisfied by [     ], 2005 or Ltd. or any other Debtor shall have made a public announcement, entered into an agreement or filed any pleading, evidencing its intention to support or otherwise supports any transaction with respect to the reorganization or sale of any of the Debtors or otherwise materially inconsistent with the transactions contemplated by this Agreement and the Plan. Upon any termination of or non-occurrence of the Closing pursuant to this Agreement, the provisions of Sections 8(e), 14, 15, 16 and 18 shall survive any such termination.

14. Indemnification.

(a) If (i) the Debtors or any Surviving Entities breach the Surviving Representation or (ii) any action, suit or proceeding (related to or arising from this Agreement or the transactions contemplated hereby) shall be commenced against, or any claim or demand (related to or arising from this Agreement or the transactions contemplated hereby) shall be asserted against either of the Backstop Purchasers by a third-party, then the Surviving Entities, on a joint and several basis, (each, an “Indemnifying Party”) shall indemnify, defend and hold harmless each Backstop Purchaser and each such Backstop Purchaser’s affiliates and each of their respective officers, directors, managers, partners, stockholders, employees, advisors, agents and other representatives and any affiliate of the foregoing, and each of their respective successors and permitted assigns (each, an “Indemnified Party”) from and against, and shall promptly reimburse each Indemnified Party for, all losses, damages, liabilities, costs and expenses, including, without limitation, interest, court costs and reasonable attorneys’ fees and expenses arising or resulting from or in connection with (i) any such breach of the Surviving Representation for which the Backstop Purchasers have asserted a claim in accordance with this Section 14 on or prior to one year following the date of the Closing and (ii) any such action, suit or proceeding by a third-party (collectively, “Indemnified Liabilities”); provided, however that Indemnified Liabilities shall exclude any portion of such losses, damages, liabilities, costs or expenses resulting from an Indemnified Party’s gross negligence or willful misconduct.

(b) Each Indemnified Party entitled to indemnification hereunder shall (i) give prompt written notice to the Indemnifying Party of any claim with respect to which it seeks indemnification or contribution pursuant to this Agreement and (ii) permit such Indemnifying Party to assume the defense of such claim with counsel selected by the Indemnified Party and reasonably satisfactory to the Indemnifying Party; provided, however, that any Indemnified Party entitled to indemnification hereunder shall have the right to employ separate counsel and to participate in the defense of such claim, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (x) the Indemnifying Party has agreed in writing to pay such fees and expenses, (y) the Indemnifying Party shall have failed to assume the defense of such claim within 20 days of delivery of the written notice of the Indemnified Party with respect to such claim or failed to employ counsel selected by such Indemnifying party and reasonably satisfactory to such Indemnified Party or (z) in the reasonable judgment of such Indemnified Party, based upon advice of its counsel, a conflict of interest may exist between such Indemnified Party and the Indemnifying Party with respect to such claims (in which case, if the Indemnified Party notifies the Indemnifying Party in writing that it elects to employ separate counsel at the expense of the Indemnifying Party, the Indemnifying Party shall not have the right to assume the defense of such claim on behalf of such Indemnified Party). In connection with any settlement negotiated by an Indemnifying Party, no Indemnifying Party shall, and no Indemnified Party shall be required by an Indemnifying Party to, (i) enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to the Indemnified Party of a release from all liability in respect to such claim or litigation (ii) enter into any settlement that attributes by its terms liability to the Indemnified Party, or (iii) consent to the entry of any judgment that does not include as a term thereof a full dismissal of the litigation or proceeding with prejudice. In addition, without the consent of the Indemnified Party (which consent shall not be unreasonably withheld), no Indemnifying Party shall be permitted to consent to entry of any judgment or enter into any settlement which provides for any action on the part of the Indemnified Party other than the payment of money damages which are to paid in full by the Indemnifying Party. If an Indemnifying Party fails or elects not to assume the defense of a claim pursuant to clause (y) above, or is not entitled to assume or continue the defense of such claim pursuant to clause (z) above, the Indemnified Party shall have the right without prejudice to its right of indemnification hereunder to, in its discretion exercised in good faith and upon advice of counsel, to contest, defend and litigate such claim and may settle such claim, either before or after the initiation of litigation, at such time and upon such terms as the Indemnified Party deems fair and reasonable; provided, however that at least 10 days prior to any settlement, written notice of its intention to settle is given to the Indemnifying Party. If requested by the Indemnifying Party, the Indemnified Party agrees (at no expense to the Indemnified Party) to cooperate with the Indemnifying Party and its counsel in contesting any claim that the Indemnifying Party elects to contest.

15. Notices. All notices and other communications hereunder must be in writing. Any notice or other communication hereunder shall be deemed duly delivered when received by the party for whom it is intended as evidenced by an executed receipt after it is sent by registered or certified mail, return receipt requested, postage prepaid, or via a reputable international overnight courier service, in each case to the intended recipient at the address therefor set forth on the signature page hereto. Any party hereto may give any notice or other communication hereunder by personal delivery or telecopy, but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party may change the address to which notices and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

Notices shall be addressed as follows:

If to MHR:	MHR Fund Management LLC 40 West 57th Street, 24th Floor New York, NY 10019 Attention: Hall Goldstein Fax: (212) 262-9356

If to Schoenfeld:	Thracia LLC c/o P. Schoenfeld Asset Management LLC 1330 Avenue of the Americas New York, NY 10019 Attention: Frank Argenziano, CFO Fax: (212) 649-9540

For MHR and Schonefeld With a copy to:	Stroock & Stroock & Lavan LLP 180 Maiden Lane New York, New York 10038-4982 Attention: Doron Lipshitz, Esq. Fax: (212) 806-6006

And

If to the Debtors:	Loral Space & Communications Ltd. 600 Third Avenue New York, New York 10016 Attention: Bernard Schwartz Fax:

With a copy to:	Weil, Gotshal & Manges LLP

767 Fifth Avenue
New York, New York 10153
Attention:
Fax:

16. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, and, except as contemplated by Section 7 hereof, no party may assign, delegate or otherwise transfer any of its rights or obligations hereunder without the consent of the other parties hereto. Nothing in this Agreement is intended to confer upon any person not a party to hereto any right, benefit or remedy of and nature whatsoever under or by reason of this Agreement, including, without limitation, to confer third party beneficiary rights.

17. Amendments. This Agreement represents the final agreement among the parties hereto with respect to the subject matter hereof and may not be contradicted by evidence of prior or contemporaneous agreements of the parties. There are no unwritten oral agreements between the parties relating to the subject matter hereof. This Agreement may not be amended or modified except by a written instrument signed by each of the Backstop Purchasers and Ltd.

18. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to its principles of conflicts of law.

19. Effectiveness. This Agreement shall become effective and validate the legal obligations of the parties hereto upon the later of:

(a) he exchange of executed counterparts of this Agreement by you and MHR;

(b) he approval of this Agreement by the Bankruptcy Court; and

(c) any approvals required by the Bermuda joint provisional liquidators or the Bermuda court that has jurisdiction over the cases of Ltd. and Loral Licensing Ltd.

[Remainder of Page Intentionally Blank]

This Agreement may be executed in counterparts which, taken together, shall constitute one and the same instrument. If you are in agreement with the foregoing, please execute the enclosed copy of this Agreement as indicated and return it to the undersigned.

Very truly yours,

MHR CAPITAL PARTNERS LP
MHR CAPITAL PARTNERS (100) LP

By: MHR Advisors LLC, general partner

By:

Name:
Title:

MHR INSTITUTIONAL PARTNERS II LP
MHR INSTITUTIONAL PARTNERS IIA LP

By: MHR Institutional Advisors II LLC, general partner

By:

Name:
Title:

THRACIA LLC

By:

By:

Name:
Title:

ACCEPTED AND AGREED TO:

Loral Space & Communications Ltd.

By

Name:
Title:

Loral SpaceCom Corporation
Loral Space & Communications Corporation
Loral Satellite, Inc. Space Systems/Loral, Inc.
Loral Communications Services, Inc.
Loral Ground Services, L.L.C.
Loral Orion, Inc.
Loral CyberStar Global Services, Inc.
Loral Cyberstar GmbH
Loral CyberStar Japan, Inc.
Loral CyberStar Services, Inc.
Loral CyberStar Holdings, L.L.C.
Loral CyberStar International, Inc
Loral Asia Pacific Satellite (HK) Limited
SS/L Export Corporation
CyberStar, L.P.
CyberStar, L.L.C.

Loral Skynet Network Services, Inc.

Loral Licensing Ltd.

By: Loral Space & Communications Ltd., as
attorney-in-fact for each of the foregoing entities

By

Name:
Title:

EXHIBIT A

[Plan of Reorganization]

EXHIBIT E

LIST OF NEW LORAL EMPLOYMENT CONTRACTS

1	Schwartz, Bernard

2	Capogrossi, John

3	Clonan, Jeanette

4	DeWitt, Pat

5	Haley, Ron

6	Jackson, Steve

7	Katz, Avi

8	Mack, Russell

9	Mastoloni, Richard

10	Rein, Harvey

11	Senatore, Wayne

12	Sitler, Barry

13	Townsend, Richard

14	Yeung, Janet

15	Zahler, Eric

SCHEDULE A1

1. Loral SpaceCom Corporation [Skynet]

2. Loral Space & Communications Ltd.

3. Loral Space & Communications Corporation

4. Loral Satellite, Inc.

5. Space Systems/Loral, Inc.

6. Loral Communications Services, Inc. [CyberStar Licensee, Inc.]

7. Loral Ground Services, L.L.C.

8. Loral Orion, Inc. [Loral CyberStar, Inc.] [Loral Orion Services, Inc.] [Loral Orion Network Systems, Inc.] [Orion Network Systems, Inc.]

9. Loral CyberStar Global Services, Inc. [Loral Global Services, Inc.]

10. Loral Cyberstar GmbH [Loral Orion – Europe GmbH] [Orion Network Systems – Europe GmbH] [Teleport Europe GmbH]

11. Loral CyberStar Japan, Inc. [Loral Orion Japan, Inc.]

12. Loral CyberStar Services, Inc.

13. Loral CyberStar Holdings, L.L.C.

14. Loral CyberStar International, Inc. [Atlantic Europe, Inc.]

15. Loral Asia Pacific Satellite (HK) Limited

16. SS/L Export Corporation

17. CyberStar, L.P.

18. CyberStar, L.L.C.

19. Loral Skynet Network Services, Inc. [Loral CyberStar Data Services Corporation] [Loral CyberStar, Inc.]

20. Loral Licensing Ltd. [Loral Orion Holdings Ltd.]

SCHEDULE 8.1

Schedule of Executory Contracts and Unexpired Leases
to be Assumed Pursuant to the Plan of Reorganization

Inclusion of any contract or lease included herein is not an admission that such contract or lease is an executory contract or unexpired lease. The Debtors hereby reserve their rights to assert that any of the contracts or leases on this Schedule 8.1 are not executory contracts or unexpired leases.

Description of
Agreement	Contracting Party	Effective Date	Contact Information

1 Other names, if any, used by the Debtors in last 6 years appear in brackets.